UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IRVINE SENSORS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of transaction: $10,000,000

	(5)	Total fee paid:
$1,146

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

IRVINE SENSORS CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 19, 2012

TO THE STOCKHOLDERS OF IRVINE SENSORS CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Irvine Sensors Corporation, a Delaware corporation, will be held on January 19, 2012 at 2:00 p.m., Pacific Time at the offices of Dorsey & Whitney LLP, located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To approve the sale of substantially all of the assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business pursuant to that certain Asset Purchase Agreement dated October 17, 2011 with Vectronix Inc. (the “Asset Purchase Agreement”);

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock to 800,000,000;

3.	To approve an amendment to our Certificate of Incorporation to change our name from “Irvine Sensors Corporation” to “ISC8 Inc.”; and

4.	To transact such other business as may properly come before the Special Meeting of Stockholders or any adjournment(s) or postponement(s) thereof (the “Special Meeting”).

Only stockholders of record at the close of business on November 21, 2011 are entitled to notice of and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at our executive offices located at 3001 Red Hill Avenue, Costa Mesa, California 92626 and at the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Stockholders may have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card(s) sent to you.

You may revoke your proxy at any time prior to the closing of the polls at the Special Meeting. If you attend the Special Meeting and you choose to vote in person at the Special Meeting, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. If your shares are held in the name of a bank, brokerage firm, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote in person at the Special Meeting.

Please note: If you hold your shares in the name of a brokerage firm, bank or other nominee, your nominee may determine to vote your shares at its own discretion, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the approval of the foregoing proposals and other non-routine matters, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your brokerage firm or bank to ensure your vote will count.

i

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Marcus A. Williams
Marcus A. Williams
Costa Mesa, California	Senior Vice President and Secretary
December 21, 2011

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 19, 2012

The proxy statement for the Special Meeting is available through direct links on our home page at our website address, www.ISC8.com/about-us/investors.html.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS	i
PROXY STATEMENT	1
INFORMATION CONCERNING SOLICITATION AND VOTING	5
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	8
RISK FACTORS	8
MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING	19
PROPOSAL ONE: APPROVAL OF SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED OR HELD FOR USE IN CONNECTION WITH, NECESSARY FOR OR RELATING TO OUR THERMAL IMAGING BUSINESS PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT DATED OCTOBER 17, 2011 WITH VECTRONIX INC.	19
PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 800,000,000 SHARES	41
PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO “ISC8 INC.”	44
OTHER MATTERS	44
CHANGE OF CONTROL	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	45

IRVINE SENSORS CORPORATION

3001 Red Hill Avenue, Building 4-108

Costa Mesa, California 92626

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 19, 2012

The enclosed proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of Irvine Sensors Corporation, a Delaware corporation doing business as ISC8, for use at the Special Meeting of Stockholders to be held on January 19, 2012 at 2:00 p.m., Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Special Meeting”). The Special Meeting will be held on January 19, 2012 at the offices of Dorsey & Whitney LLP, located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California. These proxy solicitation materials are being mailed on or about December 21, 2011 to all stockholders of record entitled to notice and to vote at the Special Meeting as of the close of business on November 21, 2011 (the “Record Date”).

The specific proposals to be considered and acted upon at the Special Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.

References in this proxy statement to “we,” “us,” “our,” “Irvine Sensors” and “ISC8” collectively refer to Irvine Sensors Corporation and its subsidiaries.

Summary of the Terms of the Asset Sale Described in Proposal One

The following summary provides an overview of the proposed sale of our Thermal Imaging Business (as defined below) discussed in this proxy statement and the attached appendices. This summary also contains cross-references to the more detailed discussions elsewhere in this proxy statement. This summary may not contain all of the information that is important to you. To understand fully the proposed sale of our Thermal Imaging Business and for a more complete description of the terms thereof, you should carefully read this entire proxy statement and the attached appendices in their entirety, and the other documents to which we refer in this proxy statement. Complete copies of these other documents are available on the SEC’s web site at www.sec.gov or from us, without charge, by writing to our Corporate Secretary at our principal executive offices at 3001 Red Hill Avenue, Building 4-108, Costa Mesa, California 92626.

The Transaction (see page 20)

We have entered into that certain Asset Purchase Agreement dated October 17, 2011 (the “Asset Purchase Agreement”) with Vectronix Inc. (“Vectronix”), which provides for our sale to Vectronix of substantially all of the assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business (the “Transaction”). The “Thermal Imaging Business” consists of our business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by us and our subsidiaries prior to October 17, 2011 subject to any changes in that business between October 17, 2011 and the closing that are permitted under the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, (i) Vectronix has agreed to pay $10 million in cash to us for the purchased assets, subject to certain adjustments, and to assume certain of our liabilities, as described in the Asset Purchase Agreement; and (ii) subject to the satisfaction of certain thresholds, Vectronix is also obligated to pay to us commissions on a semi-annual basis for core engines and certain existing products of the Thermal Imaging Business sold by Vectronix or its commercial business units over the five year period following the closing of this Transaction

(the “Closing”). In the event the sales thresholds are not met, in most instances we will not earn a commission. In addition, the Asset Purchase Agreement provides for the cancellation of our existing obligation to repay an outstanding advance to an affiliate of Vectronix as of the Closing (which obligation was approximately $544,750 as of October 2, 2011). Our stockholders are not participating in the Transaction nor will they receive any of the consideration in the Transaction.

The Parties (see page 19)

Irvine Sensors Corporation is a Delaware corporation doing business as ISC8. Our principal executive offices are located at 3001 Red Hill Avenue, Building 4-108, Costa Mesa, California 92626, and our telephone number is (714) 549-8211.

Vectronix Inc. is a Delaware corporation. Vectronix’s principal executive offices are located at 801 Sycolin Road SE, Suite 206, Leesburg, Virginia 20175, and its telephone number is (703) 777-3900.

Risk Factors (see page 8)

The “Risk Factors” beginning on page 8 of this proxy statement should be considered carefully by you in evaluating whether to approve and adopt the Asset Purchase Agreement and the transactions contemplated thereby. These risk factors should be considered along with any other information included in this proxy statement.

Recommendation by our Board of Directors (see page 39)

After careful consideration, our Board of Directors has determined that the Transaction is fair to, advisable and in the best interests of us and our stockholders, and unanimously recommends that you vote “FOR” the adoption and approval of the Asset Purchase Agreement and the transactions contemplated thereby.

Opinion of our Financial Advisor (see page 24)

Klein Farber Corporate Finance Inc. (“Klein Farber”) was engaged by our Board of Directors to render an opinion to our Board of Directors as to the fairness, from a financial point of view, of the Transaction to the Company and its stockholders, including the consideration to be received by us in the Transaction. Our Board of Directors considered this opinion in deciding to approve the Transaction.

The full text of Klein Farber’s written opinion is included as Appendix B to this proxy statement. We urge you to carefully read the opinion in its entirety. Klein Farber’s opinion is for the information and assistance of our Board of Directors and does not constitute a recommendation to any stockholder on whether such stockholder should vote in favor of the Transaction.

Conditions to the Transaction (see page 35)

Several conditions must be satisfied or waived before the Closing, including, among others, those summarized below:

•	approval and adoption of the Asset Purchase Agreement and approval of the Transaction by the holders of a majority of the shares of our Common Stock;

•	absence of a material adverse effect on the Thermal Imaging Business or its financial condition;

•	absence of any law, regulation or order making the Transaction illegal or otherwise prohibiting the Transaction;

•	accuracy of each party’s respective representations and warranties in the Asset Purchase Agreement;

•	compliance by each party with its covenants set forth in the Asset Purchase Agreement; and

•	receipt of certain approvals and consents required in connection with the Transaction, including a Section 721 clearance letter from the Committee on Foreign Investment in the United States (“CFIUS”).

We or Vectronix May Terminate the Asset Purchase Agreement Under Certain Circumstances (see page 37)

The Asset Purchase Agreement may be terminated under specified circumstances, including, among others:

•	by mutual written consent of Vectronix and us at any time prior to the Closing;

•

by Vectronix or us if the Closing has not occurred by January 31, 2012, unless the Special Meeting occurs on or after January 27, 2012, in which case either party may terminate if the Closing has not occurred by February 7, 2012;

•	by Vectronix or us if a governmental authority has taken a non-appealable action to prohibit the consummation of the Transaction;

•

by Vectronix or us if, prior to the Closing, the other party is in material default or breach of any representation, warranty, covenant, or agreement contained in the Asset Purchase Agreement, and the default or breach is not cured within 30 days following notice by the non-breaching party; or

•	by Vectronix if events constituting a material adverse effect on the Thermal Imaging Business or its financial condition have occurred.

We are Prohibited from Soliciting Other Offers (see page 36)

The Asset Purchase Agreement contains detailed provisions that limit us from taking certain actions to solicit or engage in discussions or participate in negotiations with any person or group with respect to an alternative acquisition proposal. The Asset Purchase Agreement does not, however, prohibit our Board of Directors from considering and potentially recommending an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Voting Agreement (see page 28)

In connection with the Asset Purchase Agreement, certain of our stockholders entered into a Stockholder Voting and Support Agreement with Vectronix dated October 17, 2011, pursuant to which they have agreed, among other things, to vote (or cause to be voted) all shares of our Common Stock owned by them in favor of the Asset Purchase Agreement.

Our Stockholders Do Not Have Appraisal Rights (see page 9)

Our stockholders are not entitled to appraisal rights due to the Transaction under either our organizational documents or applicable Delaware law.

Material Tax Consequences (see page 27)

The proposed sale of the assets will not be a taxable event for our stockholders under applicable United States federal income tax laws, but may be taxable to us to the extent the gain on the proposed sale of assets is not entirely offset by our current year operating losses and any permissible operating loss carry-forwards.

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is important. Because many stockholders cannot attend the Special Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically. Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting. Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Voting and Quorum

We have two classes of securities currently authorized: Common Stock (500,000,000 shares authorized) and preferred stock (1,000,000 shares authorized). On the Record Date, approximately 113,695,800 shares of our Common Stock were issued and outstanding, no shares of our Series A-1 preferred stock (“Series A-1 Stock”) were issued and outstanding, no shares of our Series A-2 preferred stock (“Series A-2 Stock”) were issued and outstanding, 1,800 shares of our Series B preferred stock (“Series B Stock”) were issued and outstanding and no shares of our Series C Convertible Preferred Stock (“Series C Stock”) were issued and outstanding. Collectively, we sometimes refer to the Series A-1 Stock, the Series A-2 Stock, the Series B Stock and the Series C Stock as the “Preferred Stock.” On the Record Date, according to information provided by our transfer agent, there were approximately 765 holders of record of our Common Stock, no holders of record of our Series A-1 Stock, no holders of record of our Series A-2 Stock, 30 holders of record of our Series B Stock, and no holders of record of our Series C Stock. Each holder of Common Stock is entitled to one vote on each matter brought before the Special Meeting for each share of Common Stock held by such stockholder on the Record Date. The holders of shares of Preferred Stock are not entitled to vote on any of the matters brought before the Special Meeting. The holders of a majority of our issued and outstanding capital stock that is present in person at the Special Meeting or represented by proxy and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business.

All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the Special Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to such matter.

Brokers who hold shares of our Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” which includes all of the proposals currently proposed for consideration at the Special Meeting, without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the Special Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If your broker or other nominee holds your shares of our Common Stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting.

Votes Required

Proposal One:	Approval of the sale of substantially all of our assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business pursuant to the Asset Purchase Agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal.
Proposal Two:	Approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 800,000,000 requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal.
Proposal Three:	Approval of an amendment to our Certificate of Incorporation to change our name to ISC8 Inc. requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Special Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the shares represented by your properly completed proxy will be voted as our Board of Directors recommends with respect to each of the proposals. Thus, where no instructions are given, such proxies will be voted FOR all of the proposals set forth on the proxy card. If any matter not described in this proxy statement is properly presented for action at the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before its use by any of the following actions: (i) delivering a written notice of revocation to our Corporate Secretary at our principal executive offices at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, (ii) delivering a duly executed proxy bearing a later date to our Corporate Secretary at the foregoing address or (iii) personally attending the Special Meeting and revoking your proxy. The method by which you vote will in no way limit your right to vote at the Special Meeting if you later decide to attend in person. Your attendance at the Special Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Special Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If we do elect to retain a proxy solicitor, we will pay the proxy solicitor reasonable and customary fees. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals for Next Annual Stockholders Meeting

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in the proxy statement for our 2012 Annual Meeting of Stockholders. These stockholder proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), must be received by us no later than October 11, 2011, which is 120 calendar days prior to the anniversary date of the mailing of the proxy statement for our 2011 Annual Meeting of Stockholders. All stockholder proposals must be in compliance with applicable laws and regulations and our bylaws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders. Stockholders also are advised to review our bylaws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations. The deadline under our current bylaws for submitting such stockholder proposals or a nomination for a director that is to be included in the proxy solicitation materials for our 2012 Annual Meeting of Stockholders is also October 11, 2011. Stockholder proposals should be addressed to our Corporate Secretary at our principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626.

In addition, the proxy solicited by our Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than December 25, 2011, which is 45 calendar days prior to the anniversary date of the mailing of the proxy statement for our 2011 Annual Meeting of Stockholders. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 19, 2012:

The proxy statement for the Special Meeting is available through direct links on the home page of our website at: www.ISC8.com/about-us/investors.html.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements based on assumptions by our management as of the date of this document, including assumptions about risks and uncertainties faced by us. When used in this document, the words “believe,” “expect,” “anticipate,” “intend,” “will,” “may,” “could” and similar verbs or expressions are intended to identify such forward-looking statements.

If management’s assumptions prove incorrect or should unanticipated circumstances arise, our actual results could differ materially from those anticipated. These differences could be caused by a number of factors or combination of factors beyond our control including, by not limited to, the risks described below. You are urged to consider such factors when evaluating any forward-looking statement, and we caution you not to put undue reliance on any forward-looking statement.

RISK FACTORS

We are currently subject to a variety of risks to our business, operations and financial status. Those risks can be grouped into the general categories of risks related to the Transaction with Vectronix and risks associated with the operation of our business. If any of the following risks actually occur, our results of operations, cash flows, and the market for and market price of our stock could be negatively impacted. Although we believe that we have identified and discussed below the key risk factors affecting our business, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our performance or financial condition.

Risks Related to the Transaction with Vectronix

The Transaction will be subject to CFIUS notification.

Based on a joint voluntary notice of the Transaction filed by the parties with CFIUS, the Transaction will be subject to consideration by CFIUS and, potentially, the President of the United States under Section 721 of the Defense Production Act of 1950. Although we believe CFIUS will issue a Section 721 clearance letter for the Transaction, CFIUS or the President of the United States could take a different position.

Our business will be adversely affected if the Transaction is not completed.

Completion of the Transaction is subject to several closing conditions, including obtaining the requisite stockholder approval and issuance of a CFIUS Section 721 clearance letter. We may be unable to obtain such approval or clearance letter or to fulfill the other closing conditions on a timely basis or at all. Our future operations may be negatively impacted if the Transaction is not consummated as we are relying on the receipt of the cash proceeds in order to fund our near term operations. In addition, to the extent that potential customers and suppliers are uncertain about our future direction, our future financial status and future operational activities may also be adversely affected in the event the Transaction is not completed.

There is no guarantee that the Transaction will close, or if consummated, that it will meet our financial needs.

Our aggregate liquidity needs over the next twelve months derived from debt service, operations and on-going product development activities are not likely to be fully satisfied from the initial proceeds that we may realize from the Transaction. Furthermore, there can be no assurance that possible additional commissions from the Transaction will replace or exceed the contribution margins that we may be able to receive in the future if we retain our Thermal Imaging Business rather than selling it. Failure to timely consummate the Transaction could materially impair our ability to maintain our current operations and new product development activities.

Even if the Transaction closes, we may be subject to indemnification claims for a significant part of the purchase price over the five years following the Closing.

The Asset Purchase Agreement obligates us to indemnify Vectronix under certain circumstances, including, among other things, for breaches of the representations and warranties contained in the Asset Purchase Agreement, as well as a special indemnity in the event of infringement of certain intellectual property used in the Thermal Imaging Business. Our indemnification obligation for certain infringement issues may reach up to $8.0 million in the event claims are raised during the five years following the Closing, although the indemnification cap is reduced each year to the extent there are no claims made in the interim.

Vectronix may not achieve the sales targets necessary for us to realize any commission payments under the Asset Purchase Agreement.

Although we have the opportunity to earn commission payments following the Closing for sales by Vectronix and its business units of core engines and certain existing products of the Thermal Imaging Business, the Asset Purchase Agreement does not include any guarantee of payment, and such payments will only be made if defined sales thresholds are met in most instances. For example, in order for us to be paid a commission on core engine sales, Vectronix and its commercial business unit must sell at least 2,500 core engines during each annual calculation period. Our ability to earn any commissions will depend primarily on the efforts of Vectronix and its business unit, and you should not rely on the receipt of any commissions set forth in the Asset Purchase Agreement.

Our stockholders have no dissenters’ rights of appraisal.

Our stockholders are not entitled to dissent from the Transaction and assert appraisal rights under our organizational documents or under applicable Delaware law. Accordingly, our stockholders do not have the right to seek a judicial determination of the fair value of the Transaction.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Transaction.

The Asset Purchase Agreement contains terms and conditions that make it more difficult for us to sell our Thermal Imaging Business to a party other than Vectronix. These “no shop” and confidentiality provisions impose restrictions on us that, subject to certain exceptions, limit our ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of the Thermal Imaging Business.

If our stockholders approve the Transaction, we and Vectronix may modify or waive one or more conditions to the Transaction without having to obtain further stockholder approval.

Each of the conditions to Vectronix’s and our obligations to complete the Transaction may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Vectronix and us if the condition is a condition to both parties’ obligation to complete the Transaction, or by the party for which such condition is a condition of its obligation to complete the Transaction. If our stockholders approve the Transaction at the Special Meeting and either we or Vectronix subsequently waive a condition to the Closing contained in the Asset Purchase Agreement, our Board of Directors will evaluate the materiality of any such waiver to determine whether stockholder approval of the amendment is necessary. If our Board of Directors determines such waiver is not significant enough to require resolicitation of our stockholders, or that the waiver or modification is in the best interests of us and our stockholders, based upon the authority conferred by the stockholders’ approval of proposal one set forth in this proxy statement, our Board of Directors will be authorized to complete the Transaction without seeking further stockholder approval.

The Thermal Imaging Business could be a lost opportunity for us following the consummation of the Transaction.

Although our Board of Directors has determined that the Transaction is in furtherance of our long-term business strategy and is advisable, fair to, and in the best interests of, us and our stockholders, by disposing of our Thermal Imaging Business we are effectively exiting the thermal camera products business. Not only have we agreed to dispose of substantially all of our assets related to our Thermal Imaging Business, we have also agreed to be bound by non-competition covenants in the Asset Purchase Agreement which preclude our ability to re-enter the thermal camera products business at any time within eight years following the Closing.

Risks Related to our Business and Operations

We have significant debt that must be serviced in cash over the next twelve months. In this interval, this obligation will place priority demands on our liquidity and create additional risks if the repayment and covenant obligations of this debt are not fulfilled.

As of October 2, 2011, we have a secured subordinated promissory note, with a remaining principal balance of approximately $2.1 million, payable to Timothy Looney pursuant to settlement of litigation, which has existing and increasing monthly debt service obligations through July 2012. We also have approximately $4.3 million of subordinated secured promissory notes, the holders of which can demand repayment any time on or after July 16, 2012. If we choose to allocate some of the proceeds from this Transaction or other financings to the retirement or service of these notes, such action will substantially decrease our discretionary liquidity and potentially restrict our prospects to increase our total revenues to levels necessary to achieve self-sustaining cash flow from operations. In such an instance or in the event that we are unable to repay our debt when due, we may have to seek additional financing, and there can be no guarantee that such financing would be available on a timely basis, on terms that are acceptable or at all. Failure to meet the repayment or other obligations of our existing debt could result in acceleration of debt maturity, which could materially adversely affect our business, results of operations and financial condition and threaten our financial viability.

We may consider divesting other assets to improve our liquidity or to focus our business operations.

To address our financial needs, we sold a large portion of our patent portfolio in 2009, have entered into the Asset Purchase Agreement to potentially sell our Thermal Imaging Business and may enter into agreements to sell other assets in the future. We also may wish to divest assets to focus our resources on selected business opportunities. We may not be able to complete such sales, if any, on acceptable terms, on a timely basis or at all, and such sales, if any, could materially adversely affect our future revenues. Furthermore, we have lenders with security interests in substantially all of our assets, and such sales would therefore require such lenders’ consent and not likely generate any direct benefits to stockholders and could materially impair our ability to maintain our current operations.

Since 2006, we have engaged in multiple financings, which have significantly diluted existing stockholders and will likely result in substantial additional dilution in the future.

Assuming conversion of all of our existing convertible securities as presently authorized and exercise in full of all options and warrants outstanding as of October 2, 2011, an additional approximately 302.0 million shares of our common stock would be outstanding, as compared to the approximately 113.7 million shares of our common stock that were issued and outstanding at that date. Since October 1, 2008 through October 2, 2011, we have issued approximately 111.0 million shares of our common stock, largely to fund our operations and retire debt, resulting in significant dilution to our existing stockholders. Any additional equity or convertible debt financings in the future will likely result in further dilution to our stockholders. Existing stockholders also will suffer significant dilution in ownership interests and voting rights, and our stock price could decline as a result of potential future application of price anti-dilution features of our Subordinated Notes, if not waived.

We may need to raise additional capital to fund our operations and service our debt, and if such capital is not available to us on terms that are acceptable to us, on a timely basis or at all, our operations could be seriously curtailed.

Largely as a result of the Institutional Financing and the Senior Subordinated Notes financings in fiscal 2011, at October 2, 2011, our working capital deficit had been reduced but was still approximately $4.1 million. We experienced an operational use of cash in the amount of approximately $14.0 million in fiscal 2011. If we are not able to substantially grow our revenues in the near future, we anticipate that we may require additional capital to meet our working capital needs, fund our operations and meet our debt service obligations. We cannot assure you that any additional capital from financings or other sources will be available on a timely basis, on acceptable terms, or at all, or that the proceeds from any financings will be sufficient to address our near term liquidity requirements. If we are not able to obtain needed additional capital, our business, financial condition and results of operations could be materially and adversely affected, and we may be forced to curtail our operations.

We anticipate that our future capital requirements will depend on many factors, including:

•	our ability to meet our current obligations, including trade payables, payroll and fixed costs;

•	our required service on our debt and settlement obligations payable over the next twelve months;

•	our ability to procure additional contracts, and the timing of our deliverables under our contracts;

•	our ability to earn commissions under the Asset Purchase Agreement and avoid any indemnification obligations thereunder;

•	the timing of payments and reimbursements from U.S. Government and other contracts;

•	our ability to control costs;

•	our ability to commercialize our technologies and achieve broad market acceptance for such technologies;

•	increased sales and marketing expenses;

•	our ability to divest assets as we deem necessary;

•	technological advancements and competitors’ responses to our products;

•	capital improvements to new and existing facilities;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, a slump in the semiconductor market, acts of war or terrorism and the current international conflicts.

Our ability to raise additional capital may be limited because, as a company that is quoted on the Over-The-Counter Bulletin Board (“OTCBB”), we are no longer eligible to use Form S-3 to register the resale of securities issued in private financings. Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, or substantial transaction costs or break-up fees in certain instances. Financings may also involve substantial dilution to existing stockholders, and may cause additional dilution through adjustments to certain of our existing securities under the terms of their antidilution provisions. If adequate funds are not available on acceptable terms, or at all, our business and revenues may be adversely affected and we may be unable to continue our operations at current levels, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Our Institutional Financing has created substantial and continuing non-cash accounting charges that will make it difficult for us to achieve net profit and positive net worth while our new debt instruments are outstanding.

The Subordinated Notes we issued in the Institutional Financing in December 2010, March 2011 and July 2011 contain features that are deemed to create a derivative liability under accounting principles. At October 2, 2011, our aggregate derivative liability was valued at $13,352,800, largely as a result of these instruments. Because of the price volatility of our common stock, this derivative liability could increase substantially in future reporting periods if the market value of our common stock were to increase from the $0.095 per share value of October 2, 2011. Such change in the value of derivative liability would be recorded as an expense in our consolidated statement of operations, making it difficult to achieve net profit. In addition, the aggregate recorded derivative liability has already adversely affected our stockholders’ deficit and any future increases in derivative liability would further adversely affect such stockholders’ deficit, making it more difficult for us to meet criteria for re-listing our common stock on Nasdaq or some other national securities exchange. The effect of these derivative liabilities would ultimately be eliminated if the associated debt instruments were converted to equity pursuant to their terms, but we cannot guarantee such an outcome.

If we are not able to commercialize our technology, we may not be able to increase our revenues or achieve or sustain profitability

Since commencing operations, we have developed technology, principally under U.S. Government research and development contracts, for various defense-based applications. However, since our margins on U.S. Government contracts are generally limited, and our revenues from such contracts are tied to U.S. Government budget cycles and influenced by numerous political and economic factors beyond our control, and are subject to our ability to win additional contracts, our long-term prospects of realizing significant returns from our technology or achieving and maintaining profitability will likely also require penetration of commercial markets. In prior years, we have made significant investments to commercialize our technologies without significant success. These efforts included the purchase and later shut down of a manufacturing line co-located at an IBM facility, the formation of the Novalog, MicroSensors, Silicon Film, RedHawk and iNetWorks subsidiaries and the development of various stacked-memory products intended for commercial markets in addition to military and aerospace applications. These investments have not resulted in consolidated profitability to date, other than the profit realized in fiscal 2009 largely from the significant gains described above. Furthermore, a majority of our historical total revenues, including in fiscal 2011, have been generated directly or indirectly from U.S. Government customers.

Our Institutional Financing has also resulted in substantial control by our primary investors over the outcome of stockholder voting and Board decisions.

Costa Brava Partnership III L.P. (“Costa Brava”) and The Griffin Fund LP (“Griffin”), our primary institutional investors, collectively control approximately 49% of our presently issued and outstanding common stock and have the ability to convert their Subordinated Notes into additional shares of common stock at any time, thereby increasing their aggregate percentage ownership. In addition, they have nominated four of the nine directors that presently serve on our Board of Directors. Accordingly, Costa Brava and Griffin have significant influence over the outcome of matters that require stockholder votes or actions by our Board of Directors, and the ability of other stockholders to influence such outcomes has been correspondingly diminished.

In September 2010, our common stock was delisted from the Nasdaq Capital Market for non-compliance with Nasdaq’s $1.00 per share minimum bid price continued listing requirement and commenced trading on the OTCBB thereby causing your ability to sell your shares of our common stock to be limited by “penny stock” restrictions and our ability to raise additional capital to potentially be compromised.

With the delisting of our common stock, it comes within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 and is covered by Rule 15g-9 of the Securities Exchange Act of 1934. That

Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9 potentially affects the ability or willingness of broker-dealers to sell our securities, and accordingly would also affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

Significant sales of our common stock in the public market would likely cause our stock price to fall.

The average trading volume of our shares in September 2011 was approximately 45,500 shares per day, compared to the approximately 113.7 million shares outstanding and the additional approximate 302.0 million shares potentially outstanding on a fully diluted basis at October 2, 2011. Other than volume limitations imposed on our affiliates, many of the issued and issuable shares of our common stock are freely tradable. If the holders of freely tradable shares were to sell a significant amount of our common stock in the public market, the market price of our common stock would likely decline. We have obligations to holders of our Subordinated Notes that could require us to register shares of common stock held by them and shares issuable upon conversion of those instruments for resale on a registration statement. If we raise additional capital in the future through the sale of shares of our common stock or instruments convertible into shares of our common stock to private investors, we may, subject to existing restrictions lapsing or being waived, agree to register these shares for resale on a registration statement as we have done in the past. Upon registration, these additional shares would become freely tradable once sold in the public market, assuming the prospectus delivery and other requirements were met by the sellers, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Because our operations currently depend on U.S. Government sales, contracts and subcontracts, we face additional risks related to contracting with the U.S. Government, including federal budget issues and fixed price contracts, that could materially and adversely affect our business.

Future political and economic conditions are uncertain and may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts or purchase orders can be affected by these factors. The U.S. defense budget for fiscal 2011 was only finalized after a lengthy delay, and it was not until late in fiscal 2011 that we began to get visibility into the scope and timing of possible new U.S. Government procurement actions to us and the resulting impact of the budgetary delay on our future sales. Cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations as long as we sell our products and perform our funded research and development largely for U.S. Government customers. In this regard, the possible impact, if any, of the recent federal debt ceiling spending agreement is presently unknown. Obtaining U.S. Government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development and price negotiations and milestone requirements. Each U.S. Government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances. In addition, a number of our U.S. Government contracts are fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs for such contracts. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event our actual costs exceed fixed contractual costs of either our research and development contracts or our production orders, we will not be able to recover the excess costs.

Our U.S. Government contracts are also subject to termination or renegotiation at the convenience of the U.S. Government, which could result in a large decline in revenue in any given quarter. Although U.S. Government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of our staff could result in reductions of employees. We have in the past chosen to incur excess overhead in order to retain trained employees during delays in contract funding. We also have had to reduce our staff from time-to-time because of fluctuations in our funded U.S. Government contract base. In addition, the timing of payments from U.S. Government contracts is also subject to significant fluctuation and potential delay, depending on the U.S. Government agency involved. Any such delay could result in a material adverse effect on our liquidity. Since a substantial majority of our total revenues in the last two fiscal years were derived directly or indirectly from U.S. Government customers, these risks can materially adversely affect our business, results of operations and financial condition.

We have cash payment obligations pursuant to a settlement agreement that, if not satisfied, could put a significant strain on our liquidity.

In December 2010, we entered into a Settlement Agreement and Release with FirstMark III, LP, formerly known as Pequot Private Equity Fund III, LP, and FirstMark III Offshore Partners, LP, formerly known as Pequot Offshore Private Equity Partners III, LP (collectively, “FirstMark”), pursuant to which we settled a lawsuit between FirstMark and us. Pursuant to this Settlement Agreement and Release, we are obligated to pay FirstMark a total sum of $1,235,000 in eighteen monthly payments commencing January 15, 2011. As of October 2, 2011, our aggregate obligation under this agreement was $615,000. In the event that we do not make a monthly installment payment within 30 days of the date it is due, FirstMark may enter a Confession of Judgment in the amount of the total settlement less any payment made by us prior to such default. If FirstMark were to enter and seek to enforce such a judgment, our liquidity and financial condition could be adversely affected and it would cause a default under our other debt obligations, possibly threatening our financial viability.

We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price.

Since our inception, we have generated net losses in most of our fiscal periods. Had it not been for the gains from a sale of patent assets, the deconsolidation of Optex due to its bankruptcy and a significant reduction of potential future pension expenses, we would have experienced a substantial net loss in fiscal 2009. We experienced a net loss of approximately $11.2 million in fiscal 2010 and approximately $15.8 million in fiscal 2011. We cannot assure you that we will be able to achieve or sustain profitability in the future. In addition, because we have significant expenses that are fixed or difficult to change rapidly, we generally are unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. We are dependent on support from subcontractors to meet our operating plans and susceptible to losses when such support is delayed. Such factors could cause us to continue to experience net losses in future periods, which will make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

Our current business depends on a limited number of customers, and if any of these customers terminate or reduce their contracts with us, or if we cannot obtain additional U.S. Government business in the future, our revenues could decline and our results of operations could be adversely affected.

For fiscal 2010, approximately 28%, 20% and 19% of our total revenues were generated from sales and contracts with certain classified U. S. Government agencies, the U. S. Army and Optics 1, Inc. (“Optics 1”) (a defense contractor that is an affiliate of the Purchaser), respectively. For fiscal 2011, sales to Optics 1 and the U.S. Air Force accounted for 59% and 10% of our total revenues, respectively. Upon completion of the Transaction, our teaming agreement with Optics 1 will be over, and we do not anticipate generating any further sales from Optics 1. As such, we will need to increase our revenues from our other business units. Although we plan to shift our focus to include the commercialization of our technology, we expect to continue to be dependent upon business with federal agencies and their contractors for a substantial portion of our revenues for the foreseeable future.

Our dependency on a few customers increases the risks of disruption in our business or significant fluctuations in quarterly revenue, either of which could adversely affect our total revenues and results of operations.

If we fail to scale our operations adequately, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our consolidated total revenues in fiscal 2010 and fiscal 2011 were $11.7 million and $14.1 million, respectively. To become and remain profitable, we will need to materially grow our total revenues or substantially reduce our operating expenses. Such challenges are expected to place a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial additional capital and substantial effort by our management. If we are unable to effectively manage changes in our operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

Historically, we have primarily depended on third party contract manufacturers for the manufacture of a majority of our products and any failure to secure and maintain sufficient manufacturing capacity or quality products could materially and adversely affect our business.

For our existing products, we primarily have used contract manufacturers to fabricate and assemble our stacked chip, microchip and sensor products. Our internal manufacturing capabilities consist primarily of assembly, calibration and test functions for our thermal camera products. We have typically used single contract manufacturing sources for our historical products and do not have long-term, guaranteed contracts with such sources. As a result, we face several significant risks, including:

•	a lack of guaranteed supply of products and higher prices;

•	limited control over delivery schedules, quality assurance, manufacturing yields and production costs; and

•	the unavailability of, or potential delays in obtaining access to, key process technologies.

In addition, the manufacture of our products is a highly complex and technologically demanding process and we are dependent upon our contract manufacturers to minimize the likelihood of reduced manufacturing yields or quality issues. We currently do not have any long-term supply contracts with any of our manufacturers and do not have the capability or capacity to manufacture our products in-house in large quantities. If we are unable to secure sufficient capacity with our existing manufacturers, implement manufacturing of some of our new products at other contract manufacturers or scale our internal capabilities, our revenues, cost of revenues and results of operations could be materially adversely impacted.

If we are not able to obtain broad market acceptance of our new and existing products, our revenues and results of operations could be materially adversely affected.

We generally focus on emerging markets. Market reaction to new products in these circumstances can be difficult to predict. Many of our planned products incorporate our chip stacking technologies that have not yet achieved broad market acceptance. We cannot assure you that our present or future products will achieve market acceptance on a sustained basis. In addition, due to our historical focus on research and development, we have a limited history of competing in the intensely competitive commercial electronics industry. As such, we cannot assure you that we will be able to successfully develop, manufacture and market additional commercial product lines or that such product lines will be accepted in the commercial marketplace. If we are not successful in commercializing our new products, our ability to generate revenues and our business, financial condition and results of operations could be adversely affected.

Our stock price has been subject to significant volatility.

The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our common stock has traded at prices as low as $0.07 per share in September 2011 and as high as $3,750.00 per share in January 2000 (after giving effect to two reverse stock splits subsequent to January 2000). The current market price of our common stock may not increase in the future. As such, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of the common stock could continue to fluctuate or decline in the future in response to various factors, including, but not limited to:

•	our cash resources and ability to raise additional funding and repay indebtedness;

•	changes in the fair value of derivative instruments expense;

•	reduced trading volume on the OTCBB;

•	quarterly variations in operating results;

•	government budget reallocations or delays in or lack of funding for specific projects;

•	our ability to control costs and improve cash flow;

•	our ability to introduce and commercialize new products and achieve broad market acceptance for our products;

•	announcements of technological innovations or new products by us or our competitors;

•	changes in investor perceptions;

•	economic and political instability, including acts of war, terrorism and continuing international conflicts; and

•	changes in earnings estimates or investment recommendations by securities analysts.

The trading markets for the equity securities of high technology companies have continued to experience volatility. Such volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. We were subject to a class action lawsuit that diverted management’s attention and resources from other matters until it was settled in June 2004. We cannot guarantee you that we will not be subject to similar class action lawsuits in the future.

We are subject to technological risk from the developments of competitors, and our fiscal 2009 sale of patent assets has removed barriers to competition. We sold most of our then-issued and pending patents in fiscal 2009. Although we retained a worldwide, royalty-free, non-exclusive license to use the patented technology that we sold in our business, the purchaser of our patent assets is entitled to use those patents for any purpose, including possible competition with us. We treat technical data as confidential and generally rely on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information and maintain barriers to competition. However, we cannot assure you that these measures will adequately protect the confidentiality of our proprietary information or that others will not independently develop products or technology that are equivalent or superior to ours.

Our ability to exploit our own technologies may be constrained by the rights of third parties who could prevent us from selling our products in certain markets or could require us to obtain costly licenses.

Other companies may hold or obtain patents or inventions or may otherwise claim proprietary rights to technology useful or necessary to our business. We cannot predict the extent to which we may be required to seek licenses under such proprietary rights of third parties and the cost or availability of these licenses. While it may be necessary or desirable in the future to obtain licenses relating to one or more proposed products or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms, if at all. If our technology is found to infringe upon the rights of third parties, or if we are unable to gain sufficient rights to use key technologies, our ability to compete would be harmed and our business, financial condition and results of operations would be materially and adversely affected.

Enforcing and protecting patents and other proprietary information can be costly. If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected.

We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. The purchaser of our patents may choose to be more aggressive in pursuing its rights with respect to the patents it purchased from us, which could lead to significant litigation and possible attempts by others to invalidate such patents. If such attempts are successful, we might not be able to use this technology in the future. We also may need to engage in litigation in the future to enforce patent rights with respect to future patents, if any. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Any such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend our proprietary information.

Our proprietary information and other intellectual property rights are subject to U.S. Government use which, in some instances, limits our ability to capitalize on them.

Whatever degree of protection, if any, is afforded to us through patents, proprietary information and other intellectual property generally will not extend to U.S. Government markets that utilize certain segments of our technology. The U.S. Government has the right to royalty-free use of technologies that we have developed under U.S. Government contracts, including portions of our stacked circuitry technology. While we are generally free to commercially exploit these U.S. Government-funded technologies, and we may assert our intellectual property rights to seek to block other non-U.S. Government users of the same, we cannot assure you that we will be successful in our attempts to do so.

We are subject to significant competition that could harm our ability to win new business or attract strategic partnerships and could increase the price pressure on our products.

We face strong competition from a wide variety of competitors, including large, multinational semiconductor design firms and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we or our subsidiaries do, which may make it difficult to win new contracts or to attract strategic partners. This competition has resulted and may continue to result in declining average selling prices for our products. We cannot assure you that we will be able to compete successfully with these companies. Certain of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Increased competition has in the past resulted in price reductions, reduced gross margins and loss of market share. This trend may continue in the future. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

We must continually adapt to unforeseen technological advances, or we may not be able to successfully compete with our competitors.

We operate in industries characterized by rapid and continuing technological development and advancements. Accordingly, we anticipate that we will be required to devote substantial resources to improve already technologically complex products. Many companies in these industries devote considerably greater resources to research and development than we do. Developments by any of these companies could have a materially adverse effect on us if we are not able to keep up with the same developments. Our future success will depend on our ability to successfully adapt to any new technological advances in a timely manner, or at all.

We do not plan to pay dividends to holders of common stock.

We do not anticipate paying cash dividends to the holders of the common stock at any time. Accordingly, investors in our securities must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment. There are no assurances that the price of common stock will ever appreciate in value. Investors seeking cash dividends should not buy our securities.

If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. While we have adopted employee equity incentive plans designed to attract and retain key employees, our stock price has declined in recent periods, and we cannot guarantee that options or non-vested stock granted under our plans will be effective in retaining key employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them.

We may be subject to additional risks.

The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business operations.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL ONE: SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED OR HELD FOR USE IN

CONNECTION WITH, NECESSARY FOR OR RELATING TO OUR THERMAL IMAGING BUSINESS PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT

DATED OCTOBER 17, 2011 WITH VECTRONIX INC.

General

Our Board of Directors has determined that it is advisable and in the best interests of us and our stockholders to sell substantially all of the assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business. Our Board has decided to sell the Thermal Imaging Business assets to Vectronix because, among other reasons:

•	the Transaction will allow us to focus our resources on the potential growth of our other business units; and

•	the Transaction will result in a substantial influx of cash necessary to address our near-term liquidity needs.

After careful consideration, on October 13, 2011, our Board of Directors determined that the Transaction is consistent with and in furtherance of our long-term business strategy and is advisable, fair to, and in the best interests of, us and our stockholders, and unanimously approved the terms and conditions of the Asset Purchase Agreement, the related agreements and the transactions contemplated thereby. Our Board of Directors recommends that stockholders vote FOR approval of the terms and conditions of the Asset Purchase Agreement, the related agreements and the transactions contemplated thereby.

The terms of the Asset Purchase Agreement relating to the Transaction are summarized below. The following description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Appendix A to this proxy statement. Stockholders are urged to carefully review and consider the terms of the Asset Purchase Agreement. Stockholders also should carefully consider the discussion in the section above entitled “Risk Factors.”

The Parties

Irvine Sensors Corporation

We were incorporated as a California corporation in December 1974 and subsequently reincorporated in the State of Delaware in January 1988. We are a technology company engaged in the design, development, manufacture and sale of security products, software, vision systems and miniaturized electronic products and higher level systems incorporating such products for defense, information technology and physical security for government and commercial applications. We also perform customer-funded contract research and development related to these systems and products, mostly for U.S. government customers or prime contractors. We offer certain higher-level products in the fields of thermal imaging cores and high speed processing for information security that take advantage of our advanced electronic packaging technologies.

Our principal executive offices are located at 3001 Red Hill Avenue, Costa Mesa, California 92626, and our telephone number is (714) 549-8211.

Vectronix Inc.

Vectronix Inc. was incorporated in 1985 as a Delaware corporation and is a subsidiary of Vectronix A.G., which is owned by Sagem Défense Sécurité (“Sagem”). Vectronix is a leader in the development and manufacturing of integrated handheld, module, and precision systems for observation, detection, geo-positioning, and targeting solutions. Leveraging core competencies in electro-optics, laser range finding, and north-finding technologies, Vectronix A.G. supports the requirements of defense and law enforcement. Sagem is a leading provider of (i) inertial navigation systems (INS) used in air, land and naval applications, (ii) helicopter flight controls and (iii) optronics and tactical UAV systems. Previously, our thermal imaging division provided products to Optics 1, Inc., also a subsidiary of Vectronix A.G., under the terms of a Teaming Agreement dated March 10, 2010 between Optics 1, Inc. and us. We refer to these related entities collectively as the “Sagem group” in this proxy statement. Vectronix’s principal executive offices are located at 801 Sycolin Road SE, Suite 206, Leesburg, Virginia 20175, and its phone number is (703) 777-3900.

The Transaction

We entered into an Asset Purchase Agreement dated October 17, 2011 with Vectronix Inc., pursuant to which Vectronix is acquiring substantially all of the assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business. Under the terms of the Asset Purchase Agreement, (i) Vectronix has agreed to pay $10 million in cash to us for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Thermal Imaging Business, as described in the Asset Purchase Agreement; and (ii) subject to the satisfaction of certain thresholds, Vectronix is also obligated to pay to us commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Vectronix or its commercial business units following the Closing of this Transaction. The Asset Purchase Agreement also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six month anniversary of the Closing, and the balance may be released on the first anniversary of the Closing. In addition, the Asset Purchase Agreement provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a member of the Sagem group as of the Closing (which was approximately $544,750 as of October 2, 2011).

Our current stockholders will continue to own their existing shares after the Closing of the Transaction. Our stockholders are not participating in nor receiving any consideration from the Transaction. Our stockholders should not send in their share certificates because their share certificates will not be exchanged in connection with the Transaction.

The Asset Purchase Agreement also contains customary representations and warranties of the parties, as well as certain indemnification obligations. The statements set forth in those representations and warranties are made solely for purposes of the Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement. Moreover, some of those representations and warranties may have only been true at a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between Vectronix and us rather than establishing matters of fact. Investors are not third party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

The description of the Asset Purchase Agreement set forth in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Appendix A to this proxy statement. Stockholders are urged to carefully read the attached Asset Purchase Agreement.

Regulatory Approvals Required to Complete the Transaction

U.S. National Security Review (CFIUS)

Section 721 of the Defense Production Act of 1950 (“Section 721”) authorizes the President of the United States to investigate, and to suspend or to prohibit, any transaction that could result in control of a U.S. business by a foreign person (a “Covered Transaction”) where the President determines that such transaction threatens to impair U.S. national security, and no other adequate and appropriate means are available to address that threat. In the exercise of Section 721 authority, the President relies on the inter-agency CFIUS. CFIUS consists of representatives of several U.S. agencies, including the Departments of Commerce, Defense, Energy, Homeland Security, Justice, State, and the Treasury, as well as the U.S. Trade Representative and other White House offices. The Treasury Department chairs and acts as the secretariat for CFIUS. CFIUS is empowered to review and to investigate Covered Transactions (i) where appropriate, to negotiate agreements to mitigate identified national security threats; (ii) to monitor and to enforce such mitigation agreements; (iii) to determine that no further action under Section 721 is necessary concerning a Covered Transaction based on the outcome of its review or investigation (including conclusion of a mitigation agreement); and (iv) to make recommendations to the President for a final decision if it is unable itself to resolve issues concerning a Covered Transaction.

There is no requirement to file a notice of a Covered Transaction with CFIUS, but CFIUS itself may self-initiate an investigation without being notified by the parties. Further, if the parties to a Covered Transaction do not file a notice with CFIUS or if CFIUS does not self-initiate an investigation, then the President maintains the authority to conduct an investigation into, and to suspend, to prohibit, and to reverse a Covered Transaction. Accordingly, it is customary to file a joint voluntary notice with CFIUS in order to secure timely CFIUS consideration of a Covered Transaction.

Upon initiation of a review of a Covered Transaction by CFIUS (which ordinarily occurs after CFIUS has accepted as complete a joint voluntary notice), Section 721 provides for a potentially three-stage process of consideration. Initially, CFIUS conducts a review, which must be completed no later than 30 days after initiation. In this review stage, CFIUS may either conclude consideration of the Covered Transaction after determining that there are no national security issues that warrant further action, or it may determine to initiate an investigation. If CFIUS initiates an investigation, then the investigation must be completed no later than 45 days after it commences. Upon the completion of its investigation, CFIUS may either determine that no further action is warranted (including by reason of a mitigation agreement), or it may determine to refer the matter to the President with its report and recommendations. If CFIUS refers the matter to the President, then the President may take up to another 15 days to reach a final determination.

With respect to this statutory timeframe, Section 721 requires that CFIUS ordinarily proceed to conduct an investigation of a Covered Transaction in certain circumstances. These circumstances include where the foreign person acquiring control of the U.S. person is controlled by a foreign government. In addition, the statutory timeframe may effectively be varied by CFIUS approval of a request by the parties to withdraw their notice. If the parties withdraw and later refile a notice, then the CFIUS review process commences from the beginning of the timeframe.

In evaluating a Covered Transaction under Section 721, CFIUS and the President are guided by various factors, including: (i) domestic production needed for projected national defense requirements; (ii) the capability and capacity of domestic industries to meet national defense requirements; (iii) the control of domestic industries and commercial activity by foreign citizens as it affects the capability and capacity of the United States to meet the requirements of national security; (iv) the potential effects of the proposed or pending transaction on sales of military goods, equipment, or technology to certain countries; (v) the potential effects of the proposed or pending transaction on U.S. international technological leadership in areas affecting U.S. national security; (vi) the potential national security-related effects on U.S. critical infrastructure, including major energy assets; (vii) the potential national security-related effects on U.S. critical technologies; (viii) whether the covered transaction is a foreign government-controlled transaction, and if so, (A) the adherence of the subject country to nonproliferation control regimes, including treaties and multilateral supply guidelines, (B) the relationship of such country with the United States, specifically on its record on cooperating in counter-terrorism efforts, and (C) the potential for transshipment or diversion of technologies with military applications, including an analysis of national export control laws and regulations; (ix) the long-term projection of United States requirements for sources of energy and other critical resources and material; and (x) such other factors as CFIUS or the President may determine to be appropriate generally or in connection with a specific review or investigation.

We and Vectronix submitted a joint voluntary notice with CFIUS in November 2011. Because the French government is a significant shareholder of the ultimate parent of Vectronix, we anticipate that there will be a CFIUS investigation following the initial 30 day review of the Transaction.

Background of Transaction

As previously disclosed in our filings with the SEC over the last several years, Optics 1, a wholly-owned subsidiary of Vectronix A.G., has been our strategic partner in our development of clip-on thermal imaging (“COTI”) devices, which represents a major component of our Thermal Imaging Business. Our relationship with Optics 1 culminated in the execution of a Teaming Agreement dated March 10, 2010 between Optics 1 and us (the “Teaming Agreement”). Pursuant to the terms of the Teaming Agreement, we and Optics 1 agreed to jointly and exclusively fulfill any orders for COTI products received by either party, with one of the parties acting as a prime contractor and the other acting as a supplier to the prime contractor on a case-by-case basis. Under the Teaming Agreement, we and Optics 1 share beneficial ownership of COTI-related intellectual property previously developed by either party or developed during the term of the Teaming Agreement. Approximately 90% of the revenues of the Thermal Imaging Business for Fiscal 2011 were derived from sales to Optics 1.

On August 4, 2010, Optics 1 approached our management with a proposal to acquire the assets related to our COTI business. After initial discussions with Optics 1 and other executives from the Sagem group, we negotiated a Standstill Agreement with Optics 1 dated August 26, 2010 (the “Standstill Agreement”). Pursuant to the Standstill Agreement, Optics 1 agreed to advance us $1,000,000 in cash to help address our liquidity issues and stabilize our business. We agreed to not enter into any agreements for 60 days that would impair Optics 1’s ability to make an offer to acquire our COTI business. In the event Optics 1 acquired our COTI business within the 60 day time period, the $1,000,000 advance would have applied to the applicable purchase price for such assets. Optics 1 paid to us $120,000 of such amount on August 26, 2010 and $326,916 of such amount on September 9, 2010.

On September 25, 2010, we entered into a letter agreement with Sagem, pursuant to which the Sagem group formally expressed a non-binding interest in acquiring our Thermal Imaging Business for $10,000,000 in cash (the “Letter of Intent”). Under the Letter of Intent, Sagem paid to us $383,084, the balance of the $1,000,000 cash advance that was required under the Standstill Agreement and the exclusivity period was extended to December 31, 2010. The Letter of Intent provided that the entire $1,000,000 advance would be applied to the applicable purchase price if we and the Sagem group agreed to a transaction on or prior to December 31, 2010. Because we did not reach an agreement with the Sagem group within the allotted timeframe, we are obligated to repay the $1,000,000 advance by discounting the price of COTI’s we sell to the Sagem group under the Teaming Agreement by $250 per COTI unit shipped. As of the October 2, 2011, the outstanding balance of this advance from Optics 1 was approximately $544,750. As described in more detail below in this proxy statement, Vectronix has agreed to cancel the outstanding balance of this advance in full at the Closing as partial consideration for the purchased assets.

In October and November 2010, negotiations continued between the Sagem group and us. We received a term sheet regarding the proposed acquisition on November 3, 2010, which our Board preliminarily rejected on November 30, 2010. In November 2010, we initiated discussions regarding a possible secured debt financing with Costa Brava and Griffin to finance our near term liquidity requirements pending the discussions with the Sagem group, which had been delayed. An initial draft of the Asset Purchase Agreement was provided to us on December 2, 2010.

We engaged Klein Farber in November 2010 to render a fairness opinion in connection with the financing with Costa Brava and Griffin (the “December Financing”). As part of that opinion, Klein Farber also analyzed the value of the proposed Transaction relative to December Financing. On November 30, December 14 and 15, 2010, and December 20, 21 and 22, 2011, the Board held special meetings at which management reviewed a range of possible strategic alternatives for us and summarized management’s recent initiatives in that respect. Management also apprised the Board that they expected to receive another indication of interest from the Sagem group to acquire the assets of our Thermal Imaging Business. Management next described the other potential strategic alternatives that might be available, including the December Financing. On December 23, 2010, we consummated the December Financing with Costa Brava and Griffin, which provided us with additional cash to finance our near term continuing operations.

On January 20, 2011, executives from the Sagem group met in Las Vegas with our management and expressed their continued desire to acquire our COTI business and sporadic negotiations with our management continued over the next several months.

On February 11, 2011, we provided the Sagem group with a formal response to their earlier proposal. We outlined to the Sagem group the possible structure of the acquisition, which alternatives included a transfer of selected assets and a license fee or a joint venture. Both alternatives had a cash and royalty component.

On May 4, 2011, we met with the management team of Optics 1 to remove the joint venture alternative and start to negotiate the terms of the Asset Purchase Agreement. On May 11, 2011, we had a conversation with Optics 1 on the possible royalties as part of the Asset Purchase Agreement. On May 31, 2011, we were provided with a new draft of the Asset Purchase Agreement from the Sagem group. On June 20, 2011, we entered into a new mutual non-disclosure agreement with the Sagem group in connection with the pending negotiations in this regard. On June 21 and June 22, 2011, our management team met with the Sagem group to continue its negotiation of the terms of the asset sale the royalty schedule, the assets to be transferred and the draft of the Asset Purchase Agreement.

On July 8, 2011, our Board held a special Board meeting in which the Board discussed the proposed offer from the Sagem group. A follow-up Board meeting was held to continue these discussions on July 26, 2011.

On July 28, 2011, we provided a revised version of the Asset Purchase Agreement to the Sagem group. On September 6, 2011, the Sagem group provided us with a revised version of the Asset Purchase Agreement, and on September 10, 2011, we provided the Sagem group with a revised version of the Asset Purchase Agreement. In early September 2011, we held a multi-party conference call to further refine the terms of the Asset Purchase Agreement.

On September 14 and 15, 2011, our management team met with the management of the Sagem group in Paris, France to further negotiate the Asset Purchase Agreement and the terms of the Transaction, including among other things, our indemnification obligations, the commission payment terms and mechanics, as well as the scope of the non-competition provisions. Negotiations between our management team and the Sagem group continued.

On September 29, 2011, our Board held a special meeting in which the Board discussed the latest version of the Asset Purchase Agreement, which had been provided to each member of the Board in advance of such meeting. Management and outside legal counsel updated the Board regarding the latest negotiations concerning the Asset Purchase Agreement and related assets.

On October 5, 2011, our Board held another special meeting in which the Board discussed the latest version of the Asset Purchase Agreement, a copy of which had been provided to each member of the Board in advance of such meeting, together with the draft fairness opinion and memorandum to the Board from Klein Farber, the Company’s independent investment banker. At the meeting, management and outside legal counsel updated the

Board regarding the current form of the Asset Purchase Agreement and Klein Farber reviewed with the Board certain financial analyses and rendered its oral opinion to the Board (which was subsequently confirmed in writing) that, as of October 5, 2011 and based on and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by the Company for the purchased assets was fair, from a financial point of view, to us and our stockholders. After further deliberation, the Board unanimously approved the Asset Purchase Agreement, and determined that the terms of the Transaction were fair to and in the best interests of us and our common stockholders; On October 13, 2011, our Board held another special Board meeting in which the Board reviewed and discussed the substantially final, execution draft of the Asset Purchase Agreement, the schedules delivered therewith and all related agreements and documents, as well as the written confirmation of the Klein Farber fairness opinion. Outside legal counsel reported that Klein Farber reviewed the latest version of the Asset Purchase Agreement and confirmed that Klein Farber was still of the opinion that the Transaction was fair from a financial point of view to us and our stockholders. Klein Farber delivered the final written confirmation of its fairness opinion on October 14, 2011. The full text of Klein Farber’s written opinion is attached as Appendix B to this proxy statement. See “—Opinion of Our Financial Advisor” below. After careful consideration, our Board determined that the Transaction is consistent with and in furtherance of our long-term business strategy and is advisable, fair to, and in the best interests of, us and our stockholders, and unanimously approved the terms and conditions of the Asset Purchase Agreement, the related agreements and the transactions contemplated thereby.

Reasons for Transaction

We and our Board of Directors believe that the Transaction, if consummated, will benefit us in several ways, including, among other benefits:

•	it will provide an infusion of capital to address our near-term liquidity needs;

•	it will result in the retirement of a signification portion of our debt; and

•

it should allow us to focus our resources on cyber security market opportunities. We have developed processing boards and related subsystems and electronic chassis that utilize our proprietary packaging technology to achieve very high processing speeds, which is a key element for intrusion detection and other types of data security applications. We are presently developing this technology for commercial network and electronic security applications.

Not only will the proceeds from the Transaction provide the necessary capital to meet our near term operating needs for the Company but we believe such proceeds will also provide us with capital to pursue the cyber opportunities.

Opinion of Our Financial Advisor

Pursuant to an engagement agreement dated September 16, 2011, we engaged Klein Farber to render an opinion to our Board of Directors as to the fairness of the terms of Asset Purchase Agreement and the Transaction, from a financial point of view, to us and our stockholders.

Our Board of Directors retained Klein Farber based upon Klein Farber’s experience in the valuation of businesses. Klein Farber is an independent investment banking firm that is regularly engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations, recapitalizations, financial restructurings and private placements of debt and equity securities.

In deciding to approve the Asset Purchase Agreement and Transaction, our Board of Directors considered the presentation of Klein Farber at its special Board meeting held on October 5, 2011, as well as its updated form of Klein Farber’s written confirmation of such fairness opinion at the special Board meeting held on October 13, 2011, that, as of the date of the opinion and based on the assumptions made, matters considered and limitations on the review undertaken described in the opinion, the Transaction is fair to us and our stockholders, from a financial point of view. Klein Farber delivered its written confirmation of its fairness opinion on October 14, 2011. The full text of the final Klein Farber fairness opinion in connection with the Transaction which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B and is incorporated herein by reference. The summary of the Klein Farber opinion in this proxy statement is qualified in its entirety by reference to the full text of the Klein Farber opinion attached hereto. Stockholders are urged to read the Klein Farber opinion in its entirety. The Klein Farber opinion was prepared for the benefit and the use of our Board of Directors in connection with its evaluation of the Asset Purchase Agreement and the Transaction and does not constitute a recommendation to our stockholders as to how they should vote, or take any other action, with respect to the Transaction or any other transaction.

The Klein Farber opinion does not address:

•	the relative merits of the Transaction and the other business strategies we have considered or may consider;

•	the underlying business decisions of our Board of Directors to approve the Asset Purchase Agreement and the Transaction;

•	the prices at which our Common Stock may trade in the future following the consummation of the Transaction; or

•	the fairness of any aspect of the Transaction not expressly addressed in the opinion.

In connection with the preparation of its opinion, Klein Farber, among other things:

•	met with certain members of our management to discuss our Thermal Imaging Business;

•	reviewed a then-current draft of (i) the Asset Purchase Agreement and (ii) that certain Teaming Agreement dated March 10, 2010 by and between us and Optics 1;

•	reviewed a segmented balance sheet as of July 3, 2011 and a segmented income statement for the nine month period ended July 3, 2011, in each case for our Thermal Imaging Business;

•

reviewed our audited and interim financial statements, including (i) our audited financial statements and management discussion and analysis for the fiscal years ended September 30, 2007; September 28, 2008; September 27, 2009 and October 3, 2010; and (ii) our unaudited financial statements for the nine months ended July 3, 2011;

•	reviewed an operating and capital expenditure forecast for the five quarters ending September 30, 2012, prepared by our management and related to our Thermal Imaging Business;

•	reviewed a revenue forecast for the fiscal year ending September 30, 2012, as prepared by our management;

•	reviewed the recent trading prices and trading volume of our Common Stock;

•	reviewed the trading multiples and transaction multiples of public companies active in development, production and sale of thermal imaging products for military use;

•	researched our prevailing industry and analyzed general economic conditions;

•	reviewed the Asset Purchase Agreement; and

•	conducted such other studies, analyses and inquiries as Klein Farber has deemed appropriate.

The following is a summary of the material financial analyses performed by Klein Farber in connection with rendering the Klein Farber opinion related to the Transaction. The summary of the analyses is not a complete description of all of the analyses performed by Klein Farber. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Klein Farber made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Klein Farber believes that its analyses and summary set forth therein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Klein Farber’s fairness opinion. In its analysis, Klein Farber made numerous assumptions with respect to us, the Transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of such companies are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

The analysis that Klein Farber made can be summarized as follows:

•

Klein Farber determined the value of the Thermal Imaging Business on both an adjusted book value basis and on a capitalized cash flow basis. Klein Farber also considered the recent quoted prices of our Common Stock on the OTCBB in support of its determination of such values; and

•

Klein Farber compared the concluded values of the Thermal Imaging Business (under both the adjusted book value methodology and the capitalized cash flow methodology) with the consideration to be paid by Vectronix in connection with the Transaction.

Adjusted Book Value Methodology

Under the adjusted book value methodology, the net book value of assets and liabilities related to our Thermal Imaging Business were substituted for their fair market values, as determined by Klein Farber. Klein Farber added (i) the expected profits from current order backlog and (ii) a high level estimate of the value of intellectual property to the net book value of the assets and liabilities related to our Thermal Imaging Business to arrive at an adjusted book value in the range of $5,800,000 to $7,100,000.

Capitalized Cash Flow Methodology

Under the capitalized cash flow methodology, Klein Farber assumed a “steady state” operation of our Thermal Imaging Business, with stable revenues and normalized margins. Based on limited data available due to the relatively recent commercialization of our Thermal Imaging Business and a wide range of assumptions, Klein Farber calculated a baseline annual revenue assumed EBITDA margins for the Thermal Imaging Business. Under the capitalized cash flow methodology, Klein Farber calculated a value of the Thermal Imaging Business in the range of $5,900,000 to $7,000,000.

Conclusion

On October 5, 2011, at a meeting of our Board of Directors, Klein Farber verbally rendered its positive opinion to our Board of Directors, which was confirmed by delivery of a written opinion dated October 14, 2011, that, as of the date of the opinion and based on the assumptions made, matters considered and limitations on the review undertaken described in the opinion, the Transaction was fair to us and our stockholders from a financial point of view.

Klein Farber’s opinion is based on the business, economic, market and other conditions as they existed as of October 14, 2011. Klein Farber has no obligation to update its opinion. We do not intend to provide Klein Farber with any updated or revised financial projections in connection with the Transaction. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operation, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on such financial projections.

Klein Farber did not, and was not requested by us or our Board of Directors to, (i) solicit third party indications of interest in acquiring all or any part of Irvine Sensors; (ii) make any independent appraisal of our specific properties or assets, including the assets related to our Thermal Imaging Business; or (iii) make any recommendations as to the form or amount of consideration in connection with the Transaction or any other matters not specifically set forth in its fairness opinion. Furthermore, Klein Farber did not negotiate any portion of the Transaction, including, but not limited to, the purchase price to be paid by Vectronix.

As compensation to Klein Farber for its services in connection with the Transaction, we agreed to pay Klein Farber an aggregate fee of $33,750 in addition to reimbursement of Klein Farber’s expenses in connection therewith. No portion of Klein Farber’s fee is contingent upon the successful completion of the Transaction, any other related transaction, or the conclusions reached in the Klein Farber opinion. We also agreed to indemnify Klein Farber and related persons against certain liabilities, including liabilities under federal securities laws, that arise out of the engagement of Klein Farber. In the last two years, Klein Farber has received fees of $45,000 from us for services provided in rendering a fairness opinion to our Board of Directors in December 2010 in connection with a financing unrelated to the Transaction.

Certain Material Income Tax Consequences

The Transaction will be taxable to us for United States federal and state income tax purposes. We will recognize taxable income equal to the amount realized on the sale of assets in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by Vectronix. Although the sale of the assets will result in a taxable gain to us, substantially all of the taxable gain on a federal tax basis will be offset against our current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns. However, such taxable gain may be subject to the alternative minimum tax. Use of our state net operating loss carry forwards may be subject to limitations, and we anticipate that a majority of our tax obligations resulting from the contemplated Transaction, if any, will be on a state income tax level.

The proposed sale of the assets will not be a taxable event for our stockholders under applicable United States federal income tax laws.

This summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to stockholders that may be subject to special federal income tax rules. This summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

Accounting Treatment of Transaction

The consummation of the Transaction will result in a significant gain from the sale of the business assets, but other than such gain, the accounting treatment of the Transaction will not be material to us.

Voting Agreement

In connection with the Asset Purchase Agreement, Griffin, Costa Brava, John C. Carson, Jack Johnson, John J. Stuart, Jr., John J. Stuart, Jr. as Trustee of Stuart Family Trust, Marc Dumont and Thomas Kelly, holding in the aggregate approximately 49% of our outstanding shares of Common Stock as of the date of this proxy statement, entered into a Stockholder Voting and Support Agreement with Vectronix dated October 17, 2011 (the “Voting Agreement”). These stockholders are certain of our directors and executive officers, as well as certain other significant holders of our Common Stock. Pursuant to the Voting Agreement, these stockholders have agreed to vote (or cause to be voted) all shares of Common Stock owned by them (which we refer to as the “subject shares”) in favor of the Asset Purchase Agreement or any other transaction contemplated by the Asset Purchase Agreement at any meeting of our stockholders called for such stockholder approval or other circumstance upon which such a vote, consent or other approval is sought, and granted Vectronix and its designees an irrevocable proxy to vote the subject shares in a manner consistent with the Voting Agreement. In addition, each of these stockholders has agreed that at any meeting of our stockholders or at any adjournment thereof or in any other circumstances upon which such stockholder’s vote, consent or other approval is sought, such stockholder will vote (or cause to be voted) the subject shares of such stockholder against:

•

any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of ours under the Asset Purchase Agreement or of the stockholder under the Voting Agreement;

•

any (A) sale, lease, exchange, transfer, license, acquisition or disposition of our Thermal Imaging Business or any of the properties or assets used or held for use in connection with, necessary for or relating to the Thermal Imaging Business (other than sales of inventory for fair consideration in the ordinary course of the Thermal Imaging Business), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with Vectronix, (B) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, or (C) purchase or sale of, or tender or exchange offer for, our equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of our total voting power (or of the surviving parent entity in such transaction), including any single or multi-step transaction or series of related transactions;

•

any amendment to our Certificate of Incorporation or bylaws (other than Proposal Two in this proxy statement or to effect a corporate name change), including any amendment that would authorize any additional shares or classes of shares of capital stock or change in any manner the rights and privileges, including voting rights, of any class of our capital stock;

•	any material change in our present capitalization or dividend policy;

•	any material change in our Board or senior management;

•	any material change in our corporate structure or activities of our Thermal Imaging Business; or

•

any other plan, transaction, proposal, agreement or arrangement that could reasonably be expected to impede, interfere with, discourage, prevent, delay, nullify or postpone any of the transactions contemplated by the Asset Purchase Agreement.

Each of these stockholders has also agreed, among other things, that such stockholder will not, subject to certain exceptions:

•

sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the transfer of any of the subject shares;

•	enter into any voting arrangement or understanding with respect to the subject shares, whether by proxy, voting agreement or otherwise; or

•

take any action that could reasonably be expected to make the stockholder’s representations or warranties contained in the Voting Agreement untrue or inaccurate or could reasonably be expected to have the effect of preventing or disabling the stockholder from performing any of his, her or its obligations under the Voting Agreement.

The Voting Agreement provides that it will terminate upon the earliest of (i) the termination of the Asset Purchase Agreement in accordance with its terms, and (ii) the Closing of the Asset Purchase Agreement. The obligation of the stockholders under the Voting Agreement to vote in favor of the Transaction will terminate if we and Vectronix amend the Asset Purchase Agreement and such amendment is not approved by our Board.

The Voting Agreement is attached to this proxy statement as Appendix C and is incorporated herein by reference.

THE ASSET PURCHASE AGREEMENT

The following summary describes material provisions of the Asset Purchase Agreement and the Transaction with Vectronix. This summary is not complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. This summary may not contain all of the information about the Transaction that is important to you. Stockholders should read the Asset Purchase Agreement in its entirety.

The Asset Purchase Agreement has been included to provide you with information regarding the terms of the Transaction. The Asset Purchase Agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, all of which are available without charge at www.sec.gov.

Overview of the Structure of the Transaction

We entered into an Asset Purchase Agreement dated October 17, 2011 with Vectronix. The Asset Purchase Agreement provides that Vectronix will purchase from us substantially all of the assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business (the “business assets”). The business assets include the equipment and some limited intellectual property that is used by the Thermal Imaging Business to manufacture its products and do not relate to the balance of the Company’s operations.

The purchase price to be paid by Vectronix to us for the business assets is $10,000,000, subject to adjustment to reflect inventory on hand and outstanding accounts receivable from Vectronix or its affiliates at the Closing, as described below, and the assumption of certain liabilities. At the Closing, we will transfer and sell the business assets to Vectronix. Vectronix will in turn pay the purchase price to us at the Closing in cash, subject to certain adjustments, escrow payments and third party payments as described below. The Asset Purchase Agreement also provides us with an opportunity to earn a commission over the five-year period following the Closing if certain sales thresholds for products related to the Thermal Imaging Business are met by Vectronix, as described in more detail below.

Purchase Price

The purchase price for the business assets is $10,000,000 plus the assumption by Vectronix of certain assumed liabilities. Vectronix will pay the purchase price as follows:

•

At the Closing, Vectronix will pay us $8,500,000, less the amounts to be paid to certain of our creditors as set forth below, and as further adjusted, up or down, at the Closing by the value of the Estimated Closing Inventory (as defined below), and as finally adjusted following the Closing, up or down, by the valuation of the Final Closing Inventory (as defined below).

•

$1,500,000 of the purchase price will be deposited by Vectronix into an escrow account, governed by an Escrow Agreement dated as of the date of the Closing by and between us, Vectronix and JP Morgan Chase N.A., as escrow agent (the “Escrow Agreement”). Under the terms of the Escrow Agreement and Asset Purchase Agreement, Vectronix may utilize the escrow funds to satisfy any payments required of us arising under the Asset Purchase Agreement and related agreements, including Vectronix’s claims for indemnification by us. Unless a claim or claims for indemnification are pending, $300,000 will be released from the escrow fund and paid to us on the six month anniversary of the Closing. The balance of the escrow fund, less any amounts necessary to satisfy pending claims payable by us, will be released to us on the one year anniversary of the Closing.

•	The remaining balance of the purchase price will be paid by Vectronix directly to certain of our creditors to satisfy existing indebtedness.

•	At the Closing, we will enter into an assumption agreement pursuant to which Vectronix will assume certain of our liabilities.

•

As additional consideration, Vectronix, Optics 1 and all other relevant Sagem group entities are cancelling our obligation to repay any amounts remaining under the Letter of Intent or Standstill Agreement due to our failure to agree to a transaction with the Sagem group within the exclusivity periods set forth therein.

No later than three business days prior to the Closing, we will deliver to Vectronix a good faith estimate of the amount and value of the inventory proposed to be sold to Vectronix (the “Estimated Closing Inventory”). In the event the value of the Estimated Closing Inventory is less than $797,000, the cash purchase price paid to us by Vectronix at the Closing will be reduced by the amount of such difference in cash. In the event the value of the Estimated Closing Inventory is greater than $797,000, the cash purchase price paid to us by Vectronix at the Closing will be increased by the amount of such difference in cash.

Immediately following the Closing, we and Vectronix will conduct a joint physical count of the inventory sold to Vectronix and apply valuation metrics to such inventory in accordance with the terms of the Asset Purchase Agreement (the “Final Closing Inventory”). The determination of Final Closing Inventory will be made no later than 60 days following the Closing, unless we and Vectronix dispute such calculation, in which event the parties must follow a formal resolution process set forth in the Asset Purchase Agreement. If the value of the Final Closing Inventory is less than the value of the Estimated Closing Inventory, we will pay to Vectronix the amount of such difference in cash, with interest at the prime rate plus 3% accruing from the Closing Date. If the value of the Final Closing Inventory is greater than the value of the Estimated Closing Inventory, Vectronix will pay to us the amount of such difference in cash, with interest at the prime rate of plus 3% accruing from the Closing Date.

We also have the opportunity to earn a commission over the five-year period following the Closing if Vectronix’s commercial business unit sells greater than 2,500 core engines in a given annual calculation period. The potential commission is calculated and payable to us semi-annually, beginning June 30, 2012. The commission payable, only after exceeding the threshold in any given period (except as set forth below), equals 5% of (i) the invoice price of core engines sold separately or integrated into a clip-on thermal imager or (ii) the average core engine price as calculated above over the trailing six month period for the sales to third parties of core engines integrated into products other than a clip-on thermal imager. In addition to the above-described commission payments, we will be entitled to commission payments with respect to the sales by Vectronix’s commercial business unit following the Closing of certain existing products that we sold prior to Closing, at a rate equal to 5% of the invoice price of such existing products, which commission payments are not subject to a minimum sales threshold.

Representations and Warranties of the Parties

We have made comprehensive representations and warranties in the Asset Purchase Agreement regarding the Company and the business assets. We have agreed to make the representations and warranties requested by Vectronix in order to facilitate the Transaction. Our representations and warranties under the Asset Purchase Agreement are made as of the date of the Asset Purchase Agreement (unless specified as being true only at Closing) and as of the Closing. Our representations and warranties, on the one hand, and the representations and warranties of Vectronix, on the other, were made solely for the benefit of the other party. No other person should rely upon the representations and warranties. In addition, our representations and warranties, in some cases, have been qualified or modified by information set forth in the confidential disclosure schedule delivered to Vectronix in connection with the execution of the Asset Purchase Agreement. Certain representations and warranties are further subject to materiality standards that may be different from what you may consider to be material.

We have made representations and warranties to Vectronix concerning, among other things:

•	corporate matters, including due organization, qualification and good standing;

•

power and authority to execute and deliver the Asset Purchase Agreement and the absence of conflicts with, or violations of, applicable law, our organizational documents, third party contracts or other obligations as a result of the consummation of the Transaction;

•	governmental filings necessary to complete the Transaction;

•	governmental and third party consents necessary to complete the Transaction;

•

our audited financial statements for fiscal year ended October 3, 2010, unaudited financial statements for the nine months ended July 3, 2011 and unaudited balance sheet for the Thermal Imaging Business for the nine months ended July 3, 2011;

•	the accuracy of our books and records related to the Thermal Imaging Business;

•	the validity of our accounts receivable related to the Thermal Imaging Business;

•	our inventory related to the Thermal Imaging Business;

•	the absence of undisclosed liabilities related to the business assets and the Thermal Imaging Business;

•	the absence of any material adverse change to us or the Thermal Imaging Business, including the business assets;

•	conduct of the Thermal Imaging Business since October 3, 2010;

•	title to and sufficiency of the business assets;

•

real property matters, including validity of our real property lease related to the Thermal Imaging Business, compliance with all applicable laws relating to the leased real property, and condition of the improvements located on the leased real property;

•

intellectual property rights, including (i) a listing of intellectual property owned or used by us and related to the Thermal Imaging Business and (ii) representations regarding the sufficiency of such intellectual property, licensing and assignment matters, claims of infringement and the validity of relevant patents, copyrights and trademarks;

•	disclosure, delivery, validity and full force and effect of material contracts and commitments;

•	tax matters related to the Thermal Imaging Business and the business assets;

•	our employee benefit plans and related employee and labor matters;

•	environmental, health, and safety matters related to the Thermal Imaging Business;

•	our material compliance with applicable laws, and a listing of all permits necessary to operate the Thermal Imaging Business;

•	a listing of all legal proceedings pending or threatened against us that relate to the Thermal Imaging Business or the business assets;

•	the major customers and suppliers of our Thermal Imaging Business;

•	warranty, return rights and product liabilities related to products sold, licensed or leased by us in connection with the Thermal Imaging Business;

•	our insurance coverage related to the Thermal Imaging Business and the business assets;

•	related party transactions;

•	the absence of guarantees or other contingent obligations;

•	the absence of liabilities for broker’s fees payable in connection with the Transaction;

•	our solvency, including after the consummation of the Transaction;

•	our disclosure to Vectronix related to the Transaction; and

•	the Thermal Imagining Business’ bids, contracts and agreements with governmental authorities, including compliance with the terms of such agreements and compliance with related regulations.

Vectronix has made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization and good standing;

•

power and authority to execute and deliver the Asset Purchase Agreement and the absence of conflicts with, or violations of, applicable law, Vectronix’s organizational documents, third party contracts or other obligations as a result of the consummation of the Transaction;

•	absence of legal proceedings pending or threatened against Vectronix that may prevent or challenge the Transaction; and

•	absence of liabilities for broker’s fees payable in connection with the Transaction.

Covenants Regarding Conduct of the Thermal Imaging Business Prior to Closing

Under the Asset Purchase Agreement, we made certain covenants with Vectronix which restrict us and the conduct of the Thermal Imaging Business until the Closing of the Transaction.

We have undertaken to, among other things and with certain exceptions, do all of the following until the Closing:

•	allow Vectronix full inspection rights to the properties, personnel, books and records related to the Thermal Imaging Business and the business assets;

•	conduct the Thermal Imaging Business in the ordinary course of business;

•	pay all obligations related to the Thermal Imaging Business when they become due and payable;

•	perform in all material respects under all obligations and contracts relating to the Thermal Imaging Business;

•	maintain all property related to the Thermal Imaging Business in good condition, including the leased real property related thereto;

•	maintain all insurance policies related to the Thermal Imaging Business; and

•	deliver quarterly unaudited financial statements to Vectronix within 30 days of the end of each elapsed fiscal quarter.

We have undertaken to not, among other things and with certain exceptions, do any of the following prior to the Closing:

•

enter into or become subject to any material contract or obligation related to the Thermal Imaging Business other than contracts entered into in the ordinary course of business that are either (i) terminable by us upon 30 days notice without liability or (ii) for materials or supplies that will result in liability to us of less than $25,000 (and, when taking all such contracts in the aggregate, will result in liability to us of less than $50,000);

•	amend, terminate or waive a material right under any existing contract or permit related to the Thermal Imaging Business;

•	grant any increase in the compensation payable to any employee engaged in the operation of the Thermal Imaging Business; or

•	act or omit to act in any manner that would impair or otherwise adversely affect the Thermal Imaging Business, the business assets or our ability to consummate the Transaction.

Pre-Closing Covenants and Actions

CFIUS Approval

As previously disclosed in this proxy statement under the heading “Regulatory Approvals Required to Complete the Transaction,” the Asset Purchase Agreement requires us and Vectronix to file a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended. We and Vectronix submitted a joint voluntary notice with CFIUS in November 2011.

Notification of Certain Matters

Until the Closing, we have agreed to provide prompt written notice to Vectronix of any material failure to comply with or satisfy any representation, warranty, covenant, condition or agreement to be complied with or satisfied by us under the Asset Purchase Agreement.

No Solicitation of Alternative Transactions

Except as provided otherwise in the Asset Purchase Agreement, we may not arrange, suggest or facilitate any disposition, sale, license or lease of any assets related to the Thermal Imaging Business with any person other than Vectronix until the Closing or termination of the Asset Purchase Agreement.

Notwithstanding the foregoing, if we receive, prior to the date our stockholders approve the Transaction a bona fide, unsolicited written proposal to acquire a majority of our outstanding equity securities or substantially all of the business assets, and our Board of Directors determines in good faith that the financial terms and conditions of such proposal are more favorable to our stockholders, from a financial point of view, than the terms of the Asset Purchase Agreement and that such proposal is reasonably capable of being consummated, then we may participate in discussions and negotiations with the third party, provided that our Board of Directors determines, after consultation with outside legal and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders.

Satisfaction of Creditor Obligations

Prior to Closing, we will secure payoff letters from our creditors with outstanding indebtedness related to the Thermal Imaging Business or the business assets. As previously disclosed herein, such creditors will be repaid by Vectronix as a setoff against the purchase price in connection with the Closing.

Stockholder Approval

Within five business days of the signing of the Asset Purchase Agreement, we were required to file a preliminary version of this proxy statement with the SEC. We further were required to promptly and duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining approval of the Asset Purchase Agreement and the transactions contemplated thereby. Subject to the observation of applicable fiduciary duties as described above, our Board of Directors was required to recommend that the stockholders approve and adopt the Asset Purchase Agreement and approve the Transaction.

Conditions to the Transaction

The obligations of us and Vectronix to complete the Transaction are subject to satisfaction of a variety of conditions, as described below.

Conditions to Vectronix’s Obligations

Vectronix’s obligations to complete the Transaction are subject to the satisfaction or waiver of the following conditions:

•

Our representations and warranties contained in the Asset Purchase Agreement must be true (i) in all respects at the signing of the Asset Purchase Agreement and (ii) with certain enumerated exceptions, in all material respects at the Closing. We must further fulfill and perform, in all material respects, all obligations and comply with all covenants and conditions prior to or as of the Closing, including the delivery of all documents and agreements required to be delivered at the Closing;

•	We must deliver to Vectronix all consents (from governmental authorities and other third parties) required by the Transaction, and the CFIUS waiting period must have expired or otherwise terminated;

•

No action or other proceeding may be pending or threatened by or before any court or governmental agency which seeks to restrain, prohibit or prevent the consummation of the Transaction, and no law may be formally proposed or in effect which similarly prohibits the consummation of the Transaction;

•

There must not have occurred any event or change in circumstance that has, or could reasonably be expected to have, either individually or in the aggregate with all other events and changes in circumstance, a material adverse effect on the Thermal Imaging Business, including the business assets, the financial condition, or the operating results of the Thermal Imaging Business; provided that effects caused by changes or circumstances affecting general market conditions in the U.S. or foreign economies or which are generally applicable to the industry in which the Thermal Imaging Business operates do not, by themselves, constitute a material adverse effect;

•	The fairness opinion of Klein Farber shall have been delivered and must not be rescinded;

•	We must obtain payoff and release letters from all creditors with outstanding indebtedness related to the Thermal Imaging Business;

•	We must deliver to Vectronix evidence of the release of any liens or other encumbrances on the business assets to be sold to Vectronix at the Closing; and

•	Our stockholders must approve and adopt the Asset Purchase Agreement and the Transaction.

Conditions to Our Obligations

Our obligations to complete the Transaction are subject to the satisfaction or waiver of the following conditions:

•

The representations and warranties of Vectronix contained in the Asset Purchase Agreement must be true (i) in all respects at the signing of the Asset Purchase Agreement and (ii) with certain enumerated exceptions, in all material respects at the Closing. Vectronix must further fulfill and perform, in all material respects, all obligations and comply with all covenants and conditions prior to or as of the Closing, including the delivery of all documents and agreements required to be delivered at the Closing;

•	Vectronix must deliver to us all required consents from governmental authorities and other third parties;

•	Vectronix must remit the purchase price to us as described above;

•	No law or judgment may be in effect which prohibits or makes illegal the consummation of the Transaction; and

•	Our stockholders must approve and adopt the Asset Purchase Agreement and the Transaction.

Non-Competition and Non-Solicitation Restrictions

We have agreed, for an eight year period beginning upon the Closing of the Transaction, to not engage, directly or indirectly, in any business that researches, develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Thermal Imaging Business, or to own an interest or otherwise lend assistance to an any entity which undertakes the same. Notwithstanding the foregoing, we may:

•	complete performance of certain contracts related to the Thermal Imaging Business which are not assignable to Vectronix;

•	integrate a thermal image into another product of ours provided that such image is developed, manufactured and provided by a third party; and

•	own securities of a company listed on a national securities exchange or quoted on the OTCBB which represent no more than 5% of the voting power of such entity.

We and Vectronix have also agreed, for an two year period beginning upon the Closing of the Transaction, to not directly or indirectly (i) solely with respect to us, solicit any of our employees hired by Vectronix at the Closing, (ii) solicit any employee of the other party or any person who was employed by the other party within the prior six months or (iii) cause or induce any customer, partner, supplier, distributor or other third party to reduce or cease its business relationship with the other party or to deal with a competitor of the other party. Notwithstanding the foregoing, we are not prohibited from engaging in general solicitations which are not directly targeted towards current or former Vectronix employees.

Employees and Employee Benefits

Upon the Closing, we must use all commercially reasonable efforts to cause certain enumerated employees (all of which are employed in our Thermal Imaging Business) to make their employment services available to Vectronix. Further, upon the Closing, we are required to deliver to Vectronix retention agreements signed by four of the transferring employees to be identified by Vectronix. Although we must use commercially reasonable efforts to ensure the employees are available to work for Vectronix, Vectronix has no obligation to hire any such employees following the Closing. We will remain liable for (i) any obligations related to the termination of such employees at the Closing, and (ii) any remaining benefits owed to such employees under agreements with us and as applicable under our existing benefit plans.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement and the Transactions may be terminated in the following circumstances:

•	by mutual written consent of Vectronix and us at any time prior to the Closing;

•

by Vectronix or us if, prior to the Closing, the other party is in material default or breach of any representation, warranty, covenant, or agreement contained in the Asset Purchase Agreement, and the default or breach is not cured within thirty days following notice by the non-breaching party;

•	by Vectronix if events constituting a material adverse effect on the Thermal Imaging Business or the Thermal Imaging Business’ financial condition have occurred;

•	by Vectronix or us if a governmental authority has taken a non-appealable action to permanently prohibit, restrain or enjoin the consummation of the Transactions; or

•

by Vectronix or us if the Closing has not occurred by January 31, 2012, unless the Special Meeting occurs on or after January 27, 2012, in which case either party may terminate if the Closing has not occurred by February 7, 2012 (in either case, other than due to the terminating party’s failure to comply with its obligations under the Asset Purchase Agreement).

Upon termination in accordance with any of the above referenced provisions, all rights of obligations of us and Vectronix under the Asset Purchase Agreement will automatically end without any liability of either party, except for the following provisions which shall survive:

•	our representations and warranties regarding the absence of brokers and finders fees;

•	mutual confidentiality provisions and restrictions on public announcements binding both Vectronix and us; and

•	the general provisions of the Asset Purchase Agreement set forth in Article 10 thereof (except for a provision allowing for specific performance in the event of breach).

Indemnification; Survival of Representations and Warranties; Limitations on Liability

Both we and Vectronix have agreed to indemnify the other for certain losses that may be incurred or suffered as a result of the Transaction. We have agreed to indemnify Vectronix for any losses (including claims of third parties) directly or indirectly arising out of, relating to or resulting from any of the following:

•

any breach of any of our representations and warranties contained in the Asset Purchase Agreement or any other agreement or certificate delivered by us in connection therewith (such breach to be determined without regard to any materiality or similar qualification);

•

any breach of any of our covenants or agreements contained in the Asset Purchase Agreement or any other agreement or certificate delivered by us in connection therewith (such breach to be determined without regard to any materiality or similar qualification);

•	any intellectual property infringement claims related to our COTI products included with the business assets; and

•	any liabilities arising from or relating to the ownership or operation of the Thermal Imaging Business or the business assets that were not assumed by Vectronix.

Vectronix has agreed to indemnify us for any losses directly or indirectly arising out of, relating to or resulting from any of the following, including claims of third parties:

•	any breach of any representation or warranty of Vectronix contained in the Asset Purchase Agreement or any other agreement or certificate delivered by Vectronix in connection therewith;

•	any breach of any covenant or agreement of Vectronix contained in the Asset Purchase Agreement or any other agreement or certificate delivered by Vectronix in connection therewith; and

•	any liabilities expressly assumed by Vectronix under the Asset Purchase Agreement.

In the event we or Vectronix seeks indemnity from the other for an indemnifiable claim, the Asset Purchase Agreement sets forth specific claim procedures. The losses from any legitimate claim for indemnification of Vectronix will be first be satisfied from the escrow fund and, upon the exhaustion of the escrow fund, directly by us. The losses from any legitimate claim for indemnification of us will be satisfied directly by Vectronix.

The representations and warranties of both us and Vectronix contained in the Asset Purchase Agreement and all other agreements and certificates delivered therewith survive for a period of 18 months following the Closing; provided that (i) our representations and warranties regarding (A) tax matters, (B) employee benefit matters and (C) environmental, health and safety matters survive until 180 days following the expiration of the statute of limitations applicable to each such matter; (ii) our representations and warranties regarding (A) its power and authority to execute and deliver the Asset Purchase Agreement and the absence of conflicts with, or violations of, applicable law, our organizational documents, third party contracts or other obligations as a result of the Transaction and (B) the absence of broker’s fees payable in connection with the Transaction survive indefinitely (the representations and warranties set forth in (i) and (ii) are collectively referred to as the “fundamental representations”); and (iii) our representations and warranties regarding intellectual property survive until the fifth anniversary of the Closing.

Other than claims for fraud or willful misconduct, which have no limits on liability, neither us nor Vectronix are liable to the other for claims of indemnification until the aggregate losses of the other exceed $100,000. Upon meeting the loss threshold, the indemnifying party is liable to the other for all such losses, not just the losses in excess of $100,000. The maximum aggregate amount of losses for which we are obligated to indemnify Vectronix is $5,000,000, subject to the following exceptions:

•	the cap on liability does not apply to our indemnification obligations related to breaches of covenants and other agreements set forth in the Asset Purchase Agreement and related agreements;

•	the cap on liability does not apply to our indemnification obligations related to obligations that were not assumed by Vectronix;

•	the cap on liability does not apply to our indemnification obligations related to our fundamental representations; and

•

the cap on liability for our indemnification obligations related to our intellectual property representations and warranties and special indemnity with respect to intellectual property infringement claims is initially $8,000,000, and is reduced by $1,000,000 on each of the first four anniversaries of the Closing. In addition, the aggregate sum of all claims finally resolved and paid by us during the four year period following the Closing further reduces the intellectual property indemnification cap dollar-for-dollar.

Neither we nor Vectronix are be liable for special, incidental, punitive or consequential damages in connection with any claims or losses arising of the conduct of such party pursuant to the Asset Purchase Agreement. Notwithstanding the foregoing, any special, incidental, punitive or consequential damages recovered by a third party against either us or Vectronix are recoverable by such party in the event otherwise covered by the indemnification provisions of the Asset Purchase Agreement.

Golden Parachute Compensation

Pending the closing of the Transaction, we have agreed to accelerate the vesting of all of the currently outstanding options to acquire shares of our Common Stock held by Peter Kenefick, our Senior Vice President. Mr. Kenefick is our only named executive officer entitled to receive compensation in connection with or otherwise related to the Transaction.

Name	Cash($)	Equity($)(1)	Pension / NQDC($)	Perquisites / Benefits($)	Tax Reimbursement($)	Other($)	Total($)
Bill Joll President and Chief Executive Officer	—	—	—	—	—	—	—
John C. Carson Vice Chairman and Chief Strategist	—	—	—	—	—	—	—
John J. Stuart, Jr. Senior Vice President and Chief Accounting Officer	—	—	—	—	—	—	—
Peter Kenefick Senior Vice President	—	$12,000	—	—	—	—	$12,000

(1)	The Compensation Committee of our Board of Directors approved, subject to the closing of the Transaction, the full acceleration of vesting of all of Mr. Kenefick’s currently outstanding options to acquire shares of our Common Stock on a “single trigger basis.” The value was computed by multiplying (i) the number of Mr. Kenefick’s “in-the-money” options to acquire our Common Stock by (ii) the difference of $0.096 per share (the average closing market price of our Common Stock on the OTCBB over the first five business days following the first public announcement of the Transaction (which occurred on October 19, 2011)) minus $0.09, the exercise price per share of Mr. Kenefick’s “in-the-money” options. An aggregate of 2,000,000 shares issuable upon exercise of “in-the-money” Common Stock options are represented in the table, which were granted to Mr. Kenefick on December 24, 2010 at an exercise price of $0.09 per share. None of Mr. Kenefick’s other outstanding options to acquire our equity securities are “in-the-money.”

Required Vote

We do not believe stockholder approval of this Proposal is required under Delaware General Corporate Law since we plan to continue to operate our remaining businesses, however, we are voluntarily seeking stockholder approval of the Transaction for corporate governance purposes and to comply with a closing condition under the Asset Purchase Agreement. As such, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote at the Special Meeting is required to approve this Proposal.

Recommendation of the Board

At each stage of the ongoing negotiations with Vectronix, our Board of Directors was informed of the proposed Asset Purchase Agreement, and of the status of the negotiations. Presentations were made by our management and individual directors at regularly scheduled Board meetings, and our Board of Directors reasonably informed itself of the terms of the Transaction. Our Board of Directors also considered, among other things, the opinion of Klein Farber, all the reasons described under “Reasons for the Transaction,” all the risks and uncertainties described under “Risk Factors,” our current cash positions, financial condition, results of operations, business and prospects, the anticipated financial impact of the Transaction on our business plan and strategy, the specific terms and conditions of the definitive Asset Purchase Agreement, our recent stock performance, the accounting treatment for the Transaction, and the tax consequences of the Transaction to us.

After full consideration and evaluation, our Board of Directors has determined that the terms and conditions of the Transaction and related agreements are fair to, and advisable and in the best interests of, us and our stockholders.

The Board recommends that the stockholders vote “FOR” the adoption of the Asset Purchase Agreement and the approval of the transactions completed thereby.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF

INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK TO 800,000,000 SHARES

General

Our Certificate of Incorporation currently provides that we are authorized to issue two classes of stock, consisting of 500,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of October 3, 2011, approximately 113,705,932 shares of Common Stock were issued and outstanding and 1,785.57 shares of Series B Stock were issued and outstanding. No other shares of Preferred Stock are issued and outstanding.

The following table sets forth certain information with respect to our Common Stock:

Common Stock	As of October 3, 2011
Shares issued and outstanding	113,705,932
Shares issuable upon conversion of the outstanding shares of Preferred Stock	3,571,139
Shares issuable upon conversion of the outstanding principal balance of all convertible notes(1)	230,317,660
Shares reserved for issuance upon the exercise of outstanding options and warrants	68,114,291
Shares reserved for issuance pursuant to future grants under our equity compensation plans	10,918,341

Total(1)	426,627,363
Shares presently authorized for issuance	500,000,000

(1)	Does not include shares issuable upon conversion of interest under any of the outstanding convertible notes as such amount is not ascertainable at this time.

Each additional share of Common Stock authorized by the proposed amendment of our Certificate of Incorporation will have the same rights and privileges as each share of Common Stock presently authorized.

While there are no statutory preemptive rights pursuant to which stockholders may receive or purchase any of the additional shares of Common Stock to be authorized by the proposed amendment, Irvine Sensors has entered into a Stockholders Agreement with Costa Brava and Griffin in connection with a December 2010 financing, pursuant to which Costa Brava and Griffin have the right to participate in certain future issuances of securities by us on a pro rata basis with their initial investment. Traditional bank financings and stock issued in connection with strategic partnerships and investments, qualified public offerings, employee or director equity incentive plans and other customary transactions are excluded from this right of participation.

Our Board believes our current capital structure is inadequate for our present and future needs. Accordingly, our Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 500,000,000 to 800,000,000, which increases our total authorized capital stock to 801,000,000 shares. The Board is asking our stockholders to approve this amendment.

Purpose of Authorizing Additional Common Stock

The authorization of an additional 300,000,000 shares of Common Stock would give our Board the express authority to issue such shares of Common Stock from time to time as our Board deems necessary. Our Board believes it is necessary and advisable to have the ability to issue such additional shares of Common Stock for any proper corporate purpose including, but not limited to, conversions of existing convertible notes, option grants, convertible debt and equity financings, and any possible future acquisitions. Our Board believes that having these additional shares available will provide our Board with the flexibility it needs to respond quickly, and without the delays inherent in obtaining stockholder approval, should shares be required for these or any other corporate purposes.

As of the date of this proxy statement, our Board has no present specific plans, understandings or agreements for the issuance of the proposed additional authorized shares of Common Stock, other than pursuant to the exercise of stock options and conversions of existing convertible notes. Our Board, however, believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of our stockholders at that time could significantly impair our ability to meet our strategic objectives. The additional shares of Common Stock would be available for issuance by our Board without any future action by the stockholders, unless such action were specifically required by applicable law or the rules of any stock exchange or quotation system on which our securities may then be listed, and for such consideration that our Board may determine is appropriate and as may be permitted by applicable law.

If our Certificate of Incorporation is not amended as set forth in this proposal, we will have less flexibility to undertake further equity or convertible debt financing, especially when taking into consideration the convertible features of the existing notes.

Possible Effects of Increase in Authorized Common Stock

If this proposal is approved by the stockholders, our Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self-regulatory organizations. In addition to the issuance of additional Common Stock, our Certificate of Incorporation, as amended, currently empowers our Board of Directors to authorize the issuance of one or more series of Preferred Stock without stockholder approval.

The proposed increase in the authorized number of shares of Common Stock could have an anti-takeover effect, in that additional shares could be issued, within the limits imposed by applicable law, in one or more transactions that could discourage, delay or make more difficult a change in control or takeover of Irvine Sensors, although this is not the present intent of our Board. For example, additional shares could be issued by us to dilute the stock ownership or voting rights of persons seeking to obtain control of Irvine Sensors and thereby increase the cost of acquiring a given percentage of the outstanding stock. Similarly, the issuance of additional shares to certain persons allied with our management and/or Board could have the effect of making it more difficult to remove our current management and/or directors by diluting the stock ownership or voting rights of persons seeking to cause such removal. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business considerations and not by the threat of any hostile takeover attempt (nor is our Board currently aware of any such attempts directed at Irvine Sensors), stockholders should be aware that approval of the amendment to the Certificate of Incorporation could facilitate future efforts by us to deter or prevent changes in control of Irvine Sensors, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.

In addition, the issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value (or decrease in our net loss), an increase in the aggregate number of outstanding shares of the Common Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share (or increase the loss per share) of all outstanding shares of our capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected.

While authorization of the additional shares will not directly dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock enabled by authorization of the additional shares could reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

Proposed Amendment

If this proposal is adopted, the proposed amendment to our Certificate of Incorporation would amend the first paragraph of Article IV of our Certificate of Incorporation and is anticipated to be adopted substantially in the form as follows:

“The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”) and Preferred Stock (hereinafter referred to as “Preferred Stock”). The amount of total capital stock of the corporation is 801,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $0.01 par value, and 800,000,000 shares of Common Stock, $0.01 par value.”

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote at the Special Meeting is required to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 800,000,000.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 500,000,000 to 800,000,000.

PROPOSAL THREE: APPROVAL OF AN AMENDMENT

TO OUR CERTIFICATE OF INCORPORATION

TO CHANGE OUR NAME TO “ISC8 INC.”

General

Our Board has determined that it is advisable and in the best interest of our corporation and our stockholders to change our name from “Irvine Sensors Corporation” to “ISC8 Inc.” The Board has unanimously approved this name change, including the corresponding amendment to our Certificate of Incorporation, and is asking our stockholders to approve this amendment.

We are in the process of rebranding our company to reflect our current business focus. We are no longer just a sensors company and our management and Board believe that our proposed name change is a key part of this rebranding.

The change of our corporate name to ISC8 Inc. will not by itself affect in any way the validity of currently outstanding stock certificates or the trading of our securities. Our stockholders will not be required to surrender or exchange any of our stock certificates that they currently hold. Stockholders with certificated shares may continue to hold their existing certificates or receive new certificates reflecting the name change upon tendering their old certificates to our transfer agent.

If the stockholders approve this amendment to the Certificate of Incorporation, we also intend to apply for a change to our OTCBB ticker symbol.

Proposed Amendment

If this proposal is adopted, the proposed amendment to our Certificate of Incorporation would amend Article I of our Certificate of Incorporation in its entirety and is anticipated to be adopted substantially in the form as follows: “The name of this corporation is ISC8 Inc.”

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the Record Date and entitled to vote at the Special Meeting is required to approve the amendment to our Certificate of Incorporation to change our name to ISC8 Inc.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” approval of the amendment to our Certificate of Incorporation to change our name to ISC8 Inc.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. The proxy holders shall vote at their discretion on any procedural matters that may come before the meeting.

CHANGE OF CONTROL

As previously disclosed in our Current and Quarterly Reports filed with the SEC, on December 23, 2010, we entered into a Securities Purchase Agreement with Costa Brava and Griffin, pursuant to which we issued and sold to Costa Brava and Griffin, in part, an aggregate of 51,788,571 shares of our Common Stock for $3,625,199.90, or $0.07 per share. This sale of our Common Stock resulted in a change of control of Irvine Sensors. As of the date of this proxy statement, Costa Brava beneficially owns 36.4% of our voting securities and Griffin beneficially owns 12.4% of our voting securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our Common Stock as of November 21, 2011 by:

•	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The percentages shown in the table are based on 113,705,932 shares of Common Stock outstanding on November 21, 2011. Shares of Common Stock subject to options, warrants or other convertible securities which are exercisable within 60 days of November 21, 2011, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Irvine Sensors Corporation, 3001 Red Hill Avenue, Building 4-108, Costa Mesa, California 92626.

Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

Name	Sole Voting or Investment Power		Shared Voting or Investment Power	Aggregate Beneficial Ownership	Percent of Beneficial Ownership (1)
Seth W. Hamot	41,400,260	(2)	—	41,400,260	36.4%
Chester P. White	14,141,561	(3)	—	14,141,561	12.4
John C. Carson	557,520	(4)(5)(6)	11,194,504(18)(19)(20)	11,752,024	10.3
Marc Dumont	732,133	(7)	—	700,883	*
Bill Joll	7,002,718	(8)	11,194,504(18)(19)(20)	18,197,222	15.1
Jack Johnson	746,636	(9)	—	746,636	*
Thomas M. Kelly	684,848	(10)	—	684,848	*
Peter Kenefick	1,806,762	(11)	—	1,806,762	1.6
John Leon	1,720,790	(12)	—	1,720,790	1.5
Joy Randels	812,585	(13)	—	812,585	*
Dan Regalado	250,000	(14)	11,194,504(18)(19)(20)	11,444,504	10.0
John J. Stuart, Jr.	521,967	(5)(6)(15)	—	521,967	*
Robert L. Wilson	62,500	(16)	—	62,500	*
All current directors and executive officers as a group (13 persons)	70,437,280	(17)	11,194,504(18)(19)(20)	81,631,784	64.5%
5% Stockholders Not Listed Above:
Charles Schwab Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Retirement Plan	—		11,136,949(19)	11,136.949	9.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Shares owned and percentages for Mr. Carson, Mr. Joll and Mr. Regalado and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of Common Stock held by our Employee Stock Bonus Plan and our Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson, Mr. Joll and Mr. Regalado are members, and by extension the group of all current directors and executive officers which includes Mr. Carson, Mr. Joll and Mr. Regalado, and are thereby deemed to each hold the voting or investment power of the shares of Common Stock held by those Plans. (See footnotes 18, 19 and 20).

(2)	Mr. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(3)	Mr. White is the Managing Member of Griffin Partners LLC, which is the General Partner of The Griffin Fund LP. The securities reported are directly owned by The Griffin Fund LP, but may be deemed to be indirectly beneficially owned by Griffin Partners LLC, and Mr. White. Mr. White has sole voting control and investment power of these shares of Common Stock. While Mr. White and Griffin Partners, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by The Griffin Fund LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(4)	Includes 108,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.

(5)	Reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 19).

(6)	Reflects shares of Common Stock held by our Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 20).

(7)	Includes 677,400 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011.

(8)	Includes 6,775,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011.

(9)	Includes 680,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011.

(10)	Includes 671,900 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011.

(11)	Includes 1,435,487 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 19).

(12)	Includes 1,433,483 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 19).

(13)	Includes 666,666 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 19).

(14)	Includes 250,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011.

(15)	Includes 46,404 shares held by the Stuart Family Trust, of which Mr. Stuart is a trustee, and 64,900 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011. The named individual is eligible for retirement, the provisions of which would provide for acceleration of vesting of options to purchase 8,010,000 shares of Common Stock upon his retirement, which options are not included in this table since the named individual’s retirement has not yet occurred.

(16)	Includes 62,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011.

(17)	Includes 12,825,836 shares issuable upon exercise of Common Stock options exercisable within 60 days of November 21, 2011, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(18)	The named individual is a member of the Administrative Committee (see footnote 19) and the Deferred Plan Administrative Committee (see footnote 20), and has shared voting and investment power over the shares held by our Employee Stock Bonus Plan and Deferred Compensation Plan.

(19)	An administrative committee, which we refer to as the Administrative Committee, currently comprised of John C. Carson, Bill Joll, and Dan Regalado, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such plan.

(20)	An administrative committee, which we refer to as the Deferred Plan Administrative Committee, currently comprised of John C. Carson, Bill Joll, and Dan Regalado, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Deferred Compensation Plan, for the benefit of our key employees who are participants in such plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Marcus A. Williams
December 21, 2011 Costa Mesa, California	Marcus A. Williams Senior Vice President and Secretary

APPENDIX A

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

VECTRONIX INC.

and

IRVINE SENSORS CORPORATION

OCTOBER 17, 2011

- i-

(continued)

- ii-

(continued)

Page

ARTICLE 10 GENERAL PROVISIONS	59
Section 10.1 Notices	59
Section 10.2 Amendment	60
Section 10.3 Waiver and Remedies	60
Section 10.4 Entire Agreement	60
Section 10.5 Assignment and Successors and No Third Party Rights	60
Section 10.6 Severability	60
Section 10.7 Exhibits and Schedules	60
Section 10.8 Interpretation	61
Section 10.9 Governing Law	61
Section 10.10 Specific Performance	61
Section 10.11 Jurisdiction and Service of Process	61
Section 10.12 Waiver of Jury Trial	61
Section 10.13 Expenses	61
Section 10.14 No Joint Venture	61
Section 10.15 Counterparts	61
SCHEDULES
Schedule 1.1(a) COTI Products
Schedule 1.1(b) Existing Products
Schedule 1.1(c) Prepaid Amounts
Schedule 2.1(a) Receivables
Schedule 2.1(b) Inventory
Schedule 2.1(c) Purchased Intellectual Property
Schedule 2.1(e) Included Contracts
Schedule 2.1(f) Other Purchased Assets
Schedule 2.1(l) Deposits and Advance Billings
Schedule 2.2(h) Excluded Intellectual Property
Schedule 2.2(i) Restricted Contracts
Schedule 2.2(j) Excluded Contracts
Schedule 2.7(b) Form of Commission Determination Report
Schedule 2.8 Purchase Price Allocation
Schedule of Payables
Schedule 2.10(a) Stockholders
Seller Disclosure Schedules
Purchaser Disclosure Schedules
Schedule 6.1(c) Seller’s Required Consents
Schedule 6.1(g) Required Releases
Schedule 6.2(c) Purchaser’s Required Consents
Schedule 8.14 Hired Employees

- iii-

(continued)

Page

EXHIBITS
Exhibit A Bill of Sale
Exhibit B Assignment and Assumption Agreement
Exhibit C Intellectual Property Assignments
Exhibit D [INTENTIONALLY OMITTED]
Exhibit E Form of Retention Agreement
Exhibit F Seller Bring-Down Certificate
Exhibit G FIRPTA Certificate
Exhibit H Secretary’s Certificate
Exhibit I [INTENTIONALLY OMITTED]
Exhibit J Termination Agreement
Exhibit K Purchaser Bring-Down Certificate
Exhibit L Escrow Agreement
Exhibit M Press Release

- iv-

APPENDIX A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of October 17, 2011, by and between VECTRONIX INC., a Delaware corporation (the “Purchaser”), and IRVINE SENSORS CORPORATION, a Delaware corporation (the “Seller”).

The Seller is engaged in the business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Seller and its subsidiaries immediately prior to the date of this Agreement, subject to any changes on or prior to the Closing in accordance with Section 5.2 herein (the “Business”). The Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller all of the assets used or held for use in connection with, necessary for or relating to the Business, and the Purchaser has agreed to assume the Assumed Liabilities in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignments, the Retention Agreements and the Escrow Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York (USA) or Paris (France) are closed either under applicable Law or action of any Governmental Authority.

“Annual Calculation Period” means the time period from the Closing until the first anniversary of the Closing, and each one year anniversary of such date thereafter during the Commission Period.

“CBU” means “Commercial Business Unit”, the commercial business unit established or used by the Purchaser or one or more Affiliates of the Purchaser, which shall conduct the Business following the Closing.

“CFIUS” means the Committee on Foreign Investment in the United States, including any successor or replacement thereof.

“COTI” means any clip-on thermal imager containing a Core Engine and related products, in each case, solely as identified on Schedule 1.1(a) to this Agreement, as well as any updates to and derivatives of such products, where updates of and derivatives to products shall mean enhanced software, electrical or mechanical features to the products identified on Schedule 1.1(a).

“Classified Contract” shall have the meaning ascribed to that term in Subpart 4.401 of the FAR as defined from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential information, in whatever form or medium, concerning the business or affairs of the Business.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, purchase order, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Core Engine” means a thermal camera core, which includes a focal plane array and closely associated electronics.

“Core Engine Price” means:

(a) with respect to each Core Engine sold by the CBU to be integrated in a COTI, the Core Engine Price is the amount invoiced by CBU for such sale;

(b) with respect to each Core Engine sold by the CBU to be embedded in a product other than COTI, the Core Engine Price is the amount invoiced by CBU for such sale;

(c) with respect to each Core Engine integrated by the CBU in products other than COTI and directly sold by the CBU to a third party, the Core Engine Price is the average Core Engine Price calculated in accordance with (a) and (b) above over the trailing six month period.

(d) with respect to each sale by the CBU of an Existing Product acquired from the Seller that is not otherwise covered by items (a), (b) and (c) hereinabove, the Core Engine Price is the amount invoiced by the CBU for such sale.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JP Morgan Chase N.A.

“Existing Product” means a personal miniature thermal viewer or medical imager, both in substantially the form currently developed by the Seller in connection with the Business, as set forth on Schedule 1.1(b), together with updates to and derivatives of such products.

“Exon-Florio” means the Exon-Florio Amendment of the Defense Production Act of 1950, as amended.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Government Contract” means any Contract related to funding or to the supply of goods or services of the Seller between the Seller and a Governmental Authority or the Seller and a third party relating to a Contract between the third party and a Governmental Authority, as the case may be.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Holdback Period” means the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Internally Used Shrinkwrap Software” means software licensed to the Seller under generally available retail shrinkwrap or clickwrap licenses and used in the Seller’s business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Seller to customers or otherwise resold or distributed by the Seller.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Seller, the actual knowledge after reasonable investigation of any of the Seller’s Board members or executive officers, including John Carson, John Stuart and Pete Kenefick.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the Business, Purchased Assets, Assumed Liabilities, financial condition, operating results or operations of the Business, taken as a whole; provided, however, that the following shall not be deemed by itself to constitute a Material Adverse Effect: effects caused by changes or circumstances affecting general market conditions in the U.S. or foreign economies or which are generally applicable to the industry in which the Business operates.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of the Business for sums not yet due and payable and that do not impair the conduct of the Business or the present or proposed use of the affected property or asset, and (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Prepaid Amounts” means any prepaid amounts that have been received by the Seller from Optics 1, Inc. as of the Closing Date, as reflected in Schedule 1.1(c) attached hereto, which shall be updated as of the Closing Date.

“Prime Rate” means the prime rate reported from time to time in the “Money Rates” (or successor) section of the Wall Street Journal.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Restricted Contracts” means those Contracts relating to the Business that are awarded to the Seller by any Governmental Authority of the United States relating to the Small Business Innovation Research (SBIR) program and which require the Seller to be a “small business concern” as defined by applicable Law or are otherwise coordinated by the Small Business Administration of the United States.

“Semi-annual Calculation Period” means the time period from the Closing Date until June 30, 2012, and thereafter, each six-month period ending on the last calendar day of the sixth month in such Semi-annual Calculation Period.

“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any Business Employee (as defined herein) or any ERISA Affiliate employed or formerly employed or otherwise retained or formerly retained in the operation of the Business, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability in connection with or relating to the Business, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “pension plan” as defined in Section 3(3) of ERISA (“Pension Plan”) and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Seller or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Seller or any ERISA Affiliate) for the benefit of any Business Employee of the Seller or any ERISA Affiliate employed or formerly employed or otherwise retained or formerly retained in the operation of the Business, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability in connection with or relating to the Business.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

Section 1.2 Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Accountants	2.7(c)
Adjustment Amount	2.7(d)
Adjustment Calculation	2.6(c)
Adjustment Notice	2.6(c)
Agreement	Preamble
Annual Threshold	2.7(a)
Assignment and Assumption Agreement	2.11(a)(ii)
Assumed Liabilities	2.3
Balance Sheet	3.4(a)(i)
Bid	3.31(a)
Bill of Sale	2.11(a)(i)
Board	5.8(a)
Business	Preamble
Business Employees	3.17(a)
Carve Out Financial Statements	3.4(a)(iii)
Claim Notice	9.3
Closing	2.9
Closing Date	2.9
Closing Payables Schedule	5.6(a)
Commission Determination Report or CDR	2.7(b)
Commission Payment	2.7(a)
Commission Rate	2.7(a)
Commission Period	2.7
Confidentiality Agreement	8.3(a)
Controlling Party	9.4(c)
Dispute Notice	2.6(d)(ii)
Escrow Agreement	2.11(a)(x)
Escrow Fund	2.13
Estimated Closing Inventory	2.5(b)

Defined Term	Section
Exchange Act	5.8(b)
Excluded Assets	2.2
Excluded Contracts	2.2(j)
Excluded Intellectual Property	2.2(h)
Excluded Liabilities	2.4
FAR	3.31(g)
Fairness Opinion	2.10(a)(ii)
Final Closing Inventory	2.6(c)
Financial Statements	3.4(a)
Hired Employees	8.14(a)
Holdback Amount	2.5(a)
Improvements	3.12(d)
Included Contracts	2.1(e)
Indemnification Cap	9.6(a)
Indemnified COTI Products	9.1
Indemnified Party	9.3
Indemnifying Party	9.3
Independent Accounting Firm	2.6(f)
Initial Purchase Price	2.5(a)
Inventory	2.1(b)
Inventory Count	2.6(a)
IP Assignments	2.11(a)(iii)
IP Claim	9.6(b)
IP Indemnity Cap	9.6(b)
July Balance Sheet	3.4(a)(ii)
July Financial Statements	3.4(a)(ii)
Leased Real Property	3.12(b)
Leased Tangible Property	5.6(c)
Noncontrolling Party	9.4(c)
Objection Notice	9.3(a)(ii)
Owned Intellectual Property	3.13(b)
Proxy Statement	5.8(b)
Purchase Price	2.6(j)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(c)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	9.1
Required Consents	6.1(c)
Restricted Period	8.7(a)
Restricted Persons	8.3(b)
Retention Agreements	2.11(a)(v)
Sales Representative	3.31(j)
Schedule of Payables	2.10(a)(i)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	9.2
Special Claims	9.4(b)
Special IP Indemnity	9.1(c)
Special Meeting	5.8(a)
Stockholders Agreement	2.10(a)(iii)

Defined Term	Section
Stockholder Approval	3.2(a)
Subsequent Semi-annual Financial Statements	5.7
Superior Proposal	5.5
Takeover Proposal	5.5
Termination Agreement	2.10(a)(iv)
Third Party	9.4(a)
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.13(c)
Transfer Taxes	8.1(a)

Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2

THE TRANSACTION

Section 2.1 Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of the Seller in and to all of the properties and assets of every kind and description, whether real, personal or mixed, tangible or intangible, and wherever located, used or held for use in connection with, necessary for or relating to the Business (collectively, the “Purchased Assets”), including the following:

(a) all notes and accounts receivable of the Business, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment, including such receivables as set forth on Schedule 2.1(a);

(b) all inventories used or held for use in connection with, or relating to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods, including such inventory as set forth on Schedule 2.1(b) (“Inventory”);

(c) all rights, including Intellectual Property rights, in and to products sold or leased in connection with, or related to, the Business (including products hereafter sold, returned or repossessed and all rights of rescission, replevin, reclamation and rights to stoppage in transit) and all Intellectual Property owned, created, acquired, licensed or used by the Seller that is used in connection with or related to the Business at any time prior to and through the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the Business or the Purchased Assets, including the Intellectual Property set forth in Schedule 2.1(c);

(d) all rights, including Intellectual Property rights, in and to products under research and development in connection with the Business prior to the Closing;

(e) all Contracts and all rights thereto (including all outstanding offers or solicitations made by or to the Seller to enter into any such Contract), to the extent used in the Business, including the Contracts set forth on Schedule 2.1(e) (collectively, the “Included Contracts”);

(f) all machinery, equipment, furniture, furnishings, computer hardware and software, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof, including all of the assets set forth on Schedule 2.1(f);

(g) [INTENTIONALLY OMITTED];

(h) all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case relating to the Business and to the extent transferable to the Purchaser;

(i) all books, records, files, studies, manuals, reports and other materials (in any form or medium) related to the Business that are not part of any Classified Contract, including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, financial and accounting records, litigation files, personnel and employee benefits records related to employees of Seller engaged in the Business to the extent transferable under applicable Law, and copies of all other personnel records to the extent the Seller is legally permitted to provide copies of such records to the Purchaser; in each case, to the extent relating to the Business;

(j) all rights and interests under all certificates for insurance, binders for insurance policies and insurance under which the Seller, the Business or any of the Purchased Assets is or has been insured to the extent such rights or interests arise from or relate to any of the Assumed Liabilities or any casualty or Liability affecting the Business or any of the other Purchased Assets;

(k) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Business or any of the other Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with or relating to the Business or any of the other Purchased Assets or Assumed Liabilities; and

(l) all rights relating to deposits and prepaid expenses received by the Seller, advance billings received by the Seller with respect to Included Contracts that are not yet completed, claims by the Seller for refunds and rights of offset, in each case in connection with or relating to the Business that are not excluded under Section 2.2(g), including those set forth on Schedule 2.1(l) (which Schedule shall be updated as of the day immediately preceding the Closing Date), but excluding the Prepaid Amounts.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.3.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by the Seller as of the Closing:

(a) all cash or cash equivalents of the Business, except for items included under Section 2.1(l);

(b) any bank or brokerage accounts of the Seller and its subsidiaries;

(c) original copies of all minute books, non-classified records, stock ledgers and Tax records of the Seller and its subsidiaries, and any other materials that the Seller or its subsidiaries are required by Law to retain;

(d) the shares of the capital stock of the Seller and its subsidiaries;

(e) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof, other than as described in Sections 2.1(j) and 2.1(k);

(f) all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(g) all rights of the Seller under this Agreement, the Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement;

(h) any Intellectual Property identified on Schedule 2.2(h) (the “Excluded Intellectual Property”);

(i) subject to Section 2.12(d) hereof, any Restricted Contracts identified on Schedule 2.2(i);

(j) those Contracts identified on Schedule 2.2(j) (the “Excluded Contracts”);

(k) except as set forth in this Agreement, any rights in respect of the Leased Real Property; and

(l) for the avoidance of doubt, all business, assets, Intellectual Property and other property of the Seller and its Affiliates that are not included in the Business, including the following businesses of Seller: stacked semiconductor chips, MEMs, active imaging, cognitive systems, unmanned aircrafts, hyperspectral sensors, ISR systems, anti-tamper products, cyber security products and high speed processing.

Section 2.3 Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay, perform and discharge when due only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”): (x) all Liabilities related to the Hired Employees arising after the Closing; and (y) all Liabilities of the Seller arising after the Closing under the Included Contracts (a) as of the date of this Agreement or (b) that are entered into by the Seller after the date of this Agreement in accordance with Section 5.2 (except, in each case, for any Liability arising out of or relating to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure).

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser or any of its Affiliates or representatives, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Section 2.3 (such unassumed Liabilities, the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exhaustive list of Excluded Liabilities that the Purchaser does not assume and that the Seller will remain bound by and liable for, and will pay, perform and discharge when due:

(a) all Liabilities arising out of or relating to any Excluded Asset;

(b) all Liabilities under any Contract that is not an Included Contract, including any Liability arising out of or relating to the Seller’s credit facilities or any security interest related thereto;

(c) all Liabilities under any Included Contract that arise after the Closing but that arise out of or relate to any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract;

(d) all Liabilities arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed (1) by the Business prior to the Closing or (2) the Seller (other than with respect to the Business) prior to or after the Closing;

(e) all Liabilities arising out of or relating to Indebtedness incurred by the Seller;

(f) all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(g) all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the Business prior to the Closing or the leasing, ownership or operation of real property by the Seller prior to the Closing;

(h) all Liabilities arising under claims by (1) Hired Employees relating to time periods prior to the Closing or (2) employees or former employees, consultants, independent contractors, directors, or other service providers of the Seller (other than Hired Employees) relating to time periods prior to or after the Closing, including without limitation for compensation and hours of work (including overtime wages), benefits (including workers’ compensation and unemployment benefits), worker classification, fair employment practices (including discrimination, equal employment, and record-keeping requirements), meals and rest periods, employee safety and health, immigration, termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(i) all Liabilities arising under or in connection with any Seller Plan, or any termination, continuation, amendment or other acts or omissions in connection with any Seller Plan;

(j) all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller for actions taken (or failure to act) prior to the Closing;

(k) all Liabilities arising from any failure to comply with any applicable bulk sales Law or fraudulent transfer Law in connection with this Agreement (whether compliance would have been required by the Seller, the Purchaser or both, by applicable Law);

(l) all Liabilities arising under the WARN Act in connection with this Agreement or the transactions contemplated by this Agreement;

(m) all Liabilities arising out of or resulting from the Seller’s compliance or non-compliance with any Law or Judgment;

(n) all Liabilities relating to any negotiations, agreements or other transactions, if any, by the Seller with any third party that relate to the acquisition of the Seller or any of its assets or business or any termination of related negotiations or arrangements;

(o) all professional, financial advisory, broker, finder or other fees of any kind incurred by the Seller;

(p) all Liabilities of the Seller arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including the Seller’s disclosures to or negotiations with creditors or stockholders, solicitations of proxies or written consents from any Persons, or other legal obligations of the Seller; and

(q) all other Liabilities arising out of the operations of the business of the Seller (including the Business) or otherwise prior to the completion of the Closing, or based upon the acts or omissions of the Seller occurring after the Closing.

Section 2.5 Consideration; Estimated Inventory Payment.

(a) The consideration for the Purchased Assets consists of (a) the $10,000,000 (the “Initial Purchase Price”), payable as set forth herein, subject to adjustment in accordance with Section 2.6, (b) the assumption of the Assumed Liabilities; (c) the Commission Payments to be paid in accordance with Section 2.7 of this Agreement; and (d) the cancellation of the Seller’s obligation to repay any Prepaid Amounts outstanding as of the Closing Date. At Closing, the Purchaser will deliver to the Seller the Initial Purchase Price less (i) $1,500,000 (the “Holdback Amount”), which will be paid by the Purchaser to the Seller in accordance with the terms of this Agreement and the Escrow Agreement upon the expiration of the Holdback Period (as defined herein); and (ii) the amount paid to the Seller’s creditors per Section 5.6 (b). Any payment to Seller hereunder shall be calculated and payable in U.S. Dollars.

(b) No later than three Business Days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser a statement setting forth the Seller’s good faith estimate of the amount and value of the Inventory as of the Closing Date applying the principles set forth in Section 2.6(b) (the “Estimated Closing Inventory”). If the value of the Estimated Closing Inventory is less than $797,000, the Initial Purchase Price will be decreased dollar for dollar by the absolute value of the deficiency. If the value of the Estimated Closing Inventory is greater than $797,000, the Initial Purchase Price will be increased dollar for dollar by the absolute value of the excess.

Section 2.6 Post-Closing Adjustment.

(a) On the first Business Day after the Closing Date, the Purchaser and the Seller shall conduct a joint physical count of the Inventory (the “Inventory Count”) and shall document the results of the Inventory Count on Inventory count sheets provided by the Seller. The Purchaser and the Seller shall be provided copies of such inventory count sheets reflecting the results of the Inventory Count immediately following completion of the Inventory Count.

(b) Subject to the limitations set forth in this Section 2.6(b), the value of the Final Closing Inventory shall be determined as follows:

(i) The quantity of the Final Closing Inventory shall be determined based upon the physical inventory count sheets evidencing the results of the Inventory Count;

(ii) All raw materials Inventory shall be valued at the lower of (A) the Seller’s cost from the vendor, as reflected on the corresponding invoice, and (B) the current market price from the vendor, as determined by documentation from the vendor. For purposes of this Section 2.6(b)(ii), the Seller’s cost from the vendor and the current market price from the vendor shall be deemed to include any freight payments charged to or paid by the Seller for the applicable raw materials Inventory.

(iii) For each category of finished goods Inventory, the value of such finished goods Inventory shall equal the product of (x) the quantity of such finished goods Inventory, multiplied by (y) the unit price of such finished goods Inventory. For purposes of the preceding sentence, the unit price of each category of finished goods Inventory shall equal the sum of (1) the Seller’s actual cost of the raw materials used in the production of one unit of such category of finished goods Inventory, plus (2) the Seller’s actual labor costs associated with the production of one unit of such category of finished goods Inventory, plus (3) the Seller’s actual overhead costs associated with the production of one unit of such category of finished goods Inventory, in each case calculated in accordance with GAAP.

(iv) For all purposes of determining the value of the Final Closing Inventory, (x) no Inventory that is damaged, defective, obsolete or depreciated (to the extent that such Inventory would not be usable and saleable in the ordinary course of business) shall be included in the valuation of the Inventory, (y) all finished goods must be saleable in the ordinary course of business in order to be included in the valuation of the inventory and (z) all raw materials must be usable in the ordinary course of business in order to be included in the valuation of the Inventory.

(v) Final Closing Inventory shall also include any amounts owed to the Seller by the Purchaser or its Affiliates for Core Engines or Existing Products that the Seller has shipped to the Purchaser or its Affiliates, but for which the Purchaser or such Affiliate has not paid prior to the Closing Date.

(c) Within 30 days after the Closing Date, the Purchaser will prepare and deliver to the Seller written notice (the “Adjustment Notice”) containing the Purchaser’s calculation of the amount and value of the Inventory on the Closing Date based on the Inventory Count and applying the valuation principles set forth in Section 2.6(b) (the “Final Closing Inventory”) and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.6(h) (the “Adjustment Calculation”).

(d) Within 30 days after delivery of the Adjustment Notice, the Seller will deliver to the Purchaser (with contemporaneous delivery to the Escrow Agent if the Purchaser claims that it is entitled to payment pursuant to Section 2.6(h)) a written response in which the Seller will either:

(i) agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.6(h); or

(ii) dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

For purposes of this Section 2.6(d), the Seller may only deliver a Dispute Notice on the basis that the Purchaser’s calculation of the Final Closing Inventory does not properly reflect the Inventory Count or the valuation principles described in Section 2.6(b), or that the Adjustment Calculation contains mathematical errors on its face.

(e) If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.6(h).

(f) If the Seller timely delivers a Dispute Notice to the Purchaser if the Purchaser claims that it is entitled to payment pursuant to Section 2.6(h)), then the Purchaser and the Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.6(h). Any resolution by the Purchaser and the Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.6(h). If the Purchaser and the Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller will submit the remaining items in dispute to Deloitte & Touche for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller. If the Purchaser and the Seller are

unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller; provided, however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.6 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Purchaser and the Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation. The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.6(h). The Purchaser will revise the calculation of the Final Closing Inventory as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.6(f), and the Purchaser will provide instructions to the Escrow Agent consistent with such resolution. If the Independent Accounting Firm concludes that the Final Closing Inventory should be adjusted in favor of the Seller, the Purchaser shall bear one hundred percent of the Independent Accounting Firm’s fees and expenses. If, however, the Independent Accounting Firm concludes that the Final Closing Inventory should be adjusted in favor of the Purchaser or that no adjustment is necessary or appropriate, then the Seller shall bear one hundred percent of the Independent Accounting Firm’s fees and expenses.

(g) For purposes of complying with this Section 2.6, the Purchaser and the Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Business provided to the Independent Accounting Firm pursuant to this Section 2.6.

(h) If the value of the Final Closing Inventory as finally determined pursuant to this Section is less the value of the Estimated Closing Inventory, then the Seller will pay to the Purchaser the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment, or set off, as the case may be, at a rate of the Prime Rate plus 3% per annum. If the value of the Final Closing Inventory as finally determined pursuant to this Section 2.6 is greater than the value of the Estimated Closing Inventory, then the Purchaser will pay to the Seller the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment or set off, as the case may be, at a rate of the Prime Rate plus 3% per annum.

(i) Any payment to the Purchaser pursuant Section 2.6(h) may be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser or by set-off against the Holdback Amount, at the Purchaser’s option. Any payment to the Purchaser pursuant to Section 2.6(h) may also be satisfied by set off against any unpaid Commission Payments, which shall decrease dollar for dollar by such amount. Any payment to the Seller shall be effected by wire transfer of immediately available funds from the Purchaser to an account designated by the Seller. Such payments and/or set-off will be made within five Business Days following the final determination of the Final Closing Inventory in accordance with this Section 2.6.

(j) The purpose of this Section 2.6 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 9. Any payment made pursuant to this Section 2.6 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason. The Initial Purchase Price as so adjusted plus the sum of all Commission Payments pursuant to Section 2.7 is referred to in this Agreement as the “Purchase Price.”

Section 2.7 Deferred Purchase Price. In addition to the Initial Purchase Price to be made to the Seller in accordance with Section 2.5, for the period following the Closing Date until the fifth anniversary of the Closing Date (the “Commission Period”), the Purchaser shall make the Commission Payments as to the Seller as set forth below:

(a) For each Semi-annual Calculation Period following the Closing Date during the Commission Period, the Purchaser shall pay to Seller commissions (“Commission Payments”) equal to the sum of (i) the Core Engine Price of all Existing Products sold by the CBU during the Semi-annual Calculation Period multiplied by five percent (the “Commission Rate”), and (ii) the Core Engine Price of all other Core Engines sold by the CBU, during the Semi-annual Calculation Period after the Annual Threshold has been exceeded, multiplied by the Commission Rate, both subject to adjustment as set forth in Section 2.7(f) below. The “Annual Threshold” shall be 2,500 Core Engines sold by the CBU during the applicable Annual Calculation Period. For purposes of clarity, if the CBU sells 100 Core Engines in the first Semi-annual Calculation Period but no Existing Products, and then the CBU sells 2,600 Core Engines integrated in COTIs in the second Semi-annual Calculation Period, Purchaser shall make Commissions Payments for the Second Semi-annual Calculation Period to Seller in an amount equal to 200 Core Engines (100 + 2,600 — 2,500 Threshold) multiplied by the Core Engine Price

(b) The Purchaser shall prepare a “Commission Determination Report” or “CDR” for the Seller setting forth the foregoing calculation for each Semi-annual Calculation Period. Each CDR shall conform substantially to the format set forth in Schedule 2.7(b) attached hereto, and be in accordance with GAAP, and shall contain all the information specified in this section, including without limitation: (i) the number, type and pricing of all Core Engines or Existing Products sold during the Semi-annual Calculation Period; (ii) the type and name of the product into which the Core Engines have been integrated; and (iii) the customer to whom the Core Engine or Existing Product was sold. All moneys reported in the CDR shall be in U.S. dollars, or in both a foreign currency and U.S. dollars. If no Commission Payment has accrued for a Calculation Period, the Commission Determination Report shall still provide the foregoing information but shall also expressly state that less than 2,501 Core Engines were sold during the Annual Calculation Period and no Existing Products were sold during the Calculation Period to which the Commission Determination Report applies.

(c) Within thirty calendar days following the end of each Semi-annual Calculation Period during the Commission Period, the Purchaser shall deliver to the Seller the CDR, along with payment, in cash to an account designated by the Seller, of an amount equal to the aggregate Commission Payment earned during such Semi-annual Calculation Period, as set forth in the CDR. If the Seller objects in writing to any individual CDR within 10 days following its delivery by the Purchaser, then the parties will act in good faith to resolve themselves any objections to the CDR. If they are unable to do so within 30 days after the Seller’s notice of objection, then the dispute will be submitted to a mutually agreed-upon independent certified public accounting firm (the “Accountants”) for resolution, which resolution will be conclusive and binding on the parties. Until the number of CDR’s adjusted by the Accountants in favor of the Seller exceeds two, the parties agree that if a CDR is adjusted by two percent or less, the Seller shall bear one hundred percent of the Accountant’s fees and expenses, and no Adjustment Amount shall be paid. If a CDR is adjusted by more than two percent in the Seller’s favor, then such CDR shall be adjusted and the Adjustment Amount shall be calculated and paid by the Purchaser, and the Purchaser will bear one hundred (100%) percent of the Accountant’s fees and expenses. Further, if any CDR is adjusted in the Seller’s favor (even if by less than five percent), after at least two other CDR’s have been adjusted in the Seller’s favor, then the CDR shall be adjusted and the Adjustment Amount shall be calculated and paid by the Purchaser, and the Purchaser will bear one hundred (100%) percent of the Accountant’s fees and expenses. If the CDR is not adjusted, the Seller shall bear one hundred percent of the Accountant’s fees and expenses.

(d) The “Adjustment Amount,” with respect to any dispute, will be equal to (i) the Commission Payments as determined by the Accountants in accordance with Section 2.7(c) for such Semi-annual Calculation Period, minus (ii) the amount previously paid by the Purchaser to the Seller with respect to the Purchaser’s original Commission Determination Report for such Semi-annual Calculation Period, plus (iii) interest at the Prime Rate plus 3% per annum, compounded daily beginning on the tenth day of the month following the Calculation Period for which the Commission Determination Report was disputed by the Seller and ending on the date of payment.

(e) During the Commission Period, the Purchaser shall provide the Seller and its respective advisers, and the Accountants (in the event of any dispute pursuant to Section 2.7(c)) with all information in its possession or control relating to the CBU’s sales of the Core Engines and Existing Products, including access at all reasonable times to all books and records and cooperation and assistance as may be reasonably required to enable the Seller to confirm each Commission Determination Report.

(f) In calculating the Commission Payment, the parties further agree that during the Commission Period, if (i) the CBU has not received payment upon an invoice from a customer for which invoice the Purchaser has previously made a Commission Payment to the Seller within the previous 90 days and (ii) such customer has been adjudicated bankrupt or insolvent, then the Purchaser may set off its current Commission Payment due to the Seller by the amount the of the Commission Payment previously paid to Seller that is related to such customer; provided, that if the CBU should later receive any payment from such customer on such invoice, the Purchaser shall pay to the Seller 5% of such amount ultimately received by the CBU.

(g) Until the expiration of the Commission Period, the Purchaser shall be entitled, at its election, to set off against any Commission Payment: (i) any amounts payable to the Purchaser by the Seller pursuant to this Agreement (including with respect to the Seller’s indemnification obligations in Article 9) or any of the Ancillary Agreements, and (ii) any amounts the Purchaser or the CBU is required to pay to third parties in connection with any and all Losses that the Purchaser or any of its Affiliates may suffer, with respect to products that include the component parts purchased from the Seller prior to the Closing and returned or claimed for credit by any customer or distributor within the first 12 months after the Closing Date, including any product warranty claims or returns to the CBU with respect to such products, and in each case, such Commission Payment will be reduced dollar for dollar by such set off.

Section 2.8 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities will be allocated in accordance with Schedule 2.8 to this Agreement to be provided prior to the Closing in a form reasonably acceptable to both Seller and Purchaser. After the Closing, the parties will make consistent use of the allocation, fair market values and useful lives specified in Schedule 2.8 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within 90 days after the date the Purchase Price is determined, the Purchaser will prepare and deliver IRS Form 8594 to the Seller to be filed with the IRS. Any adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither the Purchaser nor the Seller will contend or represent that such allocation is not a correct allocation.

Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Seller, 3001 Red Hill Avenue, Building 4, Suite 108, Costa Mesa, California 92626, at 10:00 a.m., local time, on the date which is no later than five Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions which by their nature are to be satisfied at the Closing), or at such other time and place as the Purchaser and the Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.10 Signing Deliveries.

(a) Together with this Agreement, the Seller has delivered or caused to be delivered to the Purchaser:

(i) a list of all outstanding payables of the Business as of July 3, 2011 (the “Schedule of Payables”);

(ii) a true and correct copy of the signed opinion of Klein Farber, dated as of October 17, 2011, to the effect that, as of such date, the Purchase Price is fair, from a financial point of view, to the Seller (the “Fairness Opinion”);

(iii) a stockholders’ voting and support agreement, executed by those persons identified on Schedule 2.10(a), agreeing to vote in favor of the transactions contemplated by this Agreement at the Special Meeting (the “Stockholders Agreement”); and

(iv) a termination agreement, effective upon the Closing, with respect to that certain Teaming Agreement dated as of March 10, 2010 between Seller and Optics 1, Inc., in the form of Exhibit J (the “Termination Agreement”), executed by Seller.

(b) Together with this Agreement, the Purchaser has delivered or caused to be delivered to the Seller the Termination Agreement, executed by Optics 1, Inc.

Section 2.11 Closing Deliveries.

(a) At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i) a bill of sale in substantially the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

(ii) an assignment and assumption agreement in substantially the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;

(iii) assignments of all Purchased Intellectual Property in substantially the forms of Exhibits C-1, C-2 and C-3 (collectively, the “IP Assignments”) executed by the Seller;

(iv) [INTENTIONALLY OMITTED];

(v) retention agreements in substantially the form attached hereto as Exhibit E, executed by four of the employees of the Seller identified by the Purchaser (collectively, the “Retention Agreements”);

(vi) a certificate in the form of Exhibit F, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) through (f) and Section 6.1(h);

(vii) a certification in the form of Exhibit G executed by the Seller stating, under penalty of perjury, such Person’s U.S. employer identification number and address and that such Person is not a “foreign person” as defined in Section 1445 of the Code;

(viii) a certificate in substantially the form of Exhibit H of the secretary or assistant secretary of the Seller dated as of the Closing Date and attaching (A) the Seller’s charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Seller’s incorporation not more than five Business Days prior to the Closing Date; (B) the Seller’s bylaws and all amendments thereto; (C) a certificate of good standing of the Seller certified by the Secretary of State of the jurisdiction of the Seller’s incorporation and each other jurisdiction where the Seller is authorized to do business in connection with the Business, each issued not more than seven Business Days prior to the Closing Date; (D) all resolutions of the Board of the Seller relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement;

(ix) a receipt for the Initial Purchase Price paid in accordance with Section 2.5, in form reasonably satisfactory to the Purchaser;

(x) an escrow agreement by and among the Purchaser, the Seller and Escrow Agent, in substantially the form of Exhibit L (with such changes as may be reasonably requested by the Escrow Agent) (the “Escrow Agreement”), executed by the Seller;

(xi) technical data packages in form and substance reasonably acceptable to the Purchaser and Seller for each of the products described on Schedule 1.1(a); and

(xii) such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i) by wire transfer of immediately available funds to an account designated by the Seller in writing no later than five Business Days prior to the Closing Date, the Initial Purchase Price as adjusted pursuant to Section 2.5(b), less (x) the Holdback Amount and (y) the amount paid to the Seller’s creditors per Section 5.6(b) (which shall include, without limitation, the payoff amounts to those Persons set forth on Section 6.1(g) of the Disclosure Schedules (but only to the extent such payoff amounts in the aggregate are less than the Initial Purchase Price minus the Holdback Amount);

(ii) the Bill of Sale and the IP Assignments, if any, that call for a signature by the Purchaser;

(iii) [INTENTIONALLY OMITTED];

(iv) the Assignment and Assumption Agreement, executed by the Purchaser;

(v) a certificate in the form of Exhibit K, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and (b);

(vi) the Escrow Agreement, executed by the Purchaser;

(vii) the Termination of Standstill Agreement and associated discharge of the Prepaid Amount; and

(viii) such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(c) At the Closing, the Purchaser will deliver or cause to be delivered:

(i) To the Escrow Agent, the Holdback Amount in accordance with the terms of the Escrow Agreement;

(ii) To the applicable creditors of the Seller, the amount paid to the Seller’s creditors per Section 5.6(b) (which shall include the payoff amounts to those Persons set forth on Schedule 6.1(g) (but only to the extent such payoff amounts in the aggregate are less than the Initial Purchase Price minus the Holdback Amount).

Section 2.12 Consents.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Purchased Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset or

(iii) would, upon transfer, in any way adversely affect the rights of the Purchaser under such Purchased Asset. If the sale, conveyance, assignment, transfer or delivery by the Seller to the Purchaser of any interest in, or assumption by the Purchaser of any Liability under, any Purchased Asset requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption will be subject to such Consent being obtained. Without limiting Section 2.12(b), if any Included Contract may not be assigned to the Purchaser by reason of the absence of any such Consent, the Purchaser will not be required to assume any Assumed Liability arising under such Included Contract.

(b) If any Consent in respect of a Purchased Asset has not been obtained on or before the Closing Date, the Seller will continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which will provide the Purchaser the benefits of any such Purchased Asset, including subcontracting, licensing or sublicensing to the Purchaser any or all of the Seller’s rights with respect to such Purchased Asset and including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder. Once a Consent for the sale, conveyance, assignment, assumption, transfer and delivery of a Purchased Asset is obtained, the Seller will promptly assign, transfer, convey and deliver such Purchased Asset to the Purchaser, and the Purchaser will assume the obligations under such Purchased Asset assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement, which assignment and assumption agreement the parties will prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser. The Seller will pay and discharge, and will indemnify and hold the Purchaser harmless from and against, any and all out- of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Purchased Asset will be effected in accordance with the terms of this Agreement.

(c) Nothing in this Section 2.12 will be deemed a waiver by the Purchaser of its right to have received on or before the Closing an effective assignment of all of the Purchased Assets or of the covenant of the Seller to obtain all Consents, nor will this Section 2.12 be deemed to constitute an agreement to exclude from the Purchased Assets any of the Assets described under Section 2.1

(d) The Seller and the Purchaser hereby acknowledge and agree that the Restricted Contracts described on Schedule 2.2(i), which Schedule shall be updated by the Seller and delivered to the Purchaser no less than five (5) Business Days prior to the Closing Date to reflect any Restricted Contracts entered into after the date hereof, relate to the Business, but are not legally transferrable to the Purchaser. Subject to the terms and conditions of this Agreement, including Section 8.7, the Seller agrees that at the time such Restricted Contract is completed or terminated, the Seller shall be obligated to promptly assign, transfer, convey and deliver all of the Intellectual Property and any other work product of the Seller resulting from its performance of such Restricted Contract to the Purchaser, at no additional cost to the Purchaser, and such items shall be deemed “Purchased Assets” for purposes of this Agreement.

Section 2.13 Escrow Agent and Escrow Agreement. Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to applicable provisions thereof, the Escrow Agent will establish an escrow account to hold the Escrow Amount (the “Escrow Fund”) in trust pursuant to the Escrow Agreement free of any lien or other claim of any creditor of any of the parties which amount, plus any interest accrued thereon, will be payable to the Seller less (i) any amounts owed to the Purchaser with respect to any adjustments pursuant to Section 2.6 and (ii) any pending or paid indemnification claims asserted pursuant to Article 9, in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1 Organization and Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business as presently conducted by the Seller. The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of the Business makes such qualification or licensure necessary. Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of each Seller’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business in connection with the Business. The Seller has delivered to the Purchaser accurate and complete copies of the Seller’s certificate of incorporation and bylaws, as in effect as of the date of this Agreement, and the Seller is not in default under or in violation of any provision thereof.

Section 3.2 Authority and Enforceability.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller other than stockholder approval of Seller as set forth in Section 5.8 (the “Stockholder Approval”). The Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Seller has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Seller. On or prior to the Closing, the Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Upon execution and delivery, each Ancillary Agreement will constitute the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.3 No Conflict. Except as set forth on Section 3.3 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of the Seller (including the Purchased Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of incorporation or bylaws or other applicable charter or organizational documents of the Seller or any resolution adopted by the Board or stockholders of the Seller, (ii) any Contract to which the Seller is a party, by which the Seller or any of its properties or assets (including the Purchased Assets) is bound or affected or pursuant to which the Seller is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to the Seller or any of its businesses, properties or assets (including the Business or the Purchased Assets); or (b) require the Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4 Financial Statements.

(a) Attached as Section 3.4 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i) Audited consolidated comparative financial statements of the Seller as of October 3, 2010, including balance sheet (the “Balance Sheet”), income statement, statement of changes in stockholder equity and statement of cash flows for the periods then ended, including complete footnotes and auditor report thereon;

(ii) Unaudited condensed consolidated comparative financial statements of the Seller as of July 3, 2011 (the “July Financial Statements”), including balance sheet (the “July Balance Sheet”), statement of operations, statement of changes in stockholder equity and statement of cash flows for the nine months then ended; and

(iii) An unaudited unconsolidated (extracted) pro forma net asset sheet and pro forma product line contribution statement for the Business; including footnote disclosures for the nine months ended July 3, 2011 (the “Carve Out Financial Statements”).

(b) The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Seller and have been prepared in accordance with GAAP, consistent with past practice and consistently applied throughout the periods involved, except that (i) the July Financial Statements and the Carve Out Financial Statements may not contain all notes required by GAAP and are subject to normal year-end adjustments; and (ii) the Carve Out Financial Statements have been calculated as described in Section 3.4(a)(iii). The Financial Statements fairly present the financial condition and results of operations of the Business as of the respective dates and for the periods indicated therein. The balance sheet included in the Carve Out Financial Statements does not include or reflect any assets or Liabilities not intended to constitute a part of the Business or the Purchased Assets after giving effect to the transactions contemplated by this Agreement. The statement of operations included in the Carve Out Financial Statements does not reflect the operations of any entity, division or business not intended to constitute a part of the Business after giving effect to the transactions contemplated by this Agreement, and reflects all costs that historically have been incurred by the Business (other than the Excluded Liabilities).

Section 3.5 Books and Records. To the extent relating to the Business, the books of account, minute books, stock record books and other records of the Seller, all of which have been made available to the Purchaser, are correct and complete in all material respects. To the extent relating to the Business, the minute books of the Seller contain accurate and complete records of all formal meetings held by, and corporate action taken by, the Seller’s stockholders, directors and directors’ committees.

Section 3.6 Accounts Receivable. All notes and accounts receivable of the Business are reflected properly on the Carve Out Financial Statements or the accounting records of the Business as of the Closing Date and have arisen from bona fide transactions in the ordinary course of the Business. Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve set forth in the corresponding line items on the Carve Out Financial Statements or on the accounting records of the Business as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Seller in connection with the Business), with the exception of any receivables owed to the Seller by the Purchaser. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of the Business, relating to the amount or validity of such note or account receivable. Section 3.6 of the Seller Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable of the Business as of the date of the Carve Out Financial Statements.

Section 3.7 Inventories. All inventories of the Seller used in or held for use in connection with, necessary for or relating to the Business are of a quality and quantity usable and, with respect to inventory of finished goods only, are salable in the ordinary course of the Business. The inventory of finished goods is not slow moving (as determined in accordance with prior practices), obsolete, damaged, defective, subject to any reserve for inventory on the face of the Balance Sheet as adjusted for the passage of time through the date of this Agreement. The values at which such inventories are carried reflect the inventory valuation policy of the Seller in connection with the Business, which is in accordance with GAAP. All inventories are maintained at the facilities of the Seller, and no inventory is held on a consignment basis. The Seller has no commitments to purchase inventory for or relating to the Business other than in the ordinary course of the Business, which for the avoidance of doubt, includes inventory purchases in order to fulfill any outstanding orders by the Purchaser or its Affiliates.

Section 3.8 No Undisclosed Liabilities. The Seller has no Liabilities in connection with, arising out of or relating to the Business except for (a) Liabilities accrued or expressly reserved for in line items on the July Balance Sheet (b) current Liabilities incurred in the ordinary course of the Business after the date of the July Balance Sheet, and (c) Liabilities that occurred after the shipment of Inventory to Purchaser or its Affiliates; in each case, which do not exceed $25,000 individually or $50,000 in the aggregate.

Section 3.9 Absence of Certain Changes and Events. Since the date of the July Balance Sheet, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the July Balance Sheet, except as set forth in Section 3.9 of the Seller Disclosure Schedule or as specifically contemplated by this Agreement, there has not been any:

(a) amendment or authorization of any amendment to the articles of incorporation or bylaws or other applicable charter or organizational documents of the Seller in a manner that could be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement;

(b) (i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness used or held for use in connection with, necessary for or relating to the Business, (ii) loans, advances (other than routine advances to employees of the Seller in the ordinary course of the Business) or capital contributions to, or investment in, any other Person in connection with or relating to the Business, or (iii) entry by the Seller into any hedging Contract or other financial agreement or arrangement designed to protect the Business against fluctuations in commodities prices or exchange rates;

(c) sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the material properties or assets of the Seller used or held for use in connection with, necessary for or relating to the Business (other than sales of inventory in the ordinary course of the Business);

(d) acquisition of any properties or assets that are material to the Business individually or in the aggregate, except purchases of inventory and in the ordinary course of the Business or the acquisition of calibration ovens and related equipment used in the Business;

(e) damage to, or destruction or loss of, any of the properties or assets of the Seller used or held for use in connection with, necessary for or relating to the Business with an aggregate value to the Seller in excess of $10,000 individually or $25,000 in the aggregate, whether or not covered by insurance;

(f) entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) used or held for use in connection with, necessary for or relating to the Business which involves a total remaining commitment by or to the Seller of at least $10,000 individually or $25,000 in the aggregate, or otherwise outside the ordinary course of the Business;

(g) (i) except as required by Law, adoption, entry into, termination or amendment of any Seller Plan, collective bargaining agreement or employment, severance or similar Contract applicable to the Business Employees (as defined in Section 3.17(a)) (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any Business Employee, (iii) amendment or acceleration by the Seller of the payment, right to payment or vesting of any compensation or benefits applicable to any Business Employee, (iv) payment by the Seller of any material benefit not provided for as of the date of this Agreement under any Seller Plan to any Business Employee, (v) grant by the Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan applicable to any Business Employee, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Seller Plans or Contracts or awards made thereunder or (vi) any action by the Seller other than in the ordinary course of the Business to fund or in any other way secure the payment of compensation or benefits under any Seller Plan to any Business Employee;

(h) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) used or held for use in connection with, necessary for or relating to the Business with a value to the Seller exceeding $25,000 individually or $50,000 in the aggregate or otherwise outside the ordinary course of the Business;

(i) settlement or compromise in connection with any Proceeding involving the Seller and arising in connection with the operation of the Business or otherwise relating to the Business, the Purchased Assets or the Assumed Liabilities;

(j) capital expenditure or other expenditure with respect to property, plant or equipment used in or held for use in connection with, necessary for or relating to the Business in excess of $25,000 individually or $50,000 in the aggregate;

(k) change in the Seller’s accounting principles, methods or practices or investment practices in connection with or relating to the Business, including any changes as were necessary to conform with GAAP;

(l) change in payment or processing practices or policies regarding intercompany transactions;

(m) acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable, other than those owed by the Purchaser or its Affiliates, in connection with or relating to the Business;

(n) making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return, in each case in connection with or relating to the Business; or

(o) agreement by the Seller, whether in writing or otherwise, to do any of the foregoing.

Section 3.10 Operation of the Business. Since October 3, 2010, the Seller has conducted the Business only through the Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Seller and no part of the Business is operated by the Seller through any Person other than the Seller.

Section 3.11 Assets. The Seller has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Other than the Leased Real Property, the Purchased Assets constitute all of the properties and assets used in or necessary to conduct the Business as conducted currently and as currently planned to be conducted by the Seller. None of the Excluded Assets is material to the Business as it is currently conducted. Each tangible asset included in the Purchased Assets is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being currently use and has been maintained in accordance with normal industry practices.

Section 3.12 Leased Real Property.

(a) The Seller does not own any real property, nor has the Seller ever owned any real property, that is or has been used in connection with the Business.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by street address of the subject leased real property, the date, parties and term of the lease) of all real property that is leased or otherwise occupied by the Seller in connection with the Business (the “Leased Real Property”). The Seller holds valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Seller has delivered to the Purchaser accurate and complete copies of all leases relating to the Leased Real Property. With respect to each such Leased Real Property, the Seller has not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such lease. The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Each lease of the Leased Real Property grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder.

(c) The Seller is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Seller to use such Leased Real Property for the purposes for which it is currently being used in connection with the Business. The Seller has not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and the Seller has received no notice, and the Seller has no Knowledge, of any claim of any Person to the contrary.

(d) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws in all material respects and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements included in the Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. To Seller’s Knowledge, no part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Leased Real Property, or otherwise conflict with the property rights and construction requirements of the Seller. To Seller’s Knowledge each parcel of Leased Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Leased Real Property and comprising a part of the Leased Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Business thereon and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or threatened eminent domain or other Proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use and enjoyment of any Leased Real Property as currently used in the conduct of the Business.

(e) The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, except for such defects that do not impair the Seller’s ability to conduct the Business as currently conducted. The Leased Real Property constitutes all real property currently used in connection with, necessary for or relating to the Business as currently conducted and as currently planned to be conducted by the Seller.

Section 3.13 Intellectual Property.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Seller owns or otherwise possesses valid and legally enforceable rights to use the Purchased Intellectual Property as it is currently being used in the Business. The Purchased Intellectual Property constitutes all of the Intellectual Property used or held for use in connection with, necessary for or relating to the Business as currently conducted by the Seller other than the Excluded Intellectual Property, including, but not limited to, all Intellectual Property rights necessary to enable the calibration of the COTI cameras in the manner in which such calibration is currently conducted.

(b) Section 3.13(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by name and owner, and where applicable, registration number and jurisdiction of registration, application, certification and filing) of all of the Purchased Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(c), that is owned by the Seller (the “Owned Intellectual Property”), including (i) all patents and patent applications, invention disclosures, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and (ii) all computer software items (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software). The Seller is the sole owner of all right, title and interest in the Owned Intellectual Property, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation, and immediately after the Closing, the Purchaser will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Purchased Intellectual Property in the same manner and on the same terms and conditions that the Seller had immediately prior to the Closing. The Seller has not (x) transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Owned Intellectual Property to any other Person or (y) permitted any of its rights in such Owned Intellectual Property to enter into the public domain. There are no Contracts under which the Seller has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person.

(c) Section 3.13(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property used in connection with, necessary for or relating to the Business that any third party has licensed or sublicensed to the Seller or otherwise authorized the Seller to use (the “Third Party Intellectual Property”), including a list of the related Contracts (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software). The Seller has not granted any sublicense or similar right with respect to any such Third Party Intellectual Property. No third party that has licensed Third Party Intellectual Property to the Seller has ownership rights or license rights to improvements or derivative works made by or for the Seller based on such Third Party Intellectual Property.

(d) The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise. To Seller’s Knowledge, no Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of any of the Seller’s rights in the Owned Intellectual Property. There is no Proceeding, Judgment, Contract or other arrangement pending, or to the Seller’s Knowledge, threatened, that prohibits or restricts the Seller from carrying on the Business, or any portion of it, anywhere in the world or from any use of the Purchased Intellectual Property.

(e) All patents and registered and unregistered trademarks, service marks and copyrights included in the Purchased Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property. To Seller’s Knowledge, no event has occurred or circumstance exists that could render any of the Purchased Intellectual Property invalid or unenforceable. All necessary registration, maintenance and renewal fees in connection with each item of Owned Intellectual Property have been made and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities for purposes of maintaining such Intellectual Property. There are no actions that must be taken within sixty (60) days of the Closing Date for the purposes of maintaining, perfecting, preserving or renewing any such Intellectual Property, including the payment of any registration, maintenance, annuity or renewal fees or the filing of any documents, applications or certificates. All material patent, trademark, service mark and copyright applications with respect to the Owned Intellectual Property have been duly filed and maintained. The Seller has provided access to or delivered to the Purchaser: (i) all files with respect to patents, patent applications and invention disclosures, each as amended to date, included in the Owned Intellectual Property; (ii) all files with respect to trademark registrations and applications, each as amended to date, included in the Owned Intellectual Property; and (iii) accurate and complete copies of all maintenance documents and all other written documentation evidencing ownership and prosecution of each such item.

(f) The Seller has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Purchased Intellectual Property, except under those Contracts summarized or described in Section 3.13(c) of the Seller Disclosure Schedule.

(g) To the Seller’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Purchased Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.13(b) and 3.13(c) of the Seller Disclosure Schedule. Immediately after the Closing, to Seller’s Knowledge, the Purchaser will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property. The Seller has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.

(h) Neither the conduct of the Business nor the Seller’s creation, use, license or other transfer of the Purchased Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights or constitute unfair competition or unfair trade practices under any Law. The Seller has not received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Seller, the Business or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights. There are no pending disputes between the Seller and any other Person relating to the Purchased Intellectual Property.

(i) The Seller has taken all commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all material trade secrets and confidential business information included in the Purchased Intellectual Property. All Persons who have received material trade secrets or other material confidential business information of the Seller have entered into written confidentiality agreements with the Seller to protect the secret or confidential status of such information, and to Seller’s Knowledge, no Person has defaulted under or breached any term of any such agreement. The Seller has taken all commercially reasonable steps necessary to comply with all duties of the Seller to protect the confidentiality of information provided to the Seller by any other Person. In each case in which the Seller has acquired any of the Owned Intellectual Property through or from any current or former employee, consultant, independent contractor or other Person, the Seller has obtained a valid and enforceable written assignment agreement, substantially in the form set forth in Section 3.13(i) of the Seller Disclosure Schedule, sufficient to irrevocably transfer all rights, title and interest in that Intellectual Property to the Seller to the extent any such rights did not become the sole property of the Seller by operation of Law. To Seller’s Knowledge, none of those current or former employees, consultants, independent contractors or other Persons has violated any of those agreements.

(j) The Seller takes commercially reasonable steps at all times to assure that all software and data residing on its computer networks or licensed or otherwise distributed to customers in connection with or relating to the Business is free of viruses and other disruptive technological means. To Seller’s Knowledge, none of the Purchased Intellectual Property contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

(k) Except as set forth on Section 3.13(k)(i) of the Seller Disclosure Schedule, the computer software source and object code underlying or utilized in connection with the Owned Intellectual Property does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by the Seller. Except as set forth on Section 3.13(k)(ii) of the Seller Disclosure Schedule, none of the Purchased Intellectual Property was developed using any university funding or facilities, nor was it obtained from a university. The Seller is not a member of, nor is obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members. Except as set forth on Section 3.13(k)(iii) of the Seller Disclosure Schedule, none of the Purchased Intellectual Property (other than the Third Party Intellectual Property) includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license. None of the Purchased Intellectual Property that is material to the Business (including any patents and patent applications included in the Purchased Intellectual Property listed on Schedule 2.1(c) or any other registered Purchased Intellectual Property) was fully funded by or obtained from a Governmental Authority.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) used in connection with, necessary for or relating to the Business to which the Seller is a party, by which the Seller or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or a beneficiary, which:

(i) is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or involves an amount or value in excess of $10,000 individually or $25,000 in the aggregate or is otherwise not in the ordinary course of Business;

(ii) is for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

(iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of the Business;

(iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and a term of less than one year);

(v) is a license or other Contract under which (A) the Seller has licensed or otherwise granted rights in any Purchased Intellectual Property to any Person or (B) any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property (other than licenses of Internally Used Shrinkwrap Software);

(vi) `is for the employment of, or receipt of any services from, any Person engaged in the Business on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

(vii) provides for severance, termination or similar pay to any current or former directors, officers, employees or consultants or other independent contractors of the Seller who are engaged in the Business;

(viii) provides for a loan or advance of any amount to any director or officer of the Seller engaged in the Business, other than advances for travel and other appropriate business expenses in the ordinary course of the Business;

(ix) licenses any Person to manufacture or reproduce any of the Business’ products, services or technology or any Contract to sell or distribute any of the Business’ products, services or technology;

(x) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses of the Business or pursuant to which the Seller has any ownership interest in any other Person or business enterprise;

(xi) contains any covenant limiting the right of the Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Seller’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services related to the Business;

(xii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller or the Business;

(xiii) is a power of attorney granted by or on behalf of the Seller;

(xiv) is with a Governmental Authority;

(xv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of the Business;

(xvi) is a settlement agreement with respect to any pending or threatened Proceeding entered into within five years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Seller in the ordinary course of the Business in connection with routine cessation of such employee’s or independent contractor’s employment with or retention by the Seller or (B) settlement agreements for cash only (which has been paid) and does not exceed $25,000 as to such settlement;

(xvii) was entered into other than in the ordinary course of the Business and that involves an amount or value in excess of $25,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or

(xviii) is otherwise material to the Business, Purchased Assets or Assumed Liabilities or under which the consequences of a default or termination could have a Material Adverse Effect.

(b) The Seller has delivered to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Schedule 2.1(e) and Section 3.14(a) of the Seller Disclosure Schedule. With respect to each such Contract required to be listed:

(i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms. and except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity;

(ii) the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract;

(iii) neither the Seller nor, to the Seller’s Knowledge, any other party to the Contract is in material breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by the Seller or, to the Seller’s Knowledge, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Purchased Assets under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Seller given or received notice or other communication alleging the same; and

(iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), and to Seller’s Knowledge, no party has repudiated any portion of the Contract and the Seller has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c) To the Seller’s Knowledge, no director, agent, employee or consultant or other independent contractor of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Business, (ii) his or her ability to assign to the Seller rights to any invention, improvement, discovery or information used or held for use in connection with, necessary for or relating to the Business or (iii) the ability of the Seller to conduct the Business, or any portion thereof, as currently conducted or as currently proposed to be conducted.

(d) The Seller is not party to any Classified Contracts in connection with or otherwise relating to the Business.

Section 3.15 Tax Matters. (a) The Seller has timely filed all Tax Returns that it was required to file in connection with or relating to the Business in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return) arising in connection with or relating to the Business. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction in connection with or relating to the Business. The Seller has not requested an extension of time within which to file any Tax Return in connection with or relating to the Business which has not since been filed. The Seller has delivered to the Purchaser accurate and complete copies of all Tax Returns of the Seller and its predecessors) in connection with or relating to the Business for the fiscal years ended October 3, 2010, September 27, 2009 and September 28, 2008.

(b) The Seller has not or will not have additional Liability for Taxes with respect to any Tax Return in connection with or relating to the Business which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet. The amounts reflected as Liabilities in line items on the Balance Sheet for all Taxes in connection with or relating to the Business are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date. Since October 3, 2010, the Seller has not incurred any Liability for Taxes in connection with or relating to the Business arising from extraordinary gains or losses, as that term is used in GAAP.

(c) All Taxes arising in connection with or relating to the Business that the Seller is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(d) To the Seller’s Knowledge, no Governmental Authority will assess any additional Taxes in connection with or relating to the Business for any period for which Tax Returns have been filed and to Seller’s Knowledge, there exists no valid basis for any such assessment. No federal, state, local or foreign audits or other Proceedings are pending or being conducted in connection with or relating to the Business, nor has the Seller received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Governmental Authority against the Seller, with respect to any Taxes due from or with respect to the Seller in connection with or relating to the Business or any Tax Return filed by or with respect to the Seller in connection with or relating to the Business. The Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or deficiency in connection with or relating to the Business. The Seller has delivered to the Purchaser accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Seller in connection with or relating to the Business since September 27, 2009.

(e) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Seller in connection with or relating to the Business have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(f) No position has been taken on any Tax Return in connection with or relating to the Business for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Seller. The Seller has disclosed on its federal income Tax Returns in connection with or relating to the Business all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

(g) The Seller in connection or relating to the Business: (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes; (ii) does not own a single member limited liability company which is treated as a disregarded entity; (iii) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (v) is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) None of the Purchased Assets constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code. None of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as result of which the Seller is not treated as the owner of such Purchased Asset for federal income Tax purposes.

(i) There are no Encumbrances upon any of the Purchased Assets arising from any failure or alleged failure to pay any Tax (other than statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the balance sheet included in the Carve Out Financial Statements).

(j) Section 3.15(m) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material elections with respect to Taxes affecting the Business or any of the Purchased Assets. There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Seller or any Affiliate of the Seller that are, or if issued would be, binding upon the Purchaser for any Tax period or portion thereof beginning after the Closing Date.

Section 3.16 Employee Benefit Matters. Section 3.16 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans under which any of the Business Employees(or their beneficiaries) are eligible to participate or derive a benefit. The Seller has delivered to the Purchaser accurate and complete copies of all Seller Plans listed on Section 3.16 of the Seller Disclosure Schedule. Each Seller Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS. Each Seller Plan has been operated in all material respects in accordance with applicable Law. None of the Purchased Assets is subject to any Encumbrance in favor of, or enforceable by, the Pension Benefit Guaranty Corporation. Neither the Seller nor any ERISA Affiliate has ever sponsored, maintained or contributed to any Pension Plan subject to Title IV of ERISA or any multiemployer plan as defined in Section 3(37)(A) of ERISA.

Section 3.17 Employment and Labor Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees, temporary employees and independent contractors currently performing services for the Business (including each employee on leave of absence or layoff status) (each of such persons being a “Business Employee” and collectively, the “Business Employees”) along with the position, date of hire, compensation and bonuses (deferred, contingent or otherwise), benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, full-time or part-time status, exempt or non-exempt classification, notice and severance payments in the event of termination of employment, change in control, retention and other like benefits paid or payable (in cash or otherwise), accrued but unused sick and vacation leave or paid time off, work authorization with respect to such Persons and service credited for purposes of vesting and eligibility to participate under any Seller Plan with respect to such Persons. To the Seller’s Knowledge, no Business Employee intends to terminate his, her or their employment with the Seller.

(b) Neither the Seller nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, employee representative or other Contract with any labor union, works council or representative of any employee group, in any case involving Persons employed or retained in the operation of the Business, nor is any such Contract being negotiated by the Seller or any ERISA Affiliate. The Seller has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of the Seller employed in the operation of the Business. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(c) Since December 31, 2005, the Seller has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute related to the Business, nor to the Seller’s Knowledge, is any such action threatened, in any case that involve Persons employed or retained in the operation of the Business. To the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does the Seller contemplate a lockout of any employees engaged in the operation of the Business.

(d) The Seller has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, (including overtime), working hours, meal and rest breaks, worker classification, benefits, workers’ compensation, tax withholding contractual obligations, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing and changes in operations, in each case in connection with any of the Business Employees.

(e) The Business Employees are authorized and have appropriate documentation to work in the United States and are considered “U.S. persons,” as defined in the United States International Traffic in Arms Regulations. Section 3.17(e) of the Seller Disclosure Schedule sets forth an accurate and complete list of all the Business Employees of the Seller who are not United States Citizens or permanent residents of the United States. Each of the Business Employees required to be listed on Section 3.17(e) of the Seller Disclosure Schedule is authorized under applicable U.S. immigration Laws to work in his or her current position for the Seller.

(f) There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labor relations or employment matters in connection with or relating to the Business. The Seller has not in connection with or relating to the Business committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Seller’s Knowledge, threatened against the Seller before the National Labor

Relations Board or any other Governmental Authority. There has been no complaint, claim or charge of discrimination filed or, to the Seller’s Knowledge, threatened, against the Seller with the Equal Employment Opportunity Commission or any other Governmental Authority in connection with or relating to the Business.

(g) Except as set forth on Section 3.17 of the Seller Disclosure Schedule, since October 3, 2008, the Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to the Purchaser. Section 3.17(g) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Seller engaged in the Business who have been terminated or laid off, or whose hours of work have been reduced by more than 50% by the Seller, in the six months prior to the date of this Agreement.

Section 3.18 Environmental, Health and Safety Matters. The Seller and its predecessors and Affiliates are, and at all times have been, in compliance in all material respects with all, and not subject to any material Liability under any, Environmental Laws and Occupational Safety and Health Laws applicable to the Business or the Purchased Assets. The Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Laws or Occupational Safety and Health Laws, including any investigatory, remedial or corrective obligations relating to the Seller, the Business or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller in connection with or relating to the Business. No Hazardous Materials, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Seller’s Knowledge, has ever been present at the Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller and used in or held for use in connection with, necessary for or relating to the Business. No member of the Seller Group nor their respective predecessors or Affiliates has in connection with or relating to the Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Materials. Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for notification to or Consent of any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered or “responsible property transfer” Environmental Laws.

Section 3.19 Compliance with Laws, Judgments and Governmental Authorizations.

(a) Without limiting the scope of any other representation in this Agreement, the Seller is in compliance and has complied in all material respects with all, and the Seller has not violated in any material respect any, Laws, Judgments or Governmental Authorizations applicable to the conduct of the Business or the ownership or use of any of its properties or assets used or held for use in connection with, necessary for or relating to the Business. The Seller has not received at any time since December 31, 2005 any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the conduct of the Business or the ownership or use of any of its properties or assets used or held for use in connection with, necessary for or relating to the Business.

(b) Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Seller that are necessary for, or that otherwise relate to the Business as currently conducted or the ownership or use of any of the Purchased Assets, all of which are valid and in full force and effect. The Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations (other than security clearances), necessary to conduct the Business lawfully in the manner in which the Seller currently conducts the Business and to permit the Seller to own and use the Purchased Assets in the manner in which they currently own and use such assets.

(c) Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Judgments to which the Business, any of the properties or assets used or held for use in connection with, necessary for or relating to the Business, or the Seller in connection with or relating to the Business is or has been subject. To the Seller’s Knowledge, no director, officer, employee or agent of the Seller employed or retained in the operation of the Business is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 3.20 Legal Proceedings. Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against the Seller or that otherwise relate to or could reasonably be expected to affect the Business or the Purchased Assets, (b) to the Seller’s Knowledge, by or against any of the directors or officers of the Seller in their capacities as such and that relate to or could reasonably be expected to affect the Business, the Purchased Assets or the Assumed Liabilities or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Seller’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings will not, in the aggregate, have a Material Adverse Effect.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names and addresses of all customers that ordered goods and services from the Business with an aggregate value for each such customer of $25,000 or more during the 12-month period ended October 3, 2010 and the 39 weeks ended July 3, 2011; and (ii) the amount for which each such customer was invoiced during each such period.

(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names and addresses of all suppliers (including the Seller and any of its Affiliates) from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $25,000 or more during the 39 weeks ended July 3, 2011 and (ii) the amount for which each such supplier invoiced the Business during such period. The Seller has not received any notice and has no reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to the Business, subject to general and customary price increases. To the Seller’s Knowledge, no supplier of the Business described in clause (i) of the first sentence of this subsection (b) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22 Product Warranty. Section 3.22 of the Seller Disclosure Schedule sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Seller in connection with any products manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business. No product manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.22 of the Seller Disclosure Schedule. Each product manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business at all times has been in conformity in all material respects with all applicable contractual commitments and all express warranties. To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against it for replacement or repair thereof or other damages in connection with the Business, except as has been reserved for product warranty claims set forth in the corresponding line item in the Carve Out Financial Statements, as adjusted for the passage of time through the Closing Date in the ordinary course of the Business, consistent with the past custom and practice of the Seller in connection with the Business.

Section 3.23 Product Liability. To Seller’s Knowledge, the Seller has no Liability (and no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Seller in connection with the Business.

Section 3.24 Insurance. Section 3.24 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Seller, or under which the Seller has been the beneficiary of coverage at any time within the past five years, in each case with respect to the Business or the Purchased Assets. All premiums due and payable under such certificates of insurance, binders and policies have been paid and the Seller is otherwise in compliance with the terms thereof. The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy. Section 3.24(a) of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Seller related to the Business pursuant to any such certificate of insurance, binder or policy since December 31, 2005 and describes the nature and status of the claims. The Seller has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.24 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The Seller maintains, and at all times during the past five years has maintained, in full force and effect, certificates of insurance, binders and policies, of such types and in such amounts and for such risks, casualties and contingencies, that are (i) reasonably adequate to maintain its operations of the Business and the Purchased Assets and (ii) sufficient to comply with all insurance coverage obligations of the Seller under any Contract to which it is a party. The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program related to the Business.

Section 3.25 Related Party Transactions.

(a) Section 3.25(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts, transfers of assets or Liabilities or other commitments or transactions relating to the Business, whether or not entered into in the ordinary course of the Business, to or by which the Seller, on the one hand, and any Affiliate of the Seller on the other hand, is or has been a party or otherwise bound or affected. Each Contract, transfer of assets or Liabilities or other commitment or transaction required to be set forth in Section 3.25(a) of the Seller Disclosure Schedule was on terms and conditions as favorable to the Business as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

(b) No director, officer, employee or 5% or greater stockholder of the Seller, or Affiliate of any such stockholder, director, officer or employee, (i) owns or since December 31, 2005 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business, (B) any Person that has had business dealings or a material financial interest in any transaction with the Seller pertaining to the Business or (C) any Person that is a supplier, customer or competitor of the Seller except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since December 31, 2005 business dealings or a material financial interest in any transaction with the Seller pertaining to the Business, other than, in the case of employees of the Seller, salaries and employee benefits and other transactions pursuant to any Seller Plans in the ordinary course of the Business or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Seller.

Section 3.26 No Guarantees. None of the Liabilities of the Business or of the Seller incurred in connection with or relating to the Business is guaranteed by or subject to a similar contingent obligation of any other Person. The Seller has not in connection with the Business guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any Affiliate of the Seller in connection with or relating to the Business or the Purchased Assets.

Section 3.27 Brokers or Finders. Neither the Seller, nor any Person acting on behalf of the Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.28 Solvency. The Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, “insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, no final Judgments against the Seller in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such Judgments promptly in accordance with their terms (taking into account the maximum probable amount of such Judgments in any such actions and the earliest reasonable time at which such Judgments might be rendered) as well as all other obligations of the Seller.

Section 3.29 Opinion of Financial Advisors. The Seller has received the opinion of Klein Farber, dated as of the date of this Agreement, to the effect that, as of such date, the Purchase Price is fair, from a financial point of view, to the Seller, a signed copy of which opinion has been delivered to the Seller’s Board and to the Purchaser.

Section 3.30 Disclosure. No representation or warranty of the Seller in this Agreement, and no statement made by the Seller in the Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement or any Ancillary Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The Seller has no Knowledge of any fact or circumstance that has specific application to the Seller or the Business (other than general economic or industry conditions that do not affect the Seller or the Business uniquely) and that could have a Material Adverse Effect that has not been set forth in this Agreement or the Seller Disclosure Schedule.

Section 3.31 Government Contracts relating to the Business.

(a) Each quotation, bid or proposal by the Seller relating to the Business whereby payments in excess of $50,000 are contemplated which, if accepted or awarded, would lead to a Government Contract (a “Bid”) which is outstanding and which has been submitted to any Governmental Body or any proposed prime contractor under an existing or proposed prime government contract is set forth in Section 3.31(a) of the Disclosure Schedules.

(b) With respect to each Government Contract or Bid relating to the Business, (i) the Seller has complied in all material respects with all requirements of all Laws or Contracts pertaining to such Government Contract or Bid, (ii) all facts, representations and certifications executed, acknowledged, set forth in or pertaining to such Government Contract or Bid were current, complete and accurate in all material respects as of their effective date and the Seller has complied with all such representations and certifications, (iii) the Seller has not received notice from a Governmental Authority or any prime contractor, subcontractor or other Person that the Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Bid, (iv) other than in the ordinary course of a Governmental Authority audit process, no cost incurred by the Seller pertaining to such Government Contract has been questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Authority and (v) no Governmental

Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off or threatened to withhold or set off, any amount due to the Seller under any Government Contract other than routine retentions that are not in dispute.

(c) (i) Neither the Seller, nor to Seller’s Knowledge, any current or former employee or other service provider, including consultants, directors, distributors, officers, agents and independent contractors of the Seller is or has been under administrative, civil or criminal investigation, indictment, audit or information by any Governmental Authority relating to any Government Contract or Bid relating to the Business, and to the Knowledge of the Seller, there is no basis for any impending administrative, civil or criminal investigation, indictment, audit or information by any Governmental Authority relating to any Government Contract or Bid related to the Business, (ii) the Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged illegal act or omission relating to a Government Contract or Bid related to the Business, (iii) the Seller has not received any notices of termination of a Government Contract related to the Business for the convenience of the Governmental Authority, or for default, or received a cure notice, show cause notice or similar notice or received a performance rating of unacceptable, and (iv) no negative determinations of responsibility have been issued against the Seller in connection with any Government Contract or Bid related to the Business.

(d) To Seller’s Knowledge, there exist (i) no outstanding claims against the Seller, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Bid relating to the Business, (ii) no disputes between the Seller and a Governmental Authority under the Contract Disputes Act or any other Law or between the Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid relating to the Business, and (iii) no facts, to the Knowledge of the Seller, upon which any such claims or disputes could reasonably be expected to be based or which may give rise to any such claim or dispute. To Seller’s Knowledge, the Seller does not have any direct interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid relating to the Business. The Seller has delivered or made available to Purchaser correct and complete copies of all draft and final audit reports relating to the Business received by the Seller from and after December 31, 2005 by any Governmental Authority, if any, in the form received by the Seller.

(e) Neither the Seller nor its directors, officers, managers or employees engaged in the Business has been debarred or suspended from doing business with any Governmental Authority with respect to the Business (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Seller, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Seller, or any director, officer or employee of the Seller. The Seller’s cost accounting and procurement systems and the associated entries reflected in the Financial Statements with respect to the Government Contracts are in compliance in all material respects with all applicable Laws. All invoices and claims (including requests for progress payments and provisional cost payments) submitted under each Government Contract were accurate and complete in all material respects as of their submission date. The Seller has complied in all material respects with the pricing requirements of its Government Contracts relating to the Business including, but not limited to most-favored customer pricing, defective pricing, industrial funding fee, and price reductions provisions (e.g., 48 C.F.R. §§ 552.238-75 (Price Reductions), 552.212-70 (Preparation of Offer MAS), 552-238-74 (Industrial Funding Fee) contained in GSA multiple award schedule and similar contracts.

(f) To the Seller’s Knowledge, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Bid relating to the Business that have led to or could reasonably be expected to lead to (i) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving the Seller or any Employees, (ii) the questioning or disallowance of any costs submitted for payment by the Seller, (iii) the recoupment of any payments previously made to the Seller, (iv) a finding or claim of fraud, defective pricing or improper payments on the part of the Seller, or (v) the assessment of any penalties or damages of any kind against the Seller.

(g) Neither the Seller nor to the Seller’s Knowledge, any Sales Representative engaged in the Business has, in obtaining or performing any Government Contract related to the Business, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the Federal Acquisition Regulations (the “FAR”), the Procurement Integrity Act (18 U.S.C. § 423), the False Statements Act (18 U.S.C. § 1001), the False Claims Act (31 U.S.C. § 3729 et seq.), or the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m, 78dd-1, 78ff) and their implementing regulations or any applicable agency supplement thereto, (vi) the Cost Accounting Standards, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (ix) any other applicable procurement Laws.

(h) No payment has been made by the Seller or to the Seller’s Knowledge, by any Person acting on the Seller’s behalf (including any Sales Representative) to any Person (other than to any bona fide employee or agent, as defined in subpart 3.4 of the FAR, of the Seller) which is or was contingent upon the award of any Government Contract relating to the Business or which would otherwise be in violation of any applicable procurement Law relating to the Business.

(i) The Seller has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract relating to the Business.

(j) Section 3.31(j) of the Disclosure Schedules lists each third party sales representative or other Person through which the Seller sells products related to the Business (each, a “Sales Representative”), and the agreement governing the terms of such representation with respect to the Business. Each Sales Representative has at all times complied in all material respects with all applicable Laws with respect to marketing, selling, handling and exporting any such Seller’s products relating to the Business, except where the failure to so comply would not have a Material Adverse Effect.

(k) The Seller and each Sales Representative has complied in all material respects with all applicable Laws and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other proprietary assets relating to the Business. In each case in which the Seller has delivered or otherwise provided any technical data, computer software or Intellectual Property to any Governmental Authority in connection with any Government Contract relating to the Business, the Seller has marked such technical data, computer software or Intellectual Property with all markings and legends (including any “restricted rights,” “limited rights” and any “government purpose license rights” legend) necessary (under the FAR, Defense Federal Acquisition Regulations or other applicable Law) to ensure that no Governmental Authority or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Intellectual Property.

(l) All test and inspection results related to the Business provided by the Seller to any Governmental Authority pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract of any article designed, engineered or manufactured by the Seller relating to the Business were complete and correct in all material respects as of the date so provided. The Seller has provided all test and inspection results related to the Business to the applicable Governmental Authority or to any other Person pursuant to a Government Contract as required by Law and the terms of the applicable Government Contract.

(m) Section 3.31(m) of the Disclosure Schedules contains a complete and correct list of all government-owned property in the Seller’s possession relating to the Business, including tooling and test equipment, provided under, necessary to perform the obligations under or for which Purchaser could be held accountable under, any Government Contract. All such government-owned equipment is maintained by the Seller in accordance with a government- approved property management system.

(n) The Seller possesses all necessary security clearances for the performance of its obligations under each of its Government Contracts and Bids relating to the Business, which security clearances are set forth in Section 3.31(n) of the Disclosure Schedules. The Seller is in compliance in all material respects with all security and related requirements of its Government Contracts or Bids relating to the Business.

(o) The Seller has reached agreement with the cognizant Governmental Authority representatives approving and “closing” all indirect costs charged to Government Contracts relating to the Business for all years from inception through 2004, and those years are closed. The responsible Governmental Authority representatives have agreed with the Seller as to the “billing rates” that the Seller is charging on cost-type Government Contracts and Bids.

(p) The Seller is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority under or in connection with any Government Contract or Bid relating to the Business as a result of or by virtue of the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement.

(q) The Seller and each Sales Representative (with respect to the Seller’s products relating to the Business) is in compliance in all material respects with all United States and other applicable import and export Laws (including those specified in the International Traffic in Arms Regulations (United States) and the Export Administration Regulations (United States)). Neither the Seller nor any Sales Representative (with respect to the Seller’s products relating to the Business) has violated any United States or other applicable import or export Laws, or been the subject of an investigation or other inquiry or subject to civil or criminal penalties imposed by a Governmental Authority, or made a voluntary disclosure with respect to violations or alleged violations of said Laws. All applications for licenses to any Governmental Authority relating to the Business have accurately and completely set forth all material facts associated with the license applications; all terms and conditions of licenses and or other approvals from any Governmental Authority relating to the Business granted to the Seller or on behalf of the Seller or in which the Seller has an economic interest, have been complied with; and the Seller is unaware of any pending or contemplated action against the Seller by any Governmental Authority relating to alleged violations of any U.S. or foreign export Laws with respect to the Business.

(r) The Seller has delivered or made available to the Purchaser true, correct and complete copies of each audit of the Seller conducted by the Defense Contracting Audit Agency since December 31, 2005 with respect to the Business, and there are no facts, events, circumstances that would reasonably indicate that the Seller would likely be subject to a claim or assertion by the Defense Contracting Audit Agency that the Seller has a liability for a material adjustment for services or products provided by it with respect to the Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the

Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4.3 No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5 Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.1 Access and Investigation. Until the Closing and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Business as the Purchaser may reasonably request; provided that (a) the Purchaser shall not have access to any Classified Contracts or related information required to be kept confidential thereunder or (b) to any such information if, in the good faith judgment of the Seller’s counsel, such access would cause the Seller to lose the protections of the attorney-client privilege and work product doctrines, and such loss would be reasonably expected to materially and adversely harm the Seller. In addition, until the Closing, the Seller will cause its accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Business as reasonably requested.

Section 5.2 Operation of the Business.

(a) Affirmative Covenants Concerning the Business. Until the Closing, except as expressly consented to by the Purchaser in writing, the Seller will:

(i) conduct the Business only in the ordinary course of the Business and use its commercially reasonable efforts to preserve and protect the business organization of the Business, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with the Business;

(ii) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of the Business;

(iii) perform in all material respects all of its obligations under all Contracts relating to or affecting the Business or the Purchased Assets, and comply in all material respects with all Laws, Judgments and Governmental Authorizations applicable to it, the Business or the Purchased Assets;

(iv) maintain the Leased Real Property and all other properties and assets included in the Purchased Assets in a state of repair and condition that complies with all applicable Laws and is consistent with the requirements and normal conduct of the Business;

(v) continue in full force and effect the certificates of insurance, binders and policies set forth in Section 3.24 of the Seller Disclosure Schedule on substantially similar policies;

(vi) maintain the books and records relating to the Business consistent with the past custom and practice of the Business; and

(vii) confer with the Purchaser concerning operational matters of a material nature relating to the Business and otherwise report periodically to the Purchaser concerning the affairs of the Business.

(b) Negative Covenants Concerning the Business. Until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing, the Seller will not:

(i) enter into, assume or become subject to any material Contract relating to the Business other than (A) any Contract in the ordinary course of the Business that is terminable by the Seller upon not more than thirty days’ prior notice without Liability to the Seller and (B) any Contract for the purchase of raw materials and supplies in the ordinary course of the Business that has an aggregate future Liability to the Business of not more than $25,000, not to exceed $50,000 for all such Contracts;

(ii) amend, waive any material right under, cancel or terminate any Included Contract, Contract of a type required to be set forth on Section 3.14(a) of the Seller Disclosure Schedule, or Governmental Authorization included in the Purchased Assets;

(iii) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;

(iv) act or omit to act in a manner that would impair or otherwise adversely affect the Business, any of the Purchased Assets or Assumed Liabilities or the financial or other ability of the Seller to perform its obligations under this Agreement or any of the Ancillary Agreements;

(v) otherwise take any action or omit to take any action, which action or omission would result in a material breach of any of the representations and warranties set forth in Section 3.9; or

(vi) agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.3 Consents and Filings; Reasonable Efforts.

(a) The Seller will use its commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, including a joint filing to CFIUS under Exon-Florio with respect to the transactions contemplated by this Agreement and supply all additional information requested in connection therewith, and to obtain all Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 3.3(b) and Section 6.1(c) of the Seller Disclosure Schedule.

(b) As soon as practicable after the date of this Agreement, the Purchaser and the Seller will prepare, prefile, and then no earlier than five Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to Exon-Florio with respect to the transactions contemplated by this Agreement. The parties will provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review (and, if applicable, investigation) process within three Business Days of receiving such request or within such longer period as permitted by CFIUS. The parties, in cooperation with each other, will take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review (and, as applicable, investigation) process as promptly as practicable. In furtherance of the foregoing, the Purchaser and the Seller agree that if CFIUS offers the parties an opportunity to withdraw and resubmit their joint notice regarding the transactions contemplated hereby, and the parties opt to request withdrawal and resubmission in response to such offer by CFIUS, then the parties will agree to join the request for withdrawal and resubmission and promptly resubmit the joint notice regarding the transactions contemplated hereby.

(c) Each of the Seller and the Purchaser shall use all commercially reasonable efforts to resolve any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Exon-Florio with respect to the CFIUS approval and any other applicable foreign investment Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to the Seller’s Knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any foreign investment Laws, the Seller and the Purchaser shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any order, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, unless by mutual agreement the Seller and the Purchaser decide that litigation is not in their respective best interests. The Seller and the Purchaser will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any foreign investment Laws (including Exon-Florio). Each of the Purchaser and the Seller use all commercially reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under any foreign investment Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each of the Seller and the Purchaser shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of the Purchaser or its Affiliates to own or operate all or any portion of the Business or Purchased Assets. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Purchaser and the Seller shall promptly consult with each other to provide any necessary information with respect to (and, in the case of correspondence, provide the other party copies of), all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller shall promptly inform each other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any of the Purchaser or Seller or any of their respective Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Purchaser or any of its Affiliates to (i) litigate with any Governmental Authority or any other Person, (ii) divest any business or properties, (iii) divest, hold separate or otherwise accept limitations on ownership or control by the Purchaser or any of its Affiliates of any of their respective businesses or properties or on the operation of the business of the Purchaser or any of its Affiliates or (iv) agree that any of the directors of the Purchaser or any of its Affiliates be residents or citizens of the United States. Neither the Seller nor the Purchaser shall agree to any divesture or disposal of any of the Purchased Assets or enter into any agreement with any Governmental Authority regarding clearance, consents or approvals under any foreign investment Law without the prior written consent of the Purchaser.

Section 5.4 Notification. Until the Closing, the Seller will give prompt notice to the Purchaser of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by the Seller under this Agreement and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement. No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 7 or Article 9.

Section 5.5 No Negotiation. Except as set forth below, until the Closing, the Seller will not, and will cause its Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract; or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case for the purpose of the sale, lease, exchange, transfer, license, acquisition or disposition of the Business or any of the properties or assets used or held for use in connection with, necessary for or relating to the Business (other than sales of inventory for fair consideration in the ordinary course of the Business), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser. The Seller will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or Contracts (other than with the Purchaser) with respect to the foregoing and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. Notwithstanding the foregoing, from the date hereof until the date of the Stockholder Approval, Seller may engage in any of the foregoing in response to a bona fide unsolicited, written Takeover Proposal, made or received after the date of this Agreement under circumstances not involving a breach of this Agreement, which the Seller’s Board determines, after consultation with its outside legal and financial advisors, is reasonably likely to become a Superior Proposal if the Seller’s Board determines, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. Except as set forth in the immediately preceding sentence, if the Seller or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 5.5, the Seller will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and shall notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request; provided that the provision of such information does not breach any obligations of the Seller under any confidentiality agreement that is entered into after the date hereof to which the Seller is a party. For the purposes of this Section, a “Takeover Proposal” shall mean any proposal or offer from any Person or group of Persons other than Purchaser or its Affiliates relating to any direct or indirect acquisition or purchase of the Business, whether by merger, consolidation, asset purchase, business combination, share purchase or recapitalization or similar transaction as a result of which any such Person or Persons would own substantially all of the Purchased Assets or at least 50% of the equity interest (by vote or value) in Seller, it being expressly understood that a Takeover Proposal may include a combination of related proposals or offers from one or more Persons, whether or not Affiliates of each other, whereby separate divisions of the Seller are proposed to be acquired by such Persons. For the purposes of this Section, a “Superior Proposal” shall mean means any bona fide Takeover Proposal that the Seller’s Board determines in good faith to be more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement and that the Seller’s Board in good faith determines is reasonably capable of being consummated.

Section 5.6 Satisfaction of Obligations to Creditors.

(a) No less than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser an updated Schedule of Payables (the “Closing Payables Schedule”), together with appropriate payoff letters from each lender to the Seller indicating the outstanding amount of Indebtedness of the Seller relating to the Business or the Purchased Assets that will exist as of the Closing Date along with the amount required to repay such Indebtedness of the Seller and terminate and release any security interests and all agreements (including collateral and security agreements) related to such Indebtedness.

(b) On the Closing Date, the Purchaser may pay, or cause to be repaid, on behalf of the Seller, the Indebtedness and all other outstanding payables of the Seller as of the Closing Date relating to the Business or the Purchased Assets reflected on the Closing Payables Schedule to the extent set forth on such Schedule.

(c) At or prior to the Closing Date, the Seller will make arrangements reasonably satisfactory to the Purchaser to obtain all other Consents necessary to permit the Purchaser to obtain clear title to the Purchased Assets free of all Encumbrances other than Permitted Encumbrances, and the Seller will deliver or cause to be delivered to the Purchaser termination statements, releases and other appropriate evidence reasonably requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets other than Permitted Encumbrances exist as of the completion of the Closing. In furtherance, and not in limitation of the foregoing, at or prior to the Closing Date, the Seller will make arrangements reasonably satisfactory to the Purchaser to obtain clear title that is free of all Encumbrances to any machinery, equipment, furniture, furnishings, computer hardware and software, materials or other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business that is leased to the Seller (“Leased Tangible Property”). To the extent the Seller does not obtain such clear title to any Leased Tangible Property, Seller shall replace such Leased Tangible Property in the Purchased Assets with comparable tangible personal property that the Purchaser, in its sole discretion acting in good faith, determines is acceptable (with notification of such acceptance to be provided in writing by the Purchaser).

Section 5.7 Financial Statements. Until the Closing, within 30 days after the end of each fiscal quarter, the Seller will deliver to the Purchaser unaudited consolidated financial statements of the Seller, including a balance sheet and statement of operations, as at and for the fiscal quarter ending on the last day of the preceding fiscal quarter, together with an unaudited unconsolidated (extracted) balance sheet, statement of profit and loss, the Business as of the last day of the preceding fiscal quarter; including appropriate footnote disclosures and related extracted data for the same period (collectively, the “Subsequent Quarterly Financial Statements”). At the time that the Subsequent Semi-annual Financial Statements are delivered to the Purchaser, the Seller will by such delivery be deemed to have made the representations and warranties to the Purchaser with respect to such Subsequent Quarterly Financial Statements as set forth in Section 3.4 (Financial Statements).

Section 5.8 Special Stockholder Meeting; Proxy Statement.

(a) In accordance with applicable Law, the Seller, acting through its Board of Directors (the “Board”), shall (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the date hereof for the purpose of considering and approving this Agreement and the transactions contemplated hereby (the “Special Meeting”) and (ii) in the absence of a Superior Proposal, (A) include in the Proxy Statement (as defined herein) the recommendation of the Board that the stockholders of the Seller approve and adopt this Agreement and the transactions contemplated hereby, (B) not subsequently withdraw, modify or change in any manner adverse to the Purchaser such recommendation, and (C) use its reasonable efforts to obtain such approval and adoption. Such Special Meeting shall be held as soon as possible after the date of this Agreement but in no event later than December 31, 2011 if the SEC does not raise any comments regarding the Proxy Statement, or if the SEC does issue any such comments, no later than January 31, 2012.

(b) Within five Business Days after the date of this Agreement, the Seller shall file a proxy statement with the SEC for the Special Meeting to approve the sale of the Purchased Assets to Purchaser (as amended or supplemented, the “Proxy Statement”). The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Seller, and at the time of the Special Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading, and the Proxy Statement shall comply in all material respects as to form with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. In the absence of a Superior Proposal, the Proxy Statement shall include the recommendation of the Seller’s Board to the stockholders of the Seller in favor of the approval of this Agreement and the transactions contemplated hereby. The Seller shall promptly advise the Purchaser of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Seller in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date, except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability) and Section 3.4 (Financial Statements), and each of the Seller’s representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect,” each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Seller speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;

(b) Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c) Consents. Each of the Governmental Authorizations and Consents listed in Schedule 6.1(c) (the “Required Consents”) must have been obtained and must be in full force and effect, and the applicable waiting periods, if any, under CFIUS shall have expired or been terminated, and review and investigation of the transaction contemplated by this Agreement under Exon-Florio shall have been terminated and either the President of the United States or CFIUS, as the case may be, shall have provided written notification that it has determined to take no action authorized thereunder;

(d) No Action. There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e) No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect;

(f) Opinions. The Fairness Opinion must have been delivered at or prior to the date hereof and shall not have been rescinded prior to the Closing Date;

(g) Payoff and Release Letters. Each of Timothy Looney and any other Person set forth on Schedule 6.1(g) must have delivered to the Purchaser a payoff and release letter in form and substance satisfactory to the Purchaser, providing for the repayment in full of any outstanding Indebtedness and the corresponding release of any Encumbrance that such Person may have with respect to the Business or the Purchased Assets;

(h) Encumbrances. The Seller must have complied in all respects with its covenants in Section 5.6(c) hereof and must deliver to the Purchaser evidence in form and substance reasonably satisfactory to the Purchaser of the release of any Encumbrances (other than Permitted Encumbrances), including delivery of termination statements, releases and other appropriate evidence reasonably requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets other than Permitted Encumbrances exist as of the completion of the Closing.

(i) Transaction Documents. The Seller must have delivered or caused to be delivered each item that Section 2.11(a) requires it to deliver; and

(j) Stockholder Approval. A majority of the stockholders present at the Special Meeting in person or by proxy shall have approved the sale of the Purchased Assets to Purchase in accordance with this Agreement.

Section 6.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Purchaser’s representations and warranties that are qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Purchaser speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;

(b) Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c) Consents. Each of the Governmental Authorizations and Consents listed in Schedule 6.2(c) must have been obtained and must be in full force and effect;

(d) Payment. The Purchaser shall have paid by wire transfer of immediately available funds to an account designated by the Seller in writing no later than five Business Days prior to the Closing Date, the Initial Purchase Price, as adjusted pursuant to Section 2.5(b), less (x) the Holdback Amount and (y) the amount paid to the Seller’s creditors per Section 5.6(b) (which shall include, without limitation, the payoff amounts to those Persons set forth on Schedule 6.1(g) (but only to the extent such payoff amounts in the aggregate are less than the Initial Purchase Price minus the Holdback Amount);

(e) No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

(f) Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller each item that Section 2.11(b) requires it to deliver; and

(g) Stockholder Approval. A majority of the stockholders present at the Special Meeting in person or by proxy shall have approved the sale of the Purchased Assets to Purchaser in accordance with this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual consent of the Purchaser and the Seller;

(b) by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c) by the Seller (so long as the Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Seller;

(d) by the Purchaser if there has been a Material Adverse Effect;

(e) by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(f) by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before January 31, 2012 except in the event the Special Meeting does not occur until January 27, 2012 or later, in which case if the Closing has not occurred by February 7, 2012; or

(g) by the Seller if the Closing has not occurred (other than through the failure of the Seller to comply fully with its obligations under this Agreement) on or before January 31, 2012 except in the event the Special Meeting does not occur until January 27, 2012 or later, in which case by the Seller if the Closing has not occurred by February 7, 2012.

Section 7.2 Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.27 (Brokers or Finders), 8.3 (Confidentiality), 8.4 (Public Announcement), Article 10 (General Provisions) (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8

ADDITIONAL COVENANTS

Section 8.1 Tax Matters.

(a) The Seller will pay in a timely manner all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, including expenses and fees relating to registering Purchased Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller. The Seller will prepare, subject to the Purchaser’s reasonable approval (which approval will not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that the Purchaser will be permitted to prepare and file any such Tax Returns that are the primary responsibility of the Purchaser under applicable Law. The Purchaser’s preparation of any such Tax Returns will be subject to the Seller’s reasonable approval, which approval will not be unreasonably withheld or delayed. The Seller and the Purchaser will reasonably cooperate with each other to share information reasonably necessary for the preparation of those Tax Returns and any Tax clearance certificates that either the Seller or the Purchaser may request.

(b) If, prior to the Closing, there have been any Taxes based on the value of property assessed against any of the Purchased Assets, the Seller will pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins before the Closing Date and ends after the Closing Date. Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 8.1(b). Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party. This Section 8.1(b) does not apply to Transfer Taxes, which are the sole obligation of the Seller under the provisions of Section 8.1(a).

Section 8.2 Excluded Liabilities. In addition to the Seller’s obligation to pay Taxes pursuant to Section 8.1, the Seller agrees to pay and perform when due all Excluded Liabilities, and in reliance on that promise, the parties have elected not to comply with the provisions of any bulk transfer or similar Law of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser. Notwithstanding any other provision of this Agreement, the Seller acknowledges that this Agreement requires the Seller to indemnify the Purchaser in accordance with Article 9 against any and all Losses as a result of noncompliance with any applicable bulk transfer Law, whether compliance with such Law is required on the part of the Seller and/or the Purchaser.

Section 8.3 Confidentiality.

(a) The parties agree to continue to abide by that certain Non-Disclosure Agreement between the Seller and the Purchaser dated June 20, 2011 (the “Confidentiality Agreement”). Beginning on the date of this Agreement, the Seller will not, and will cause its Affiliates not to, waive affirmatively any right under any other nondisclosure agreement previously entered into by the Seller and any other Person with respect to the evaluation of the sale of the Business or any of its material properties or assets without the prior written consent of the Purchaser.

(b) From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information. From and after the Closing, the Seller will, and will cause each of its Affiliates and its and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(c) Except as contemplated by Section 8.4, the Purchaser and the Seller will not, and the Purchaser and the Seller will cause their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement; and (iii) as permitted in accordance with Section 8.3(d) of this Agreement. Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.3(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d) Except as contemplated by Section 8.4, if a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 8.4 Public Announcements. Notwithstanding anything to the contrary in the foregoing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each party reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making such disclosure). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached hereto at Exhibit M. Any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser determines after consultation with the Seller. The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Business will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.

Section 8.5 Assistance in Proceedings. From and after the Closing, at the reasonable request of the Purchaser and subject to customary confidentiality restrictions, the Seller will and will cause its Affiliates to reasonably cooperate with the Purchaser and its counsel in the contest or defense of, and make reasonably available its personnel and provide any testimony and reasonable access to its books and records, during normal business hours on at least three Business Days’ prior written notice; in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Business; provided that the Purchaser shall reimburse the Seller and its Affiliates for all costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.

Section 8.6 Privileges. The Seller acknowledges that the Purchased Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities. The Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement. The Seller and the Purchaser (a) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate. The Seller agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets. The Seller will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Article 9, in order to permit the Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.

Section 8.7 Noncompetition.

(a) During the period commencing on the Closing Date and ending on the third anniversary of the expiration of the Commission Period (the “Restricted Period”), the Seller will not, and it will cause its subsidiaries not to, directly or indirectly, engage in any business anywhere in the world that researches, develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Business, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser or the Business in developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Business; provided, however, that, for the purposes of this Section 8.7, (i) subject to the provisions of this Agreement, including the Seller’s obligations pursuant to Section 5.3, Seller shall be permitted to complete its performance of the Restricted Contracts identified on Schedule 2.2(i), solely to the extent (A) such Contracts are not legally transferrable to the Purchaser and (B) such

Contracts have been finally awarded to the Seller within the eight month period following the Closing; and (ii) ownership of securities having no more than 5% of the outstanding voting power of any Person which are listed on any national securities exchange or the OTC Bulletin Board will not be deemed to be in violation of this Section 8.7 as long as the Person owning such securities has no other connection or relationship with such Person.

(b) The Restricted Period will be extended by the length of any period during which the Seller or any of its Affiliates is in breach of the terms of this Section 8.7.

Section 8.8 Nonsolicitation.

(a) Unless otherwise agreed to in writing by the other party hereto during the period from the Closing Date until the second anniversary of the Closing Date, neither Seller nor Purchaser will, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and each will cause its respective Affiliates not to, directly or indirectly, for such party or on behalf of or in conjunction with any other Person, (i) call upon any Hired Employee (in the case of the Seller) or any individual who is, at the time the individual is called upon, an employee of the other party for the purpose or with the intent of soliciting such employee away from or out of the employ of the other party, or employ or offer employment to any individual who was or is employed by the other party unless such individual will have ceased to be employed by the other party for a period of at least six months prior thereto or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the other party to cease or reduce the extent of its business relationship with the other party or to deal with any competitor of the other party.

(b) This Section 8.8 will not be deemed to prohibit the Seller or the Purchaser from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Purchaser or the Seller, as applicable.

Section 8.9 Reports and Returns. The Seller will promptly after the Closing (but in no event later than the applicable due dates) prepare and file all reports and returns required by applicable Laws relating to the Business as conducted by the Seller through the Closing.

Section 8.10 Access to Records. After the Closing, the Purchaser will retain for a period consistent with the Purchaser’s record retention policies and practices those records included in the Purchased Assets delivered to the Purchaser. The Purchaser also will provide the Seller and its employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits.

Section 8.11 Refunds and Remittances. If the Seller (or any of its Affiliates), on the one hand, or the Purchaser, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

Section 8.12 Customer Inquiries. After the Closing, the Seller will use commercially reasonable efforts to promptly notify the Purchaser of each inquiry that it or any of its Affiliates receives relating to the Business from an existing customer of the Business or any other Person that expressly states its desire to explore a commercial relationship with the Business.

Section 8.13 Further Assurances.

(a) Subject to the other express provisions of this Agreement, the parties will, and will cause their respective Affiliates to, cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree

(a) to furnish, or cause to be furnished, upon reasonable request to each other and to their respective Affiliates such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other and to their respective Affiliates such other documents and (c) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, from and after the Closing Date, and from time to time at the request of the other party, the Purchaser shall, and shall cause its respective Affiliates to, and the Seller shall, and shall cause its Affiliates to, without further consideration, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Ancillary Agreements and take such other action as may reasonably be necessary to consummate the transactions contemplated in this Agreement and to register such transaction with any relevant Governmental Authorities.

(c) From and after the Closing Date, in the event that the Seller or any of its Affiliates owns or has any interest in any tangible assets which are used by (or reasonably expected to be used) or required for the Business, the parties will work together in good faith to transfer such tangible assets (or interests therein) as are used by (or reasonably expected to be used) or required for the Business to the Purchaser in a manner consistent with the terms of this Agreement.

(d) Following the Closing Date, the Seller shall use reasonable efforts to assist the Purchaser in exiting the Leased Real Property in a reasonable manner promptly following the Closing Date.

Section 8.14 Employees and Employee Benefits.

(a) The Seller will use all commercially reasonable efforts to cause its employees who are employed or retained in the operation of the Business, including the employees set forth on Schedule 8.14, to make available their employment services to the Purchaser. Such employees who accept Purchaser’s offer of employment (the “Hired Employees”) effective as of the Closing shall become employees of the Purchaser. The Purchaser is not obligated to hire any employee of the Seller but may interview and make offers of employment to any or all of the Seller’s employees who are employed or retained in the operation of the Business. Subject to applicable Law, the Purchaser will have reasonable access to the facilities and personnel records (including without limitation performance appraisals, disciplinary actions, and grievances) of the Seller for the purpose of preparing for and conducting employment interviews with any or all of such employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by the Seller upon reasonable prior notice during normal business hours. Prior to the Closing, the Seller will provide the Purchaser with completed I-9 forms and attachments with respect to all Hired Employees, except for such employees as the Seller will certify in writing to the Purchaser are exempt from such requirement. Effective immediately before the Closing, the Seller will terminate the employment of all of the Hired Employees.

(b) The Purchaser will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including without limitation work rules, benefits and salary and wage structure, all as permitted by applicable Law. The Purchaser is not obligated to assume any collective bargaining agreements under this Agreement. The Seller will be solely liable for any termination notice severance or similar payment required to be made to any of its employees as a result of the transactions contemplated by this Agreement. Any bargaining obligations of the Purchaser with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, will be the sole responsibility of the Purchaser.

(c) It is understood and agreed that (i) the Purchaser’s expressed intention to extend offers of employment as set forth in this Section will not constitute a Contract (express or implied) on the part of the Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Purchaser may establish pursuant to individual offers of employment and (ii) employment offered by the Purchaser is “at will” and all Hired Employees will remain at-will employees and the employment of such Hired

Employees may be terminated by the Purchaser or by the Hired Employee at any time for any reason (subject to any written commitments to the contrary made by the Purchaser or the Hired Employee and applicable Laws governing employment). For the avoidance of doubt, nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d) From and after the Closing the Seller will remain solely responsible for all Liabilities to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of (i) the employment of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee (including without limitation in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any termination, notice, severance or similar payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, (ii) without limiting Section 2.4(i), the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Seller Plan or other employee or retiree benefit or compensation plan, program, practice, policy or other Contract of the Seller, (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including deferred compensation) or (iv) payments required under the WARN Act. In addition, from and after the Closing, the Seller will remain solely responsible for all Liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

(e) All Hired Employees who are participants in the Seller Plans that are Pension Plans will retain their accrued benefits under such Seller Plans as of the Closing Date. Without limiting Section 2.4(i), the Seller (or the applicable Seller Plan) will retain sole liability for the payment of such benefits as and when such Hired Employees become eligible for them under such Seller Plans. The Seller will cause the Hired Employees to be fully and immediately vested in their accrued benefits under each such Seller Plan as of the Closing Date.

(f) The Seller will cause the Hired Employees to be fully and immediately vested in (i) any awards made under any Seller Plan providing equity-based compensation and (ii) any accrued benefit under any Seller Plan providing for nonqualified deferred compensation.

Section 8.15 Holdback Payment.

(a) Subject to the terms and conditions of this Agreement and the Escrow Agreement, within five Business Days following the expiration of the Holdback Period, the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Seller the remaining Holdback Amount in immediately available funds to an account designated by the Seller. Unless a claim for indemnification has been made in accordance with this Agreement, Purchaser and Seller shall jointly instruct the Escrow Agent to release $300,000 of the Holdback Amount on the six-month anniversary after the Closing, and the balance of the Holdback Amount shall be released on the one year anniversary of the Closing Date.

(b) Until the expiration of the Holdback Period, the Purchaser shall be entitled, at its election, to set off against the Holdback Amount: (i) any amounts payable to the Purchaser by the Seller pursuant to this Agreement (including with respect to the Seller’s indemnification obligations in Article 9) or any of the Ancillary Agreements and (ii) any amounts the Purchaser is required to pay to third parties in connection with any and all

Losses that the Purchaser or any of its Affiliates may suffer, including any product warranty claim or return to the Purchaser of products that include the component parts purchased from the Seller, prior to the Closing and returned or claimed for credit by any customer or distributor within the first 12 months after the Closing Date, and in each case, such Holdback Amount will be reduced dollar for dollar by such set off.

(c) Upon the expiration date of the Holdback Period, if any claims for indemnification asserted pursuant to Article 9 are still pending, the Holdback Period shall be extended with respect to the Holdback Amount subject to each such claim for indemnification until such claims have been finally resolved pursuant to Article 9.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification by the Seller. Subject to the limitations expressly set forth in Section 9.6, the Seller will indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;

(c) any claims (including those arising out of, relating to or resulting from the matter listed as Item #1 on Section 3.13(a) of the Seller Disclosure Schedule) that the development, manufacture, production, calibration, operation or commercialization anywhere in the world of any of the Indemnified COTI Products infringes or otherwise constitutes an unauthorized use or misappropriation of any Intellectual Property of any Third Party or violate any other right of any Third Party (including pursuant to any non-disclosure agreements or obligations to which the Seller or any of its present or former employees is a party) (the “Special IP Indemnity”);

(d) any Excluded Liability and any other Liability (whether or not disclosed in the Seller Disclosure Schedule or otherwise disclosed to or known by the Purchaser or any of its directors, officers, employees, agents, advisors or representatives), whether arising before or after the Closing, arising from or relating to the ownership or operation of the Business or the Purchased Assets before the Closing that is not an Assumed Liability; and

(e) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

For purposes of this Agreement, “Indemnified COTI Products” means any (i) COTI products as identified on Schedule 1.1(a) to this Agreement as of the Closing Date and (ii) Existing Products as identified on Schedule 1.1(b) to this Agreement as of the Closing Date (with the scope of such products in (i) and (ii) above defined in the technical data packages to be provided by the Seller to the Purchaser as of the Closing Date). It is agreed and understood that, if there are any updates to or enhancements of such products identified on Schedule 1.1(a) to this Agreement after the Closing Date, the Purchaser Indemnified Parties may only be indemnified under Section 9.1(c) of this Agreement to the extent such updates or enhancements do not alter the specifications set forth in such technical data packages to be provided by the Seller to the Purchaser as of the Closing Date or relate to Purchased Intellectual Property transferred to Purchaser following the Closing Date pursuant to Section 2.12(d).

For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

Section 9.2 Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement; and

(c) any Assumed Liability; and

(d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

Section 9.3 Claim Procedure. A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has been materially prejudiced by the delay or other deficiency.

(a) Within 30 days after receipt of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(b) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after receipt of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(c) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after receipt of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11.

(d) Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will first be satisfied by the Holdback Amount in accordance with the Escrow Agreement until the Holdback Amount is exhausted or the Holdback Period ends, whichever occurs first, and then, subject to the Purchaser’s right to set-off in accordance with Section 2.7(g) hereof, directly by the Seller, by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser. Any indemnification of the Seller Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Purchaser to an account designated by the Seller.

(e) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.11 if an Objection Notice has been timely delivered in accordance with Section 9.3(b).

Section 9.4 Third Party Claims.

(a) Without limiting the general application of the other provisions of this Article 9, if another Person not a party to this Agreement and not an Affiliate of a party to this Agreement (a “Third Party”) alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9. If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by a Third Party (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 20 days after the Indemnified Party has received written notice of the commencement or threat of the Third Party Claim, (ii) a copy of the complaint, filing and any other written notice received by the Indemnified Party concerning the Third Party Claim and (iii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has been materially prejudiced by the delay or other deficiency.

(b) Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

However, if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to materially adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) — (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim promptly upon the determination that the Indemnified Party is entitled to indemnification by the Indemnifying Party pursuant to this Agreement. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d) The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party may not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(e) Notwithstanding the provisions of Section 10.11, the parties consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The parties agree that process may be served on them with respect to such a claim anywhere in the world.

Section 9.5 Survival.

(a) All representations and warranties contained in this Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing for a period of eighteen months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Matters) and 3.18 (Environmental, Health and Safety Matters) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions; (ii) the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.3 (No Conflict) and 3.27 (Brokers or Finders) will survive indefinitely; and (iii) the representations and warranties in Section 3.13 (Intellectual Property) will survive until the fifth anniversary of the Closing Date.

(b) All claims for indemnification under Section 9.1(a), Section 9.1(c) or Section 9.2(a) (and Sections 9.1(e) and 9.2(d), respectively, relating to the foregoing), must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a) or Section 9.5(c), as applicable; provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period as set forth in Section 9.5(a) or 9.5(c), as applicable, either a Claim Notice based upon a breach of any such representation or warranty or the Special IP Indemnity, as applicable, or a notice that, as a result of a claim or demand made by a Third Party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty or Special IP Indemnity, as applicable, will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

(c) All rights of indemnification under Section 9.1(c) (and Section 9.1(e) relating to Section 9.1(c)) will survive the Closing for a period of five years from the Closing Date.

Section 9.6 Limitations on Liability.

(a) Neither the Seller nor the Purchaser is liable under this Article 9 unless and until the aggregate Losses for which it, respectively, would otherwise be liable under this Agreement exceed $100,000 (at which point the Seller or the Purchaser, as applicable, is liable for the aggregate Losses and not just amounts in excess of that sum). The maximum aggregate amount of all Losses for which the Seller is obligated to indemnify the Purchaser Indemnified Parties under Section 9.1(a) (and Section 9.1(e) relating to Section 9.1(a)) shall not exceed $5,000,000 (“Indemnification Cap”). Notwithstanding the foregoing, the limitations in this Section 9.6(a) do not apply to the following:

(i) claims with respect to any amounts owed to the Purchaser in connection with the adjustments contemplated by Section 2.6;

(ii) claims under Section 9.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.13 (Intellectual Property), 3.15 (Tax Matters) or 3.27 (Brokers or Finders), or any breach of any of the Seller’s other representations and warranties of which the Seller had Knowledge on or before the Closing Date (and Section 9.1(e) relating to any of the foregoing); and

(iii) claims under Sections 9.1(b), (c) or (d) (or Section 9.1(e) relating to any of the foregoing).

(b) The maximum aggregate amount of all Losses for which the Seller is obligated to indemnify the Purchaser Indemnified Parties under (1) Section 9.1(a) (and Section 9.1(e) relating to Section 9.1(a)), solely with respect to a claim relating to a breach of the representations and warranties contained in Section 3.13 (Intellectual Property) and (2) under Section 9.1(c) (Special IP Indemnity) (and Section 9.1(e) relating to Section 9.1(c)) (any claim under items (1) or (2) above, an “IP Claim”) shall not exceed the IP Indemnity Cap as set forth herein. For the purposes of this Agreement, the “IP Indemnity Cap” shall mean the following:

(i) for IP Claims made during the period from the Closing Date until the first anniversary of the Closing Date, $8,000,000;

(ii) for IP Claims made during the period following the first anniversary of the Closing Date until the second anniversary of the Closing Date, the lesser of (A) $7,000,000 and (B) $7,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior year;

(iii) for IP Claims made during the period following the second anniversary of the Closing Date until the third anniversary of the Closing Date, the lesser of (A) $6,000,000 and (B) $6,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior two years;

(iv) for IP Claims made during the period following the third anniversary of the Closing Date until the fourth anniversary of the Closing Date, the lesser of (A) $5,000,000 and (B) $5,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior three years; and

(v) for IP Claims made during the period following the fourth anniversary of the Closing Date until the fifth anniversary of the Closing Date, the lesser of (A) $4,000,000 and (B) $4,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior four years.

(c) In no event will the maximum Losses for which an Indemnified Party is entitled to recover with respect to IP Claims and claims subject to the Indemnification Cap, in any given year, exceed the IP Indemnity Cap for such year.

(d) Nothing in this Agreement will limit the Liability of a party to the other party for fraud or willful misconduct.

(e) In no event will any party which is a signatory to this Agreement be liable under this Agreement to any other party or other Person for special, incidental, punitive or consequential damages (including lost profits) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not. The exclusion of special, incidental, punitive or consequential damages as set forth in the preceding sentence will not apply to any such damages recovered by third parties against a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, in connection with Losses that may be indemnified under this Agreement.

(f) Except as set forth in this Agreement or on the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable (and subject to the manner in which such disclosures are to be made in accordance with Section 10.7 of this Agreement), the Liability of either party pursuant to this Article 9 shall not be limited by the knowledge of any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party with respect to a possible breach of any representation, warranty or covenant in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement.

(g) In the event of a claim covered by the Special IP Indemnity, the parties will act to attempt to mitigate any Losses to the Purchaser Indemnified Parties. It is agreed and understood that the Indemnifying Party’s sole remedy for any failure of the Purchaser to comply with this Section 9.6(g) will be that the Purchaser Indemnified Party’s indemnifiable Losses will be deemed reduced to exclude Losses to the extent directly attributable to the failure by the Purchaser to attempt to mitigate any applicable Losses after the Purchaser Indemnified Party becomes aware of the event or omission that caused such Losses.

Section 9.7 Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):

If to the Seller:

IRVINE SENSORS CORPORATION

3001 Red Hill Avenue

Building 4, Suite 108

Costa Mesa, California 92626

Attention: Chief Executive Officer

Facsimile No.: (714) 444-8773

with a copy (which will not constitute notice) to:

Dorsey & Whitney LLP

600 Anton Boulevard, Suite 2000

Costa Mesa, CA 92626

Attention: Ellen S. Bancroft, Esq.

Facsimile No.: (714) 800-1499

If to the Purchaser:

Vectronix Inc.

801 Sycolin Road SE, Suite 206

Leesburg, Virginia 20175

Attention: Chief Executive Officer

Facsimile No.: 703-777-3940

with a copy (which will not constitute notice) to:

Safran USA, Inc.

2850 Safran Drive

Grand Prairie, Texas 75052

Attention: General Counsel

Facsimile No.: 972-606-7114

and

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive, Suite 3500

Chicago, Illinois 60601

Attention: Michael F. DeFranco, Esq. and Elizabeth P. Fahey, Esq.

Facsimile No.: 312-861-2899

Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 8.3.

Section 10.5 Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that the Seller may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 10.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 10.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.9 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.11 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.13 Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 10.14 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

Section 10.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

VECTRONIX INC.

By:	/s/ John E. Longhouser
John Longhouser
Chief Executive Officer and President

IRVINE SENSORS CORPORATION

By:	/s/ Bill Joll
Bill Joll
Chief Executive Officer and President

Signature Page — Asset Purchase Agreement

APPENDIX B

IRVINE SENSORS CORP.

FAIRNESS OPINION

As at October 14, 2011

IRVINE SENSORS CORP.

FAIRNESS OPINION AS AT OCTOBER 14, 2011

INTRODUCTION	B-1

ENGAGEMENT	B-1

QUALIFICATIONS	B-2

INDEPENDENCE	B-2

RESTRICTIONS	B-2

SCOPE OF REVIEW	B-3

ASSUMPTIONS	B-4

BACKGROUND	B-4

ISC	B-4
Thermal Imaging Division	B-5

TRANSACTION	B-5

APPROACH TO FAIRNESS	B-6

VALUATION OF THE THERMAL IMAGING DIVISION	B-6

Methodology	B-6
Valuation Process and Considerations	B-6
Current Stock Market Prices	B-7

ANALYSIS OF THE SAGEM OFFER	B-8

OTHER FAIRNESS CONSIDERATIONS	B-8

FAIRNESS CONCLUSION	B-8

October 14, 2011

Private & Confidential

Irvine Sensors Corporation and its Stockholders

3001 Red Hill Avenue, Building 4, Suite 108

Costa Mesa, CA 92626-4526

Dear Sirs:

Re: Fairness Opinion

INTRODUCTION

Irvine Sensors Corporation (“ISC” or the “Company”) is negotiating an asset purchase agreement with Sagem, a member of the Safran Group (“Sagem”), whereby Sagem or a Sagem affiliate company, will acquire the assets of ISC’s thermal imaging division (“Thermal Imaging Division”) for $10.0 million in cash and a future royalty payment (the “Transaction”).

You have requested that Klein Farber Corporate Finance Inc. (“Klein Farber”) provide you with an opinion as to the fairness of the Transaction, from a financial point of view, to ISC and its stockholders (the “Fairness Opinion”).

We understand that the purpose of this Fairness Opinion is to assist the Board of Directors of ISC (the “Board”) in meeting its fiduciary duties and obligations under applicable laws with respect to the Transaction. We understand that the Fairness Opinion will be one of the many factors considered by the Board in assessing whether to recommend that the Transaction be approved.

For the purposes of this determining the fairness of the Transaction, we have selected October 14, 2011 as the fairness testing date (“Valuation Date”).

150 York Street, Suite 1600	Tel 416.497.0150
Toronto, ON M5H 3S5	Fax 416.496.3839

ENGAGEMENT

Klein Farber was contacted and formally engaged by the Board on September 16, 2011 to provide a Fairness Opinion in connection with the Transaction.

Klein Farber is to be paid approximately $33,750.00 plus disbursements by for providing the Fairness Opinion. No part of Klein Farber’s fee is contingent upon the conclusions reached in the Fairness Opinion or the successful closing of the Transaction.

This Fairness Opinion report has been prepared, in conformity with the Standards of the Canadian Institute of Chartered Business Valuators and the rules set out in the Ontario Securities Commission’s (“OSC”) Multilateral Instrument (“MI”) 61-101.

www.kleinfarber.com

Klein Farber consents to the filing of this Fairness Opinion in accordance with applicable laws and to the provision of a copy of this Fairness Opinion to any shareholder requesting it.

QUALIFICATIONS

Klein Farber is a multidisciplinary consulting firm specializing in the areas of business valuations, corporate finance, mergers and acquisitions and business strategy.

Our extensive business valuation experience includes preparation of detailed valuation reports for tax and estate planning purposes and fair pricing assignments in the context of acquisitions and divestitures and public offering situations. Eric Klein is the lead partner in Klein Farber and is a Chartered Accountant and a Chartered Business Valuator with over 25 years of experience.

INDEPENDENCE

Klein Farber has no direct or indirect, present or prospective interest in ISC, Sagem or any of Sagem’s affiliate companies, and is independent as defined in the OSC’s MI 61-101. Specifically, Klein Farber has no personal interest in the parties involved, and has received no instructions and was subject to no limitations imposed by any party. Further, Klein Farber’s compensation is not contingent on any action or event resulting from analyses, opinions or conclusions in, or the use of, this Fairness Opinion report.

Klein Farber has not been engaged by ISC or Sagem to provide any financial advisory or other services during the 24 months preceding the date it was first contacted in respect of the Fairness Opinion, with the exception of the providing the Board with a fairness opinion in respect of an unrelated financing transaction in December 2010.

Our conclusions as to the fairness of the Transaction are limited only by the indicated key assumptions and restrictions contained herein and are Klein Farber’s personal, professional analyses, opinions and conclusions.

The Fairness Opinion and this accompanying report were prepared by individuals acting independently and objectively.

RESTRICTIONS

This Fairness Opinion report is not to be used for any purpose without our specific written consent other than that outlined herein without our specific written consent. We do not assume any responsibility or liability for losses occasioned to you, the Company, its stockholders or any third parties as a result of the circulation, publication, reproduction or use of our Fairness Opinion report contrary to the provisions of this paragraph.

Klein Farber has relied upon, without audit or independent verification, financial and non-financial information provided to us by ISC management (“Management”) or obtained from public sources, and we offer no assurances thereto. Our conclusions relating to the fairness of the Transaction could differ materially were the information provided to us found to be incomplete and / or inaccurate.

Our conclusions as to the fairness of the Transaction have been determined based on a notional marketplace. The actual price at which a sale of the Thermal Imaging Division could take place in the open market may be higher or lower than a notional value, and only when a business interest is exposed for sale can the price be quantified with any degree of certainty. No special purchasers have been identified, who, for their own particular economic reasons, would be prepared to pay a higher price for ISC than would otherwise be available in the marketplace.

www.kleinfarber.com

Our Fairness Opinion is being rendered as of the date herein. We reserve the right, but will be under no obligation, to review all calculations included or referred to in this report and, if considered necessary, to revise this Fairness Opinion in light of any existing information that subsequently becomes known to Klein Farber after the date of this Fairness Opinion.

This Fairness Opinion does not constitute a recommendation to approve or reject the proposed Transaction or to invest in or divest of the Thermal Imaging Division.

The Fairness Opinion has been prepared in conformity with the Practice Standards of The Canadian Institute of Chartered Business Valuators.

This Fairness Opinion does not constitute a formal Comprehensive Valuation or an Estimate or Calculation of Value as defined by the Canadian Institute of Chartered Business Valuators.

SCOPE OF REVIEW

In preparing this Fairness Opinion, Klein Farber has reviewed and relied on the following:

1.	Background information on the proposed Transaction including a draft asset purchase and sale agreement, as provided by Management (the “Agreement”).

2.	General background information on the business and operations of ISC and the Thermal Imaging Division.

3.	A segmented balance sheet for the Thermal Imaging Division as at July 3, 2011 (“carve-out balance sheet”).

4.	A segmented income statement for the Thermal Imaging Division for the nine month period ended July 3, 2011 (“carve-out income statement”).

5.	Annual and interim financial statements for ISC including the following:

a.	Audited financial statements and Management’s Discussion and Analysis for the fiscal years ended September 30, 2007 — October 3, 2010; and

b.	Unaudited financial statements for the nine months ended July 3, 2011.

6.	Management’s detailed operating and capital expenditure forecast for the Thermal Imaging Division for the five quarters ending October 2, 2012.

7.	Management’s revenue forecast for ISC for the fiscal year ending October 2, 2012.

8.	Information relating to the Company’s existing customer contracts and backlog.

9.	The Teaming Agreement between ISC and Optics 1, Inc. dated March 10, 2010.

10.	Asset Purchase Agreement between Vectronix Inc. and Irvine Sensors Corporation, dated October 14, 2011

11.	Public market information regarding recent trading prices and volumes of ISC shares.

12.	Public market information regarding trading multiples and transaction multiples involving companies active in development, production and sale of thermal imaging products for military use.

13.	Independent research into ISC’s prevailing industry and economic conditions.

14.	Discussions with Management including:

a.	Mr. Bill Joll, President & CEO;

b.	Mr. John Stuart, Chief Financial Officer;

c.	Mr. James Pipp, Controller; and

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d.	Mr. Peter Keneflick, Senior Vice President and General Manager, Thermal Imaging Division.

ASSUMPTIONS

Klein Farber has made the following significant assumptions as of the date hereof based on the information provided and discussions with Management:

1.	The Transaction, as contemplated, will close in December 2011 or shortly thereafter.

2.	The financial and non-financial information provided by Management is accurate and complete in all material respects. We have not audited or otherwise verified the information provided to us.

3.	Management has provided Klein Farber with all the information they believe is relevant and material to rendering the Fairness Opinion. We have not, to the best of our knowledge, been denied access by the Company to any information requested.

4.	There have been no material changes to the financial position of the Thermal Imaging Division between July 3, 2011 (the date of the latest available financial statements) and the current date and there will be no material changes to the financial position of the Thermal Imaging Division between the current date and the date of the closing of the Transaction.

5.	The financial forecast for fiscal and calendar 2012 represents Management’s best estimate of future operating results as at the current date.

6.	Sagem stands to benefit significantly from the acquisition of the Thermal Imaging Division’s assets given the existing Teaming Agreement with its affiliate, Optics 1, Inc., and the fact that the Sagem has adopted the ISC technology solution for their military thermal imaging devices. The Company has received no other offers to acquire the assets of the Thermal Imaging Division.

7.	Should Management attempt to leverage its thermal imaging technology for use in other, non-military, sectors, the initiative would require significant investment and the likelihood of success would be uncertain given the existence of dominant players with significant financial resources.

8.	The sale of the Thermal Imaging Division’s assets will not impact the decisions and operations of other divisions within the Company.

9.	No offers have been made to purchase or license the intellectual property utilized by the Thermal Imaging Division. Other manufacturers of thermal imaging products for military purposes use alternative technologies.

10.	The fair market values of the Thermal Imaging Division’s assets and liabilities approximate their respective net book values as at the current date.

11.	We have made many assumptions with respect to the industry, business and economy and other matters in preparing this Fairness Opinion. Although believed to be appropriate in the circumstances, because of the inherent nature of these assumptions some or all of them may prove to differ from ISC’s actual experience in the future.

12.	The Company has no undisclosed liabilities, contingent liabilities, contractual obligations, substantial commitments or litigation pending or threatened at the Valuation Date, other than those disclosed herein.

BACKGROUND

ISC

ISC is a public company traded on the Over the Counter Bulletin Board (OTCBB) under the symbol “IRSN.OB”.

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ISC is a technology company engaged in the design, development, manufacture and sale of security products, software, vision systems and miniaturized electronic products and higher level systems incorporating such products for defense, information technology and physical security for government and commercial applications. ISC also performs customer-funded contract research and development related to these systems and products, mostly for U.S. government customers or prime contractors. ISC offers certain higher-level products in the fields of thermal imaging cores and high speed processing for information security that take advantage of the Company’s advanced electronic packaging technologies.

Thermal Imaging Division

The Company’s thermal imaging products include a family of miniature, low power, high performance, thermal camera electronics cores, making them the ideal choice for equipment manufacturers to integrate into end products. ISC also uses the thermal camera engines in its own imaging end products, the newest of which is the clip-on thermal imager (“COTI”). COTI is easily attached to almost any night vision device providing the user with instant thermal viewing capabilities to complement other night vision systems in low light and no light environments.

The Company has entered into a strategic teaming agreement for the development and manufacturing of certain thermal imaging products with Optics 1, an independent optics and optical system design and manufacturing company, and a U.S. based subsidiary of the global defense electronics company, Sagem. The teaming agreement with Optics 1 includes the manufacturing the COTI systems which are being built under a $37.8 million (approximately 6,600 unit) contract awarded to Optics 1 by the U.S. Navy in early 2010. This initial purchase order is expected to be carried out in its entirety by the end of calendar 2011.

Prior to fiscal 2010, the Company had sold a limited number of units to the U.S. military and NATO countries through an approved distributor. In the first quarter of fiscal 2011 the Company began delivery of the first units of the COTI under the above noted contract.

ISC’s thermal camera products are assembled, calibrated and tested internally and the Company’s offices. The primary components of our camera products are integrated circuits and detectors. ISC typically designs the integrated circuits and relies on contract manufacturers for production of the hardware including imaging chips, the materials for which are readily available from multiple sources. Management believes that there are a limited number of suppliers able to provide imaging chips to the ISC’s specifications, making the Company vulnerable to potential disruptions in supply.

Management is aware of numerous large defense contractors that are in the process of developing miniaturized infrared camera products but is of the view that its own product has some size, weight and power advantages over the comparable products of these competitors and that its technology is approximately 3 years ahead of that of its competitors. Management is of the view that the strength of its products lies in its timing in the market place and not its technology (i.e. first mover advantage).

The Division’s major customer has historically been the U.S. federal government, including its various agencies and contractors to those agencies. Contracts with government agencies may be suspended or terminated by the government at any time, subject to certain conditions. Similar termination provisions are typically included in agreements government contractors. Given the prevailing economic climate in the U.S. and the size of the federal government’s budget deficit, it has become difficult to forecast the quantum and timing of customer demand for the Division’s products.

TRANSACTION

The terms of the Transaction, as currently contemplated, include the transfer of the assets and certain liabilities of the Thermal Imaging Division, in exchange for the following consideration:

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1.	$10.0 million cash payment, less a $1.5 million holdback, payable upon closing. $300,000 of the holdback amount shall be released on the six month anniversary after the closing of the Transaction and the $1.2 million balance shall be released on the one year anniversary of the closing of the Transaction.

2.	A semi-annual royalty payment equal to 5% of the price of the thermal camera cores sold (or embedded) by Sagem or any of its affiliates during each of the five years following the closing of the Transaction, provided that in each of the years the number of thermal camera core units sold exceeds 2,500. The Company will also receive a semi-annual royalty payment during this period equal to 5% of the price of certain existing products sold by Sagem or its affiliates (such as the PMTV and certain medical imagers).

APPROACH TO FAIRNESS

We adopted the following approach in determining whether the Transaction is fair, from a financial point of view, to ISC and its stockholders:

•	The fair market value of the Thermal Imaging Division was calculated as at the date of this report;

•	The present value of the consideration being offered under the proposed Transaction was calculated; and

•	The two values were compared to determine which results in a greater incremental value and whether the Transaction is fair to ISC and its stockholders.

VALUATION OF THE THERMAL IMAGING DIVISION

Methodology

We determined the fair market value of the Thermal Imaging Division under the assumption that it would continue to operate as a division of ISC. We adopted that approach in the absence of any evidence of third party interest, other than that of Sagem, to acquire the Division, and the absence of any indication of the extent to which such third parties would be able to generate after-tax cash flows in excess of those projected by ISC, if at all.

In determining the value of the Thermal Imaging Division we considered the following methodologies:

•	Adjusted book value; and

•	Capitalized cash flow methodology.

Valuation Process and Considerations

Adjusted book value methodology

In valuing the Thermal Imaging Division using the adjusted book value methodology, we reviewed the carve-out balance sheet as at July 3, 2011 and held discussions with Management to ascertain the nature of the various assets and liabilities being transferred under the proposed Transaction.

Based on our discussions with Management we assumed that the fair market value of the assets and liabilities approximated their carrying value and made the following adjustments to the book value of the Division’s equity:

•	The estimated profits on existing contractual order backlog through December 31, 2011 were added to the net book value; and

•	The value of the Thermal Imaging Division’s intellectual property estimated using the replacement cost and the relief from royalty methods were added to the net book value.

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Capitalized Cash Flow Methodology

The capitalized cash flows methodology is a short form discounted cash flow whereby an appropriate capitalization rate is applied to maintainable after-tax discretionary cash flows from operations. The present value of future tax savings associated with available capital cost allowances and eligible capital amounts along with the net realizable value of redundant assets on hand are added to the capitalized amount to derive an overall value for the business.

Given the limited track record of the Thermal Imaging Division it was necessary to estimate the long-term “steady state” potential for the Division. In doing so we relied on the actual results for the Division in fiscal 2011 and the budgeted results for fiscal 2012 and Management’s long-term outlook. We discussed with Management the process undertaken to create the fiscal 2012 budget as well as the major underlying assumptions and logic and took into consideration Management’s estimate of the long-term earnings potential of the Division given their knowledge of the industry, its customers, and the Division’s operations.

The following major assumptions were made in applying the Capitalized Cash Flow Methodology:

•	The financial forecast for fiscal and calendar 2012 represents Management’s best estimate of future operating results as at the Valuation Date.

•

Sagem stands to benefit significantly from the acquisition of the Thermal Imaging Division’s assets given the existing Teaming Agreement with its affiliate, Optics 1, Inc., and the fact that the Sagem has adopted the ISC technology solution for their military thermal devices. The Company has received no other offers to acquire the assets of the Thermal Imaging Division. Any prospective buyer of the Division would be subject to the Teaming Agreement.

•

Should Management attempt to leverage its thermal technology for use in other, non-military, sectors, the initiative would require significant investment and the likelihood of success would be uncertain given the existence of dominant players with significant financial resources.

•	The sale of the Thermal Imaging Division’s assets will not impact the operations of and decisions regarding other divisions of the Company.

•

No offers have been made to purchase or license the intellectual property utilized by the Thermal Imaging Division. Other significant manufacturers of thermal imaging products for militaries generally use their own proprietary technologies.

•

The Thermal Imaging Division’s primary advantage in the market place stems not from its technology, but rather from the being the first to market with the product specifications and capabilities. As time passes, this first mover advantage is expected to lessen and its competitive position vis a vis larger and better financed competitors will erode.

Current Stock Market Prices

We considered the recent stock market price of ISC in order to assess the reasonability of our value conclusions.

However, in our opinion, the prevailing stock price does not necessarily reflect fair market value because as trading in the Company’s stock is infrequent and involves only small blocks of shares, the market price may also reflects a discount for lack of liquidity. Generally, little trading activity occurs in a security where control is tightly held and/or there is a small public float. Therefore, the public market price does not always reflect the intrinsic value of the common shares of a “small cap” company.

Accordingly we have placed limited reliance on the current share prices in conducting our valuation analysis.

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ANALYSIS OF THE SAGEM OFFER

In calculating the present value of the of the Sagem offer, we analyzed and summed each of the forms of consideration being offered under the proposed Transaction:

•	$8.5 million in cash payable at closing;

•

$1.5 million of holdback being payable between 6 to 12 months post closing. In valuing the holdback we assumed that the full amount would be paid to the Company but discounted the holdback payments back to the date of closing; and

•

The deferred (royalty) payments payable in the five years post-closing were summed and present valued using the midpoint of the royalty term, being 2.5 years. We based our estimated range of royalty payments on discussions with Management, taking into consideration the estimated level of sales forecast by Optics 1 as well as the royalty formula provided for in the Agreement.

OTHER FAIRNESS CONSIDERATIONS

In considering the fairness of the proposed Transaction, from a financial point of view, to ISC and its stockholders, we also considered the fact that no other offers or expressions of interest in acquiring the Thermal Imaging Division or its underlying intellectual property have been received.

FAIRNESS CONCLUSION

Based on the scope of review and subject to the assumptions, restrictions and qualifications noted within this report, it is our opinion that the proposed Transaction is fair, from a financial point of view, to ISC and its stockholders.

Yours very truly,

/s/ Eric R. Klein, CA, CBV

Klein Farber Corporate Finance Inc.

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APPENDIX C

EXECUTION VERSION

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

STOCKHOLDER VOTING AND SUPPORT AGREEMENT, dated as of October 17, 2011, between and among Vectronix Inc., a Delaware corporation (the “Purchaser”), and each of the stockholders listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, Irvine Sensors Corporation, a Delaware corporation (the “Company”), and the Purchaser are entering into an Asset Purchase Agreement of even date herewith (the “APA”) (capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the APA);

WHEREAS, as of the date hereof, each Stockholder is the record and sole beneficial owner of the number of shares (the “Existing Shares”) of Company common stock, par value $.01 per share (“Common Stock”), as set forth opposite such Stockholder’s name on Schedule I hereto. The Existing Shares, together with any shares of Common Stock acquired by the Stockholder after the date of this Agreement, whether upon the exercise of stock options, the conversion or exchange of any Existing Shares, or by means of any purchase, dividend, distribution or otherwise, are referred to in this Agreement collectively as the “Subject Shares.”

WHEREAS, as a condition to its willingness to enter into the APA, the Purchaser has required that each Stockholder enter into this Agreement and, in order to induce the Purchaser to enter into the APA, each Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Covenants of the Stockholders.

(a) From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Stockholder shall vote all Subject Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof in favor of the adoption of the APA and the approval of the transactions contemplated by the APA and, if applicable, against each of the following:

(i) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the APA or of the Stockholder under this Agreement;

(ii) any Acquisition Proposal;

(iii) any amendment to the Company’s certificate of incorporation or bylaws, including any amendment that would authorize any additional shares or classes of shares of capital stock or change in any manner the rights and privileges, including voting rights, of any class of the Company’s capital stock;

(iv) any material change in the present capitalization or dividend policy of the Company;

(v) any material change in the board of directors or senior management of the Company;

(vi) any material change in the Company’s corporate structure or activities of the Business; or

(vii) any other plan, transaction, proposal, agreement or arrangement that could reasonably be expected to impede, interfere with, discourage, prevent, delay, nullify or postpone any of the transactions contemplated by the APA.

Each Stockholder, in his, her or its capacity as a stockholder of the Company, further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person with respect to (A) any sale, lease, exchange, transfer, license, acquisition or disposition of the Business or any of the properties or assets used or held for use in connection with, necessary for or relating to the Business (other than sales of inventory for fair consideration in the ordinary course of the Business), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 15% or more of the total voting power of the Company (or of the surviving parent entity in such transaction), including any single or multi-step transaction or series of related transactions.

Notwithstanding any other provision of this Agreement, Stockholder will not be required to vote in favor of the adoption of the APA and the approval of the transactions contemplated by the APA if the Company and the Purchasers amend the APA and such amendment is not approved by the Board of Directors of the Company.

(d) Each Stockholder agrees to be present (in person or by proxy) or to cause the holder or holders of record of all of the Subject Shares on the applicable record date (each, a “Record Holder”) to be present (in person or by proxy) at any meeting of the stockholders of the Company called to vote on any matter contemplated by this Agreement so that all of the Subject Shares will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause each Record Holder to vote all of the Subject Shares in the manner required by this Agreement.

(e) AS SECURITY FOR THE PERFORMANCE OF THE OBLIGATIONS OF EACH STOCKHOLDER PROVIDED FOR IN THIS AGREEMENT, EACH STOCKHOLDER HEREBY GRANTS TO THE PURCHASER AND WITH FULL POWER OF SUBSTITUTION, AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES OF SUCH STOCKHOLDER AS PROVIDED IN THIS AGREEMENT. EACH STOCKHOLDER AGREES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND WILL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT. EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTIONS OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REQUESTED BY THE PURCHASER TO EFFECTUATE THE INTENT OF THIS PROXY. EACH STOCKHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO HIS, HER OR ITS SUBJECT SHARES AND AGREES NOT TO GRANT ANY PROXY THAT CONFLICTS OR IS INCONSISTENT WITH THE PROXY GRANTED TO THE PURCHASER IN THIS AGREEMENT.

(f) From the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder agrees not to (i) sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of his, her or its Subject Shares other than pursuant to the terms of this Agreement, (ii) enter into any voting arrangement or understanding with respect to his, her or its Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make the Stockholder’s representations or warranties contained in this Agreement untrue or inaccurate or could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement.

(g) Each Stockholder hereby authorizes and instructs the Company and its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of his, her or its Subject Shares and that this Agreement places limits on the voting of the Subject Shares. Each Stockholder agrees with, and covenants to, the Purchaser that the Stockholder will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of his, her or its Subject Shares, unless such Transfer is made in compliance with this Agreement.

(h) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall in any way (a) restrict or limit the Stockholder or any designee or representative of Stockholder who is a director or officer of the Company from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company, or (b) restrict or limit (or require Stockholder to attempt to restrict or limit) any designee or representative of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such capacity in his or her sole discretion on any matter. It is expressly understood that (i) Stockholder is not making any agreement or understanding herein in his, her or its capacity as, or on behalf of any designee or representative of Stockholder who is, a director or officer of the Company and (ii) Stockholder is signing this Agreement solely, and this Agreement shall apply to Stockholder solely, in his, her or its capacity as a record or beneficial owner of Shares.

2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to the Purchaser as follows:

(a) If the Stockholder is a corporation, partnership, limited liability company, trust or other entity (i) such Stockholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and (ii) the execution, delivery and performance by such Stockholder of this Agreement and the performance by such Stockholder of the obligations of such Stockholder under this Agreement have been duly and validly authorized by its board of directors, partners, managers, members, trustees or other governing body, as the case may be, and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement or the performance by the Stockholder of the Stockholder’s obligation under this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations under this Agreement This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the Stockholder’s obligations under this Agreement will not (i) violate any law, rule or regulation applicable to such Stockholder, (ii) if such Stockholder is a corporation, partnership, limited liability company, trust or other entity, conflict with or violate the organizational documents of such Stockholder or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets, including the Subject Shares, are bound or affected.

(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the Stockholder’s obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

(d) Such Stockholder is the record or beneficial owner of the Existing Shares set forth opposite such Stockholder’s name on Schedule I attached hereto, all of which are free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or other limitation or restriction (including any proxy and any restriction on the right to vote, sell or otherwise dispose of such Existing Shares) that would limit or restrict the ability of Stockholder to enter into this Agreement and perform his, her or its obligations hereunder. Without limiting the foregoing, such Stockholder has sole voting power and sole power of disposition with respect to all of its Subject Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of its Subject Shares. As of the date hereof, such Stockholder does not beneficially own any voting securities of the Company other than the number of Shares which constitute its Existing Shares.

(e) No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

3. Further Assurances. From time to time prior to the Effective Time, at any other party’s request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the APA.

4. Additional Covenants of each Stockholder.

(a) Each Stockholder will furnish to the Purchaser and the Company all information required for any notification, application or other filing to be made pursuant to the rules and regulations of any applicable law, rule or regulation (including all information required to be included in the Proxy Statement and any required Schedule 13D filing) in connection with the transactions contemplated by this Agreement and the APA. Each Stockholder hereby authorizes the Purchaser and the Company to publish and disclose in the Proxy Statement and any required Schedule 13D filing its identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(b) [Reserved]

(c) Except for filings that may be required under the Securities Exchange Act of 1934 (the “Exchange Act”) or as the Stockholder may be advised by outside legal counsel is required by other applicable law, rule or regulation, prior to the termination of this Agreement in accordance with Section 5, no Stockholder will issue any press release or make any other public announcement or statement regarding this Agreement, the APA or any Acquisition Proposal without the prior written consent of the Purchaser. If a Stockholder is so advised that any such release, announcement or statement is required by applicable law, rule or regulation, such Stockholder, to the extent not legally prohibited from doing so, will consult with the Purchaser prior to such release, announcement or statement being issued or made, and will provide the Purchaser with a reasonable opportunity to comment on the content of any press release, announcement or other statement before it is issued or made. For the avoidance of doubt, Stockholder shall not be obligated to consult with Purchaser with respect to filings that may be required under the Exchange Act.

(d) Each Stockholder acknowledges the obligations set forth in Section 5.5 of the APA and agrees to comply with such obligations to the extent that they may pertain to such Stockholder.

5. Termination. This Agreement will terminate, no party will have any further rights or obligations hereunder and this Agreement will become null and void and have no further effect upon the earliest to occur of (a) the Closing and (b) termination of the APA in accordance with its terms. Nothing in this Section 5 will relieve any party of liability for any breach of this Agreement occurring prior to the effective date of the termination of this Agreement.

6. General Provisions.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under applicable law.

(b) Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

(c) Purchaser may not assign or delegate any of its rights or obligations under or in connection with this Agreement without the written consent of each Stockholder party hereto. No Stockholder party hereto may assign or delegate any of such party’s rights or obligations under or in connection with this Agreement without the written consent of the Purchaser. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

(d) This Agreement may be amended at any time by the execution and delivery of a written instrument by or on behalf of each of the parties hereto.

(e) At any time prior to the Closing, the parties may extend the time for performance of or waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

(f) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(h) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, one business day after the date when sent to the recipient by telecopy (receipt confirmed) or three business days after the date when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications will be sent to the Purchaser and the applicable Stockholder at the addresses indicated below:

If to the Purchaser:

Vectronix Inc.

801 Sycolin Road SE, Suite 206

Lessburg, Virginia 20175

Attention: Chief Executive Officer

Facsimile No.: 703-777-3940

with a copy (which will not constitute notice) to:

Safran USA, Inc.

2850 Safran Drive

Grand Prairie, Texas 75052

Attention: General Counsel

Facsimile No.: 972-606-7114

and

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive, Suite 3500

Chicago, Illinois 60601

Attention: Michael F. DeFranco, Esq. and Elizabeth P. Fahey, Esq.

Facsimile No.: 312-861-2899

If to a Stockholder, to the address on Schedule I

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

(j) This Agreement will not confer any rights or remedies upon any person or entity other than the Purchaser and the Stockholders and their respective successors and permitted assigns.

(k) This Agreement (including the APA and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

(l) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

(m) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

(n) Any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, (b) agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(o) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

VECTRONIX INC.

By	/s/ John Longhouser
Its	CEO

Stockholders:

THE GRIFFIN FUND LP

By:	Griffin Partners, LLC
Its General Partner

By:	/s/ Chester P. White
Name:	Chester P. White
Its:	Managing Partner

COSTA BRAVA PARTNERSHIP III L.P.

By:	Roark, Rearden & Hamot, LLC Its General Partner

By:	/s/ Seth W. Hamot
Name:	Seth W. Hamot
Its:	President

/s/ John C. Carson
John C. Carson

/s/ John J. Stuart, Jr.
John J. Stuart, Jr.

/s/ Marc Dumont
Marc Dumont

/s/ Thomas M. Kelly
Thomas Kelly

/s/ Jack Johnson
Jack Johnson

Signature Page — Stockholder Voting and Support Agreement

STUART FAMILY TRUST

By	/s/ John Stuart
Its	Trustee

Signature Page — Stockholder Voting and Support Agreement

SCHEDULE I

Stockholders Participating in Stockholder Agreement

Name	Existing Shares

Costa Brava Partnership III L.P. 222 Berkeley Street, 17th floor Boston, MA 02116 Attention: Seth Hamot Fax: (617) 267-6785	41,400,260

The Griffin Fund L.P. c/o Griffin Partners, LLC 447 Battery Street, Suite 230 San Francisco, CA 94111 Attention: Chet White Fax: (415) 986-2214	14,141,561

John C. Carson 3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626	107,115

John J. Stuart, Jr. as Trustee of Stuart Family Trust 3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626	50,963

Jack Johnson 3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626	63,636

Marc Dumont 3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626	54,733

Thomas Kelly 3001 Red Hill Avenue Building 4, Suite 108 Costa Mesa, California 92626	12,948

APPENDIX D

IRVINE SENSORS CORPORATION

APPENDIX D

IRVINE SENSORS CORPORATION AND SUBSIDIARIES

Irvine Sensors Corporation

Consolidated Balance Sheets

	October 2, 2011	October 3, 2010
Assets
Current assets:
Cash and cash equivalents	$2,734,600	$281,600
Accounts receivable, net of allowance for doubtful accounts of $13,800 and $15,000, respectively	1,928,500	382,100
Unbilled revenues on uncompleted contracts	557,200	630,300
Inventory, net	1,437,300	1,715,800
Prepaid expenses and other current assets	117,800	182,300

Total current assets	6,775,400	3,192,100
Property and equipment, net (including construction in process of $0 and $204,000, respectively)	2,550,100	2,730,000
Intangible assets, net	10,400	12,400
Deferred financing costs	1,052,300	302,900
Deposits	196,600	87,400

Total assets	$10,584,800	$6,324,800

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,535,600	$4,724,100
Accrued expenses	1,416,800	4,097,700
Accrued estimated loss on contracts	—	29,000
Advance billings on uncompleted contracts	397,200	321,800
Advances against accounts receivable	—	99,700
Deferred revenue	544,800	1,515,400
Restructured debt, net of debt discounts	—	163,100
Secured promissory note, current portion	2,097,200	402,500
Senior subordinated secured promissory notes	4,257,600	—
Debentures, net of debt discounts	—	1,935,200
Settlement agreements obligations, current portion	632,200	—
Capital lease obligations, current portion	13,800	—

Total current liabilities	10,895,200	13,288,500
Secured promissory note, less current portion	—	2,097,500
Subordinated secured convertible promissory notes, net of discounts	3,944,800	—
Settlement agreement obligations, less current portion	18,700	—
Derivative liability	13,352,800	4,000
Executive Salary Continuation Plan liability	1,005,400	1,030,700
Capital lease obligations, less current portion	79,400	—

Total liabilities	29,296,300	16,420,700

Commitments and contingencies (Note 11)
Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 and 1,000,000 shares authorized, respectively;	—	500
Series A-2 — 0 and 8,300 shares issued and outstanding, respectively(1); liquidation preference of $0 and $333,300, respectively;
Series B — 1,800 and 1,900 shares issued and outstanding, respectively(1); liquidation preference of $1,785,600 and $1,892,700, respectively
Series C — 0 and 37,500 shares issued and outstanding, respectively(1); liquidation preference of $0 and $1,125,000, respectively
Common stock, $0.01 par value, 500,000,000 and 150,000,000 shares authorized, respectively; 113,695,800 and 33,535,400 shares issued and outstanding, respectively(1)	1,137,000	335,400
Common stock held by Rabbi Trust	(1,020,700)	(1,169,600)
Deferred compensation liability	1,020,700	1,169,600
Paid-in capital	171,385,300	165,039,200
Accumulated deficit	(191,558,200)	(175,795,400)

Irvine Sensors Corporation stockholders’ deficit	(19,035,900)	(10,420,300)
Noncontrolling interest	324,400	324,400

Total stockholders’ deficit	(18,711,500)	(10,095,900)

Total liabilities and stockholders’ deficit	$10,584,800	$6,324,800

(1)	The number of shares of preferred stock and common stock issued and outstanding have been rounded to the nearest one hundred (100).

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Operations

	Fiscal Years Ended
	October 2, 2011	October 3, 2010
Revenues
Product sales	$8,574,200	$8,526,200
Contract research and development revenue	5,520,800	3,177,800
Other revenue	—	12,800

Total revenues	14,095,000	11,716,800

Cost and expenses
Cost of product sales	6,469,500	3,150,900
Cost of contract research and development revenue	5,609,200	6,659,000
General and administrative expense	8,101,800	6,589,900
Research and development expense	3,679,300	2,639,000

Total costs and expenses	23,859,800	19,038,800
Gain on sale of assets	—	12,600

Loss from operations	(9,764,800)	(7,309,400)
Interest expense	(7,544,700)	(1,692,600)
Provision for litigation judgment	—	(20,200)
Litigation settlement expense	—	(2,270,700)
Change in fair value of derivative instrument	1,512,700	95,500
Other income (expense)	(3,400)	48,900

Loss from operations before benefit (provision) for income taxes	(15,800,200)	(11,148,500)
Benefit (provision) for income taxes	37,400	(7,300)

Net loss	(15,762,800)	(11,155,800)
Less net loss attributable to noncontrolling interests in subsidiary	—	—

Net loss attributable to Irvine Sensors Corporation	$(15,762,800)	$(11,155,800)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)	$(0.70)

Basic and diluted weighted average number of common shares outstanding	90,728,100	18,116,700

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Stockholders’ Deficit

	Series A-1 and A-2 Preferred Stock Shares Issued(1)		Series B Preferred Stock Shares Issued(1)		Series C Preferred Stock Shares Issued(1)		Common Stock Shares Issued(1)		Common Stock Warrants Issued(1)	Prepaid Stock-Based Compensation	Paid-in Capital	Accumulated Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number
Balance at September 27, 2009	124,900	$1,200	—	$—	—	$—	9,694,500	$96,900	1,461,300	$—	$162,497,700	$(167,299,100)	$324,400	$(4,378,900)
Cumulative-effect adjustment of adopting ASC 815-40	—	—	—	—	—	—	—	—	—	—	(4,230,000)	4,130,500	—	(99,500)
Common stock issued to employee retirement plan	—	—	—	—	—	—	2,673,800	26,700	—	(750,000)	723,300	—	—	—
Sale of preferred stock, net of financing costs and value assigned to warrants issued to investors	—	—	3,500	—	—	—	—	—	—	—	1,307,900	—	—	1,307,900
Issuance of preferred stock as litigation settlement expense	—	—	—	—	37,500	400	—	—	—	—	1,124,600	—	—	1,125,000
Issuance of warrants as litigation settlement expense	—	—	—	—	—	—	—	—	1,000,000	—	150,000	—	—	150,000
Common stock warrants issued to preferred stock investors	—	—	—	—	—	—	—	—	2,094,000	—	424,000	—	—	424,000
Sale of common stock units, net of issuance costs	—	—	—	—	—	—	3,469,500	34,700	693,900	—	437,000	—	—	471,700
Sale of common stock	—	—	—	—	—	—	138,500	1,400	—	—	16,600	—	—	18,000
Common stock issued to pay interest	—	—	—	—	—	—	693,600	6,900	—	—	270,500	—	—	277,400
Common stock options exercised	—	—	—	—	—	—	10,000	100	—	—	1,500	—	—	1,600
Deemed dividend of beneficial conversion feature of preferred stock issuance	—	—	—	—	—	—	—	—	—	—	1,471,000	(1,471,000)	—	—
Common stock issued upon conversion of preferred stock	(116,600)	(1,100)	(1,600)	—	—	—	16,851,000	168,500	—	—	(167,400)	—	—	—
Stock-based compensation expense — vested stock	—	—	—	—	—	—	1,800	200	—	—	600	—	—	800
Beneficial conversion feature of debentures	—	—	—	—	—	—	—	—	—	—	102,200	—	—	102,200
Common stock warrants issued to debenture investors	—	—	—	—	—	—	—	—	860,000	—	163,500	—	—	163,500
Common stock warrants issued to investment banking firm	—	—	—	—	—	—	—	—	2,695,100	—	643,800	—	—	643,800
Additional shares of common stock issuable pursuant to application of warrant anti-dilution provisions	—	—	—	—	—	—	—	—	715,500	—	—	—	—	—
Common stock warrants expired	—	—	—	—	—	—	—	—	(1,477,500)	—	—	—	—	—
Issuance of nonvested stock, net	—	—	—	—	—	—	2,700	—	—	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	65,100	—	—	65,100
Amortization of employee retirement plan contributions	—	—	—	—	—	—	—	—	—	750,000	—	—	—	750,000
Stock-based compensation expense — options	—	—	—	—	—	—	—	—	—	—	37,300	—	—	37,300
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,155,800)	—	(11,155,800)

Balance at October 3, 2010	8,300	100	1,900	—	37,500	400	33,535,400	335,400	8,042,300	—	165,039,200	(175,795,400)	324,400	(10,095,900)
Common stock issued to employee retirement plan	—	—	—	—	—	—	6,666,700	66,700	—	(800,000)	733,300	—	—	—
Common stock issued upon conversion of preferred stock	(8,300)	(100)	(100)	—	(37,500)	(400)	7,518,400	75,200	—	—	(74,700)	—	—	—
Issuance of common stock as debt discount	—	—	—	—	—	—	5,758,100	57,600	—	—	692,400)	—	—	750,000
Sale of common stock, net of issuance costs	—	—	—	—	—	—	51,788,600	517,900	—	—	2,789,300)	—	—	3,307,200
Issuance of nonvested stock, net	—	—	—	—	—	—	1,600	—	—	—	—	—	—	—
Common stock warrants issued to investment banking firm	—	—	—	—	—	—	—	—	2,382,400	—	190,600	—	—	190,600
Common stock issued pursuant to cashless warrant exercise	—	—	—	—	—	—	221,000	2,200	(308,900)	—	30,900	—	—	33,100
Stock-based compensation expense — vested stock	—	—	—	—	—	—	333,600	3,300	—	—	36,300	—	—	39,600
Common stock issued to pay interest	—	—	—	—	—	—	682,300	6,800	—	—	266,100	—	—	272,900
Common stock options exercised	—	—	—	—	—	—	20,000	200	—	—	3,000	—	—	3,200
Common stock issued upon conversion of debt and interest	—	—	—	—	—	—	7,170,100	71,700	—	—	430,200	—	—	501,900
Elimination of derivative liability from conversion of debt to common stock	—	—	—	—	—	—	—	—	—	—	69,100	—	—	69,100
Stock-based compensation expense — options	—	—	—	—	—	—	—	—	—	—	1,172,200	—	—	1,172,200
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	7,400	—	—	7,400
Amortization of employee retirement plan contributions	—	—	—	—	—	—	—	—	—	800,000	—	—	—	800,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(15,762,800)	—	(15,762,800)

Balance at October 2, 2011	—	$—	1,800	$—	—	$—	113,695,800	$1,137,000	10,115,800	$—	$171,385,300	$(191,558,200)	$324,400	$(18,711,500)

(1)	Amounts of preferred stock, common stock and warrants issued have been rounded to nearest one hundred (100).

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Cash Flows

	Fiscal Years Ended
	October 2, 2011		October 3, 2010
Cash flows from operating activities:
Net loss		(15,762,800)		(11,155,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$1,112,900		$1,280,300
Provision for (use of) allowance for inventory valuation	299,800		(3,800)
Non-cash interest expense	4,593,000		751,500
Non-cash litigation settlement	—		2,270,700
Non-cash employee retirement plan contributions	800,000		750,000
Gain on sale of assets	—		(12,600)
Change in fair value of derivative liability	(1,512,700)		(95,500)
Non-cash stock-based compensation	1,219,300		103,200
(Increase) decrease in accounts receivable	(1,546,400)		1,014,200
Decrease in unbilled revenues on uncompleted contracts	73,100		255,000
Increase in inventory	(21,300)		(1,319,600)
(Decrease) increase in prepaid expenses and other current assets	64,500		(10,100)
Increase in deposits	(109,200)		(49,900)
(Decrease) increase in accounts payable and accrued expenses	(2,264,900)		3,045,700
(Decrease) increase in accrued estimated loss on contracts	(29,000)		29,000
Decrease in Executive Salary Continuation Plan liability	(25,300)		(26,900)
Increase in advance billings on uncompleted contracts	75,400		72,200
(Decrease) increase in deferred revenue	(970,600)		1,335,400

Total adjustments		1,758,600		9,388,800

Net cash used in operating activities		(14,004,200)		(1,767,000)

Cash flows from investing activities:
Property and equipment expenditures	(772,700)		(1,042,200)
Gross proceeds from sale of fixed assets and intangibles	—		12,600
Transfer of fixed asset (from) to contract expense	—		(19,300)

Net cash used in investing activities		(772,700)		(1,048,900)
Cash flows from financing activities:
Proceeds from sale of preferred stock, net of issuance costs	—		2,049,500
Proceeds from sale of common stock and units, net of issuance costs	3,307,200		489,700
Proceeds from sale of debenture units	—		1,651,300
Proceeds from senior subordinated secured promissory notes	4,000,000		—
Proceeds from subordinated secured convertible promissory notes	13,974,800		—
Proceeds from unsecured convertible promissory notes	3,000,000		—
Proceeds from options exercised	3,200		1,600
Debt issuance costs paid	(1,548,200)		(297,700)
Decrease in advances against accounts receivable	(99,700)		(886,100)
Principal payments of notes payable and settlement agreements	(5,398,500)		(25,300)
Principal payments of capital leases	(8,900)		(11,200)

Net cash provided by financing activities		17,229,900		2,971,800

Net increase in cash and cash equivalents		2,453,000		155,900
Cash and cash equivalents at beginning of period		281,600		125,700

Cash and cash equivalents at end of period		$2,734,600		$281,600

Non-cash investing and financing activities:
Noncash conversion of preferred stock to common stock		$1,565,400		$4,292,200
Issuance of warrants recorded as deferred financing costs		$—		$643,800
Property and equipment acquired for note payable		$56,200		$—
Equipment financed with capital leases		$102,100		$—
Conversion of notes and accrued interest to common stock		$501,900		$277,600
Common stock issued to pay accrued interest		$272,900		$—
Accrued expenses settled with settlement agreement obligations		$1,235,000		$—
Issuance of common stock as debt discount		$750,000		$—
Warrants issued to investment banking firm		$190,600		$—
Cashless warrant exercise		$33,100		$—
Noncash litigation settlement expense		$—		$2,270,700
Elimination of derivative liability from conversion of debt to common stock		$69,100		$—

Supplemental cash flow information:
Cash paid for interest		$475,700		$356,100
Cash paid for income taxes		$3,200		$7,700

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Notes to Consolidated Financial Statements

Note 1 — Description of Business and Summary of Significant Accounting Policies

Description of Business

Irvine Sensors Corporation (“ISC” and collectively with its subsidiaries the “Company”) is actively engaged in the design, development, manufacture and sale of security products, particularly cyber security solutions for commercial and U.S. Government applications, that utilize technologies that the Company has pioneered for three-dimensional stacking of semiconductors, anti-tamper systems, high-speed processor assemblies and miniaturized vision systems and sensors. The Company also performs customer-funded contract research and development related to these products, mostly for U.S. Government customers or prime contractors. Most of the Company’s historical business relates to application of its technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms, which the Company believes offer volume, power, weight and operational advantages over competing packaging approaches, and which the Company believes allows it to offer higher-level products with unique operational features. The Company has introduced certain higher-level products in the fields of thermal imaging cores and high speed processing for cyber security that take advantage of the Company’s packaging technologies. The Company is currently placing particular emphasis on the development of cyber security products, such as high-speed processing boards and subsystems, intended for commercial and U.S. Government applications and, in April 2011, opened and commenced staffing a new office in Texas for such activity. In November 2011, the Company was rebranded and commenced doing business as “ISC8” to call attention to its cyber security commercialization activities.

Summary of Significant Accounting Policies

Consolidation.    The consolidated financial statements include the accounts of ISC and its subsidiaries, Novalog, Inc. (“Novalog”), MicroSensors, Inc. (“MSI”), RedHawk Vision Systems, Inc. (“RedHawk”) and iNetWorks Corporation (“iNetWorks”). The Company’s subsidiaries do not presently have material operations or assets. All significant intercompany transactions and balances have been eliminated in the consolidation. None of the Company’s subsidiaries accounted for more than 10% of the Company’s total assets at October 2, 2011 and October 3, 2010 or had separate employees or facilities at such dates.

Fiscal Year.    The Company’s fiscal year ends on the Sunday nearest September 30. “Fiscal 2011” ended October 2, 2011 and included 52 weeks. “Fiscal 2010” ended October 3, 2010 and included 53 weeks. The fiscal year ending September 30, 2012 (“Fiscal 2012”) will include 52 weeks.

Reportable Segments and Reclassifications.    In Fiscal 2011, the Company restructured, in conjunction with a financing, to focus its operations on development and sale of products derived from its technology. As a result, the Company is presently managing its operations as a single business segment. The Company is continuing to evaluate the current and potential business derived from sales of its products and, in the future, may present its consolidated statement of operations in more than one segment if the Company segregates the management of various product lines in response to business and market conditions. In addition, to facilitate comparison to the significant derivative liability recorded in Fiscal 2011, the derivative liability at October 3, 2010 has been reclassified and presented separately in the Consolidated Balance Sheets included in this report, as opposed to being included in accrued expenses as presented in the Company’s Form 10-K for Fiscal 2010.

Liquidity Matters.    The Company has incurred net losses and negative cash flows from operations, and at October 2, 2011, the Company had a working capital deficit of approximately $4.2 million. This combination of circumstances raised questions about the Company’s liquidity to deal with its operating needs over the next twelve months, and whether the Company had the resources to continue as a going concern.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Partly in response to this issue, the Company’s management negotiated a sale of assets expected to generate a substantial liquidity infusion in the Company’s second quarter of Fiscal 2012. (See Note 15). In addition, the Company’s management commenced negotiations regarding potential additional financing intended to generate further liquidity to supplement the expected infusion from the planned asset sale. Management believes that the sale, the additional financing and the Company’s current cash position provide sufficient resources and operating flexibility through at least the next twelve months.

Use of Estimates.    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management prepares estimates for a number of factors, including derivative liabilities, stock-based compensation, deferred tax assets, inventory reserves and estimated costs to complete contracts. The Company believes its estimates of derivative liabilities, estimates of inventory reserves and estimated costs to complete contracts, as further discussed below, to be the most sensitive estimates impacting financial position and results of operations in the near term.

Derivatives.    A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions, including the convertible debt transactions entered into in Fiscal 2011, that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice-pricing model and marked to market through earnings. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Inventory Reserves.    Each quarter, the Company evaluates its inventories for excess quantities and obsolescence. Inventories that are considered obsolete are written off. Remaining inventory balances are adjusted to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on management’s assessment of current and expected orders from the Company’s customers.

From time to time, the Company capitalizes material, labor and overhead costs expected to be recovered from a probable new contract. Due to the uncertain timing of new or follow-on research and development contracts, the Company maintains significant reserves for this inventory to avoid overstating its value. The Company has adopted this practice because it is typically able to more fully recover such costs under the provisions of U.S. Government contracts by direct billing of inventory rather than by seeking recovery of such costs through permitted indirect rates.

Estimated Costs to Complete and Accrued Estimated Loss on Contracts.    The Company reviews and reports on the performance of its contracts and product orders against the respective resource plans for such contracts and orders. These reviews are summarized in the form of estimates of costs to complete (“ETCs”).

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

ETCs include management’s current estimates of remaining amounts for direct labor, material, subcontract support and indirect costs based on each contract’s or product order’s completion status and either the current or re-planned future requirements under the contract or product order. If an ETC indicates a potential overrun against budgeted resources for a cost reimbursable contract or a fixed price level of effort contract, management generally seeks to revise the program plan in a manner consistent with customer objectives to eliminate such overrun and to secure necessary customer agreement to such revision. To mitigate the financial risk of such re-planning, the Company attempts to negotiate the deliverable requirements of its research and development contracts to allow as much flexibility as possible in technical outcomes.

If an ETC indicates a potential overrun against budgeted resources for a fixed price contract or a product order, management first seeks to evaluate lower cost solutions to achieve requirements of the fixed price contract or product order, and if such solutions do not appear practicable, makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither re-planning within budgets nor renegotiation appear probable, an accrual for contract overrun is recorded based on the most recent ETC of the particular program or product order.

During Fiscal 2011, the Company’s accrued estimated loss on contracts decreased $29,000, from $29,000 to $0. This decrease reflects a change in the Company’s estimate (excluding contingencies), which management believes reflects ETCs for contracts in progress based on their completion status at October 2, 2011 and current and future technical requirements under the program contracts.

Revenues.    The Company derives revenue from contract research and development, as well as from product sales. Revenues derived from contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems were a substantial contributor to total revenues in Fiscal 2011 and Fiscal 2010. The Company’s research and development contracts are usually cost reimbursement plus fixed fee, fixed price level of effort or occasionally firm fixed price. The Company’s cost reimbursement plus fixed fee research and development contracts require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized. The Company’s fixed price level of effort research and development contracts require the Company to deliver a specified number of labor hours in the performance of a statement of work. The Company’s firm fixed price research and development contracts require the Company to deliver specified items of work independent of resources utilized to achieve the required deliverables. Revenues for all types of research and development contracts are recognized as costs are incurred and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Costs and estimated earnings in excess of billings under U.S. Government research and development contracts are accounted for as unbilled revenues on uncompleted contracts, stated at estimated realizable value and are expected to be realized in cash within one year. Billings in excess of costs and estimated earnings under U.S. Government research and development contracts are accounted for as advanced billings on uncompleted contracts.

U.S. Government research and development contract costs, including indirect costs, are subject to audit and adjustment from time to time by negotiations between the Company and U.S. Government representatives. The U.S. Government has approved the Company’s indirect contract costs through the 53 weeks ended October 3, 2004 (“Fiscal 2004”) and has started but has not yet completed audit of the Company’s indirect contract costs for the 52 weeks ended October 2, 2005 (“Fiscal 2005”). The government has not yet scheduled audit of the Company’s indirect contract costs for the 52 weeks ended October 1, 2006 (“Fiscal 2006”), the 52 weeks ended September 30, 2007 (“Fiscal 2007”), the 52 weeks ended September 28, 2008 (“Fiscal 2008”), the 52 weeks ended September 27, 2009 (“Fiscal 2009”), Fiscal 2010 and Fiscal 2011. Research and development contract revenues have been recorded in amounts that are expected to be realized upon final determination of allowable direct and indirect costs for the affected contracts.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Revenues derived from product sales in Fiscal 2011 and Fiscal 2010 were primarily the result of shipments of sales of the Company’s miniaturized infrared imaging cores, and sales of stacked chip products, largely memory stacks. Production orders for the Company’s products are generally priced in accordance with established price lists. Memory stack products and visible spectrum cameras are primarily shipped to original equipment manufacturers (“OEMs”). Infrared imaging cameras are both subsystem and system level products for shipment to either OEMs or to end user customers, initially for military applications. Revenues are recorded when products are shipped, provided that the following conditions are met:

•	there are no unfulfilled contingencies associated with the sale;

•	the Company has a sales contract or purchase order with the customer; and

•	the Company is reasonably assured that the sales price can be collected.

The absence of any of these conditions, including the lack of shipment, would cause revenue recognition to be deferred. Terms are Freight on Board (“FOB”) shipping point.

Prior to Fiscal 2010, the Company’s products were primarily shipped for developmental and qualification use or were not been sold under formal warranty terms. Effective Fiscal 2010, the Company commenced sale of clip-on thermal imaging core products with a one-year warranty and has correspondingly commenced to record reserves for returns under warranty for such products. The Company does not offer contractual price protection on any of its products. Accordingly, the Company does not presently maintain any reserves for returns for post-shipment price adjustments.

The Company does not utilize distributors for the sale of its products, but it is engaged with channel partners that act as an extension of the Company’s internal sales team. The Company does not enter into revenue transactions in which the customer has the right to return product. Accordingly, no provisions are made for sales returns or adjustments in the recognition of revenue.

Accounts Receivable.    Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

Advances Against Accounts Receivable.    From time-to-time, the Company engages in accounts receivables financing or factoring. When such arrangements involve full-recourse agreements with lenders, the advances received by the Company are recorded as current liabilities and the gross amount of the financed or factored receivables are included in current accounts receivables.

Allowance for Doubtful Accounts.    Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company’s allowance for doubtful accounts is management’s best estimate of losses resulting from the inability of the Company’s customers to make their required payments. The Company maintains an allowance for doubtful accounts based on a variety of factors, including historical experience, length of time receivables are past due, current economic trends and changes in customer payment behavior. Also, the Company records specific provisions for individual accounts when management becomes aware of a customer’s inability to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to a customer change, the Company’s estimates of the recoverability of the receivables would be further adjusted, either upward or downward.

Research and Development Costs.    A major portion of the Company’s operations is comprised of customer-funded research and prototype development or related activities that are recorded as cost of contract revenues. The Company also incurs costs for internal research and development of new concepts in products. Such non-customer sponsored research and development costs are charged to research and development expense as incurred.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Inventory.    Product inventory is valued at the lower of cost or market. Cost of the Company’s product inventory includes direct material and labor costs, as well as manufacturing overhead costs allocated based on direct labor dollars. Inventory cost is determined using the average cost method. Inventories are reviewed quarterly to determine salability and obsolescence. A reserve is established for slow moving and obsolete product inventory items. In addition, the Company believes that its marketing of probable new research and development contracts under specific U.S. Government budgets and programs is facilitated by the capitalization of material, labor and overhead costs that are eventually recoverable under such contracts. Due to the uncertain timing of such contract awards, the Company maintains significant reserves for this inventory to avoid overstating its value. (See Note 10).

Property and Equipment.    The Company capitalizes costs of additions to property and equipment, together with major renewals and betterments. The Company takes several years to complete some in-house projects, which are classified as construction in progress and are not subject to depreciation until placed into service. Such in-house projects include expansion of the Company’s clean room facilities and related equipment. The Company capitalizes overhead costs, including interest costs, for all in-house capital projects. Maintenance, repairs, and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation for such assets are removed from the accounts and any resulting gain or loss is recognized. Depreciation of property and equipment is provided over the estimated useful lives of the assets, primarily using the straight-line method. The useful lives of such assets are typically three to five years. Leasehold improvements are amortized over their useful lives or, if shorter, the terms of the leases.

Deferred Costs.    The Company has incurred debt issuance costs in connection with various financings, which are amortized over the term of the related debt instruments using the effective interest method.

Accounting for Stock-Based Compensation.    The Company accounts for stock-based compensation under Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, which requires the fair value of all option grants or stock issuances made to employees or directors as an expense. These amounts are expensed over the requisite service periods of each award using the straight-line attribution method. The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.

The Company has historically issued stock options and vested and nonvested stock grants to employees and outside directors whose only condition for vesting has been continued employment or service during the related vesting or restriction period. Typically, the vesting period for such stock option grants has been four years for non-officer employee awards, and either two-year or immediate vesting for officers and directors, although options have sometimes been granted with other vesting periods. In some fiscal years, the Company has also issued nonvested stock grants to new employees and outside directors, typically with vesting periods of three years.

During Fiscal 2011 and Fiscal 2010, the Company granted options to purchase 56,905,000 and 833,000 shares of its common stock, respectively. The following assumptions were used for the valuation of the grants in Fiscal 2011 and Fiscal 2010.

	Fiscal 2011	Fiscal 2010
Risk free interest rate	1.89% -2.91%	0.44%
Expected life	5.3 -7.0 years	4.0 years
Expected volatility	70.6% - 74.8%	97.0%
Expected dividend yield	None	None

Expected life of options granted is computed using the mid-point between the requisite service period and contractual life of the options granted (the “simplified method”). Expected volatilities are based on the historical volatility of the Company’s stock price and other factors.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows. There are no tax benefits resulting from the exercise of stock options for Fiscal 2011 and Fiscal 2010.

The Company’s subsidiaries did not grant any options during Fiscal 2011 or Fiscal 2010.

The Company recognizes compensation expense on a straight-line basis over the requisite service period of the option after consideration of the estimated forfeiture rate, which was 7% during Fiscal 2011 and Fiscal 2010. At October 2, 2011 the total compensation costs related to nonvested option awards not yet recognized was $2,856,500 and the weighted-average remaining vesting period of nonvested options at October 2, 2011 was 1.4 years. Such amounts do not include the cost of new options that may be granted in future periods or any changes in the Company’s forfeiture rate.

Accounting for Stock and Warrant-Based Operating Expense.    For stock and warrants issued to non-employees in exchange for services, the Company records expense based on the fair value of common stock and warrants issued to service providers at the date of such issuance or the fair value of the services received, whichever is more reliably measurable, and is recognized over the requisite service period. In Fiscal 2011, the Company issued warrants to purchase 2,382,400 shares of its common stock, valued at $190,600, to an investment banking firm for services rendered in a private placement of 10% unsecured convertible promissory notes of the Company. (See Note 3). The Company recorded this expense as a deferred financing cost, which was fully amortized during Fiscal 2011. In Fiscal 2010, the Company issued warrants to purchase an aggregate of 350,000 shares of its common stock, valued at $119,000, to an investment banking firm for a one-year extension of an agreement for said firm to assist the Company in raising additional capital and to provide financial advisory services. In Fiscal 2010, the Company also issued 27,500 shares of the Company’s newly created Series C Convertible Preferred Stock (the “Series C Stock”), valued at $825,000, to its then senior lender, Longview Fund, L.P. (“Longview”) in consideration for Longview’s consent to the issuance of a secured promissory note in the principal amount of $2,500,000 to Timothy Looney, the former owner of the Company’s discontinued Optex subsidiary, (the “Looney Note”) in settlement of litigation with Mr. Looney and waiver of potential future entitlement to all accumulated, but undeclared and unpaid, dividends on the Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) and the Company’s Series A-2 10% Cumulative Convertible Preferred Stock (the “Series A-2 Stock”) held by Longview from the respective dates of issuance of the Series A-1 Stock and the Series A-2 Stock through July 15, 2010. (See Note 2). In Fiscal 2010, the Company issued an additional 10,000 shares of the Company’s Series C Stock, valued at $300,000, and a two-year warrant to purchase 1,000,000 shares of the Company’s common stock, valued at $150,000, to Longview in satisfaction of one of the additional conditions of Longview’s consent to the settlement of litigation with Mr. Looney. (See Notes 2 and 4 and “Warrant Valuation and Beneficial Conversion Feature” below).

Software Development and Purchased Software.    The Company capitalizes certain software costs incurred, either from internal or external sources, as part of fixed assets and amortizes these costs on a straight-line basis over the useful life of the software. Planning, training, support and maintenance costs incurred either prior to or following the implementation phase are recognized as expense in the period in which they occur. The Company evaluates the carrying values of capitalized software to determine if the carrying values are impaired, and, if necessary, the Company would recognize an impairment loss in the period in which the impairment occurred. At October 2, 2011, the Company had capitalized software of approximately $78,700, net of accumulated amortization of $2,355,800.

Intangible Assets.    The Company amortizes the cost of intangibles over their estimated useful lives unless such lives are deemed indefinite. When certain impairment indicators are present, amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows, appraised values or other market-based information. Intangible assets with indefinite lives are tested annually for impairment as of the first day of the Company’s fourth fiscal quarter and

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

between annual periods if impairment indicators exist, and are written down to fair value as required. The Company’s intangible assets with definite lives at October 2, 2011 and October 3, 2010 consisted principally of patents, patent applications and trademarks related to the Company’s various technologies. Capitalized costs include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their useful or legal life, generally ten years.

Warrant Valuation and Beneficial Conversion Feature.    The Company calculates the fair value of warrants issued with debt or preferred stock and not accounted for as derivatives using the Black-Scholes valuation method. The total proceeds received in the sale of debt or preferred stock and related warrants is allocated among these financial instruments based on their relative fair values. The discount arising from assigning a portion of the total proceeds to the warrants issued is recognized as interest expense for debt from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method. Additionally, when issuing convertible instruments (debt or preferred stock), including convertible instruments issued with detachable warrants, the Company tests for the existence of a beneficial conversion feature. The Company records the amount of any beneficial conversion feature (“BCF”), calculated in accordance with GAAP, whenever it issues convertible instruments that have conversion features at fixed rates that are in-the-money using the effective per share conversion price when issued. The calculated amount of the BCF is accounted for as a contribution to additional paid-in capital and as a discount to the convertible instrument. A BCF resulting from issuance of convertible debt is recognized as interest expense from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method. A BCF resulting from the issuance of convertible preferred stock is recognized as a deemed dividend and amortized over the period of the security’s earliest conversion or redemption date. The maximum amount of BCF that can be recognized is limited to the amount that will reduce the net carrying amount of the debt or preferred stock to zero.

Tangible Long-Lived Assets.    The Company frequently monitors events or changes in circumstances that could indicate that the carrying amount of tangible long-lived assets to be held and used may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a tangible long-lived asset, the amount of impairment loss is the excess of net book value of the asset over its fair value. Tangible long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At October 2, 2011, management believed no indications of impairment existed.

Income Taxes.    The Company provides for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. To the extent net deferred tax assets are not realizable on a more likely than not basis, a valuation allowance is provided against such net deferred tax assets. An individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. (See Note 12).

The Company provides tax contingencies, if any, for federal, state, local and international exposures relating to potential audits, tax planning initiatives and compliance responsibilities. The development of these reserves requires judgments about tax issues, potential outcomes and timing. Although the outcome of these tax matters is uncertain, in management’s opinion adequate provisions for income taxes have been made for potential liabilities emanating from these reviews. If actual outcomes differ materially from these estimates, they could have a material impact on our results of operations. The Company is not currently under examination by any taxing authority.

Basic and Diluted Net Loss per Share.    Basic net loss per share is based upon the weighted average number of shares of common stock outstanding. Diluted net loss per share is based on the assumption that options, warrants and other instruments convertible into common stock are included in the calculation of diluted net loss

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

per share, except when their effect would be anti-dilutive. For instruments in which consideration is to be received for exercise, such as options or warrants, dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of actual issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Cumulative dividends on the Company’s cumulative convertible preferred stock, although not declared, constitute a preferential claim against future dividends, if any, and are treated as an incremental decrease in net income from continuing operations or increase in net loss from continuing operations for purposes of determining basic net loss from continuing operations per common share. Such preferred dividends, if dilutive, are added back to the net income or loss from continuing operations as it is assumed that the preferred shares were converted to common shares as of the beginning of the period for purposes of determining diluted net loss from continuing operations per common share. A beneficial conversion feature, if any, associated with the issuance of convertible preferred stock, although not recorded as an expense, is treated as a deemed dividend and, therefore, an incremental expense for purposes of determining basic and diluted net loss per common share (See Note 8).

Cash and Cash Equivalents.    For purposes of the Consolidated Financial Statements, the Company considers all demand deposits and certificates of deposit with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments.    Financial instruments include cash and cash equivalents, accounts receivable and payable, other current liabilities and long-term debt. The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and payable and other current liabilities approximate fair value due to the short-term nature of these items. Because of the substantial initial debt discounts involved in the debt transactions discussed further in Note 3, management believes that it is not practicable to estimate the fair value of the remaining principal balance due under existing debt instruments at October 2, 2011 without incurring unreasonable costs. Furthermore, because of the scale of the discounts already recorded, management does not believe that an estimation of the fair value of the debt instruments would result in a materially different result than what the Company has already recorded.

Concentration of Credit Risk.    Most of the Company’s accounts receivable are derived from sales to U.S. Government agencies or U.S. Government prime contractors. The Company does not believe that this concentration increases credit risks because of the financial strength of the payees. At times, the Company has cash deposits at U.S. banks and financial institutions, which exceed federally insured limits. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such loss.

Recently Issued Accounting Pronouncements.    In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs which revised requirements in Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, for measuring fair value and for disclosing information about fair value measurements, in order to align principles for fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. A number of new measurement and disclosure requirements are included in these amendments, which will be effective during the interim and annual periods beginning after December 15, 2011 on a prospective basis. We do not expect adoption of these amendments to have a material effect on our consolidated financial statements.

Subsequent Events.    Management has evaluated events subsequent to October 2, 2011 through the date the accompanying consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 2 — Settlement of Litigation

Timothy Looney, Barbara Looney and TWL Group, L.P. (collectively, “Looney”), on the one hand, and the Company and its Chief Executive Officer, John C. Carson and its Chief Financial Officer, John J. Stuart, Jr., on the other hand, had been engaged in litigation since January 2008 regarding the acquisition of Optex and related matters. In March 2010, the Company and Messrs. Carson and Stuart entered into a Settlement and Release Agreement with Looney pursuant to which the Company and Messrs. Carson and Stuart, on the one hand, and Looney, on the other hand, settled and released all claims and agreed to dismiss all litigation against each other relating to the Company’s acquisition of Optex in December 2005 and various transactions related thereto (the “Looney Settlement Agreement”).

Pursuant to the terms of the Looney Settlement Agreement, the Company agreed to pay Mr. Looney $50,000 and to issue to Mr. Looney a secured promissory note in the principal amount of $2,500,000 (the “Looney Note”). (See Note 4). In connection with issuing the Looney Note, the Company also entered into a Security Agreement and an Intellectual Property Security Agreement with Mr. Looney (collectively, the “Security Agreements”), which collectively provide a security interest in all the Company’s assets subject to and subordinate to the existing perfected security interests and liens of the Company’s senior creditors, Summit Financial Resources, L.P. (“Summit”) and Longview.

The effectiveness of the Looney Settlement Agreement was conditioned upon the Company’s receipt of consents from Summit and Longview. The Company obtained said consents, and the Looney Settlement Agreement was effective as of March 26, 2010. As one of the conditions of obtaining the Longview consent, the Company agreed to issue Longview equity securities with a value of $825,000 (the “Waiver Securities”) in consideration for Longview’s waiver of potential future entitlement to all accumulated, but undeclared and unpaid, dividends on the Company’s Series A-1 Stock and the Company’s Series A-2 Stock held by Longview from the respective dates of issuance of the Series A-1 Stock and the Series A-2 Stock through July 15, 2010. The amount of said accumulated, but undeclared and unpaid dividends through July 15, 2010 was estimated to be approximately equal to the value of the Waiver Securities. The Waiver Securities were issued to Longview on April 30, 2010 in the form of 27,500 shares of the Company’s newly created Series C Stock. (See Note 5).

As another condition for Longview’s consent for the Looney Settlement Agreement, the Company and Longview agreed that if the Company did not arrange for a third-party investor to purchase Longview’s holdings of the Company’s Series A-1 Stock and Series A-2 Stock on or before July 15, 2010 (the “Buyout”), the Company would be obligated to issue to Longview (a) non-voting equity securities, with terms junior to the Company’s Series B Convertible Preferred Stock (the “Series B Stock”), convertible into 1,000,000 shares of the Company’s common stock (the “Contingent Securities”) and (b) a two-year warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price per share of $0.30 (the “Contingent Warrant”). The terms of the Contingent Securities and the Contingent Warrant were mutually agreed upon by the parties such that the Contingent Securities were to consist of 10,000 shares of the Company’s Series C Stock convertible into 1,000,000 shares of the Company’s common stock, subject to receipt of stockholder approval for such issuance if required by Nasdaq. The Buyout did not occur on or before July 15, 2010, and stockholder approval for the issuance of the Contingent Securities in the form of Series C Stock was obtained on July 28, 2010. Accordingly, the Contingent Securities and Contingent Warrant were issued to Longview in August 2010. (See Notes 5 and 7).

The Company recorded the $2.5 million Looney Note in its consolidated financial statements for Fiscal 2010 and extinguished $1,504,300 of previously recorded accrued expenses for litigation judgments related to these matters. The Company also recorded an expense of $825,000 for the issuance of the Waiver Securities in Fiscal 2010. The Company also recorded a $450,000 expense for the obligation to issue the Contingent Securities and the Contingent Warrant in Fiscal 2010. The net effect was a litigation settlement expense of $2,270,700 recorded in Fiscal 2010. No comparable expense was incurred in Fiscal 2011.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 3 — Debt Instruments

Restructured Debt, Net of Debt Discounts

At October 3, 2010, the restructured debt, net of debt discounts, consisted of the remainder of a 12% secured promissory note payable to Longview originally entered into by the Company in July 2007 (the “Longview Note”) with a $2.0 million principal due initially, which had been reduced to an outstanding principal balance of $163,100 at October 3, 2010 as a result of various payments. In December 2010, the Company paid all remaining obligations of the Longview Note in full.

Debentures, Net of Debt Discounts

In March 2010, the Company sold and issued to 55 accredited investors (the “Debenture Investors”) an aggregate of 275.22 convertible debenture units (the “Debenture Units”) at a purchase price of $6,000 per Debenture Unit (the “Debenture Unit Price”) in two closings of a private placement (the “Debenture Private Placement”). The $1,651,300 aggregate purchase price for these Debenture Units was paid in cash to the Company.

Each Debenture Unit was comprised of (i) one one-year, unsecured convertible debenture with a principal repayment obligation of $5,000 (the “Convertible Debenture”) that was convertible at the election of the holder into shares of the Company’s common stock at a conversion price of $0.40 per share (the “Principal Conversion Shares”); (ii) one one-year, unsecured non-convertible debenture with a principal repayment obligation of $5,000 that was not convertible into common stock (the “Non-Convertible Debenture” and, together with the Convertible Debenture, the “Debentures”); and (iii) a five-year warrant to purchase 3,125 shares of the Company’s common stock (the “Debenture Investor Warrant”). The conversion price applicable to the Debentures was $0.40 per share, and the exercise price applicable to the Debenture Investor Warrants is $0.40 per share. The total number of shares of common stock issuable upon exercise of the Debenture Investor Warrants at the exercise price of $0.40 per share is 860,000 in the aggregate.

The Debentures bore simple interest at a rate of 20% per annum. Interest on the Debentures accrued and was payable quarterly in arrears and was convertible at the election of the Company into shares of common stock at a conversion price of $0.40 per share. In Fiscal 2011, interest on the Debentures in the amount of $272,800 was converted into 682,300 shares of common stock. In March 2011, the Company paid the principal balance of the Debentures in full.

In consideration for services rendered as the lead placement agent in the Debenture Private Placement, the Company paid the placement agent cash commissions, a management fee and an expense allowance fee aggregating $214,700, which represents 13% of the gross proceeds of the closings of the Debenture Private Placement, and issued to the placement agent five-year warrants to purchase an aggregate of 536,700 shares of the Company’s common stock at an exercise price of $0.40 per share and, as a retainer, a five-year warrant to purchase an aggregate of 450,000 shares of the Company’s common stock at an exercise price of $0.40 per share. (See Note 4).

Aggregate gross proceeds of $1,651,300 received by the Company in connection with the Debenture Private Placement was comprised of the aggregate principal balance of $2,752,200 of the Debentures, net of a corresponding original issue discount of $1,100,900 and was allocated to the individual components comprising the Debenture Unit on a relative fair value basis. This resulted in approximately $163,500 allocated to the five-year investor warrants and approximately $1,487,800 allocated to the Debentures. In addition, because the effective conversion price of the Convertible Debentures was below the current trading price of the Company’s common shares at the date of issuance, the Company recorded a BCF of approximately $102,200. The values of the warrants and the BCF have been recorded as additional paid in capital in the accompanying consolidated financial statements.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Secured Promissory Note

The Looney Note issued by the Company in April 2010 as a result of the Looney Settlement Agreement bears simple interest at a rate per annum of 10% of the outstanding principal balance and is secured by substantially all of the assets of the Company (the “Collateral”) pursuant to the terms and conditions of the Security Agreements, but such security interests are subject to and subordinate to the existing perfected security interests and liens of the Company’s senior creditors, Summit and Longview. The Looney Note requires the Company to remit graduated monthly installment payments over a 27-month period to Mr. Looney beginning with a payment of $8,000 in May 2010 and ending with a payment of $300,000 in June 2012. All such payments are applied first to unpaid interest and then to outstanding principal. Scheduled payments through April 2011 apply only to interest. A final payment of the remaining unpaid principal and interest under the Looney Note is due and payable in July 2012. Past due payments will bear simple interest at a rate per annum of 18%. In the event the Company were to have prepaid all amounts owing under the Looney Note within eighteen months after April 9, 2010, the $50,000 cash payment made to Mr. Looney pursuant to the Looney Settlement Agreement would have either been returned to the Company or deducted from the final payment due on the Looney Note. The $50,000 cash payment is recorded as a prepaid charge on the consolidated balance sheets as of October 3, 2010 and October 2, 2011. Further, if the Thermal Imaging Asset Sale is consummated, the security interests of the Looney Note will first have to have been satisfied either by prepayment of the balance owed under the Looney Note or waiver of the security interests therein.

Debt Issued in Fiscal 2011

During Fiscal 2011, the Company issued the following debt instruments:

Principal balance at issuance date
Unsecured Convertible Promissory Notes	$3,000,000
Senior Subordinated Secured Promissory Notes	$4,000,000
Subordinated Secured Convertible Promissory Notes, exclusive of conversions of Unsecured Convertible Promissory Notes	$13,974,800

The terms of the foregoing notes are as follows:

Unsecured Convertible Promissory Notes, Net of Discounts

In November and December 2010, the Company sold and issued to 47 accredited investors 10% unsecured convertible promissory notes of the Company (the “Bridge Notes”) in multiple closings of a private placement (the “Bridge Private Placement”). The $3,000,000 aggregate principal balance of the Bridge Notes in said closings was paid in cash to the Company.

The Bridge Notes bore simple interest at a rate per annum of 10% and had a maturity date of May 31, 2011. Interest on the Notes accrued and was payable in arrears at maturity. Pursuant to the terms of the Bridge Notes, at the discretion of an investor holding a Bridge Note (a “Bridge Note Holder”), any outstanding principal and accrued interest remaining under the Bridge Note at maturity was convertible into shares of the Company’s common stock at a conversion price equal to $0.13 per share (the “Conversion Price”), provided, however, that the Company had a sufficient number of authorized shares of common stock to allow such conversion at such time, and that the investor was an accredited investor at the time of such conversion as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). Unpaid and unconverted principal balance and accrued interest of the Bridge Notes was repayable in cash prior to maturity in whole or in part at any time without premium or penalty.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Also pursuant to the terms of the Bridge Notes, at the discretion of each Bridge Note Holder, any outstanding principal and accrued interest under a Bridge Note held by said Bridge Note Holder was convertible as a result of the closing of a subsequent private placement of the Company’s securities with gross proceeds of at least $8.0 million (a “Subsequent Financing”) into the securities issued in a Subsequent Financing on the same terms and conditions as the other investors in said Subsequent Financing, provided, however, that the Bridge Note Holder was an “accredited investor” at the time of such conversion as such term is defined in Rule 501 under the Securities Act; and provided, further, that such Bridge Note Holder entered into and executed the same documents, satisfied the same conditions and agreed to be bound by the same terms as all other investors in said Subsequent Financing. The Company consummated such a Subsequent Financing in December 2010 and, as described below, certain of the Bridge Note Holders elected to convert their Bridge Notes, in accordance with the terms thereof, into the securities issued in the Subsequent Financing. Bridge Notes that were not converted pursuant to their terms were repaid in full upon their maturity on May 31, 2011.

As additional consideration for the Bridge Notes, in December 2010, the Company issued an aggregate of 5,758,100 shares of its common stock to the Bridge Note Holders with a value equal to 25% of the principal amount of the Bridge Notes purchased by the Bridge Note Holders, based on a valuation per share (the “Initial Valuation”) which was the greater of (i) the fair market value of the Company’s common stock (as determined by the last closing sales price of the Company’s common stock prior to the date of issuance of the Bridge Notes) (the “Market Value”), and (ii) $0.13 per share, but not greater than $0.14 per share. The $750,000 value of the common stock so issued was recorded as a discount to the Bridge Notes.

In consideration for services rendered as the lead placement agent in the Bridge Private Placement, the Company paid the placement agent cash commissions, a management fee and an expense allowance fee aggregating $309,700, which represents 10.3% of the gross proceeds of the Bridge Private Placement, and issued the placement agent a five-year warrant to purchase an aggregate of 2,227,400 shares of the Company’s common stock at an exercise price of $0.13 per share and a five-year warrant to purchase an aggregate of 155,000 shares of the Company’s common stock at an exercise price of $0.135 per share, which prices were equal to the Market Value at the time such warrants were issued (collectively, the “Bridge Agent Warrants”). The $500,300 aggregate value of the placement agent cash commissions, management fee, expense fee and Bridge Agent Warrants was recorded as a deferred financing cost.

The Company’s obligation to issue the Bridge Agent Warrants was established in December 2010, but the Bridge Agent Warrants were not exercisable until stockholder authority was obtained to increase the Company’s authorized shares of common stock to a number adequate to reserve for both any shares of common stock to be issued in connection with the Subsequent Financing and the Bridge Agent Warrants, as well as any other known issuances of common stock for which the Company must reserve shares for issuance. Such stockholder authority was obtained in March 2011. The Bridge Agent Warrants have a net “cashless” exercise feature.

Senior Subordinated Secured Promissory Notes

In March 2011, the Company issued and sold to two accredited investors, Costa Brava Partnership III L.P. (“Costa Brava”) and The Griffin Fund LP (“Griffin”) 12% Senior Subordinated Secured Promissory Notes due March 2013 (the “Senior Subordinated Notes”) in the aggregate principal amount of $4,000,000. In July 2011, the Senior Subordinated Notes were amended to permit the holders to demand repayment any time on or after July 16, 2012, in partial consideration for permitting the issuance of additional Subordinated Secured Convertible Promissory Notes as discussed below. Because of this demand, the Senior Subordinated Notes have been classified as current obligations in our Consolidated Balance Sheet of October 2, 2011.

The Senior Subordinated Notes bear interest at a rate of 12% per annum, due and payable quarterly in cash within 10 business days of the end of each calendar quarter, calculated on the simple interest basis of a 365-day year for the actual number of days elapsed. The foregoing notwithstanding, until the Looney Note is repaid in

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

full, cash interest on the Senior Subordinated Notes must instead be paid by adding the amount of such interest to the outstanding principal amount of the Senior Subordinated Notes as “PIK” interest. As a result of the addition of such interest, the outstanding principal amount of the Senior Subordinated Notes at October 2, 2011 was $4,257,600.

The Senior Subordinated Notes are secured by substantially all of the assets of the Company pursuant to Security Agreements dated March 16, 2011 and March 31, 2011 between the Company and Costa Brava as representative of the Senior Subordinated Note holders, but the liens securing the Senior Subordinated Notes are subordinate to the liens securing the indebtedness of the Company to Summit Financial Resources, L.P. under that certain Financing Agreement dated as of June 16, 2009 and subordinated in right of payment to the Looney Note.

The Senior Subordinated Notes restrict the Company from (A) directly or indirectly, incurring or guaranteeing, assuming or suffering to exist any indebtedness, other than (i) the Senior Subordinated Notes, (ii) certain permitted indebtedness and (iii) the Looney Note; (B) allowing or suffering to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries other than (i) existing liens securing the Looney Note and (ii) certain permitted liens; and (C) during an event of default, directly or indirectly, redeeming, defeasing, repurchasing, repaying or making any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any indebtedness expressly subordinate to the Senior Subordinated Notes.

Subordinated Secured Convertible Promissory Notes

In December 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Costa Brava and Griffin, pursuant to which the Company issued and sold to Costa Brava and Griffin 12% Subordinated Secured Convertible Notes due December 23, 2015 (the “Subordinated Notes”) in the aggregate principal amount of $7,774,800 and an aggregate of 51,788,571 shares of common stock of the Company for $3,625,200, or $0.07 per share, and agreed to issue and sell in a subsequent closing not later than April 30, 2011 (subject to the amendment of the Company’s Certificate of Incorporation to increase the Company’s authorized common stock and provided that there had not been a material adverse change in the Company’s relationship with Optics 1, Inc.) additional Subordinated Notes (the “Milestone Notes”) to Costa Brava and Griffin for an aggregate purchase price of $1.2 million (collectively, the “Institutional Financing”). The Milestone Notes were issued in March 2011. In July 2011, the Company sold additional Subordinated Notes to five accredited investors, including Costa Brava and Griffin, in the aggregate principal amount of $5,000,000.

The Subordinated Notes bear interest at a rate of 12% per annum, due and payable quarterly within 10 business days of the end of each calendar quarter, calculated on the simple interest basis of a 365-day year for the actual number of days elapsed. For the first two years of the term of the Subordinated Notes, the Company has the option, subject to the satisfaction of certain customary equity conditions, to pay all or a portion of the interest due on each interest payment date in shares of common stock, with the price per share calculated based on the weighted average price of the Company’s common stock over the last 20 trading days ending on the second trading day prior to the interest payment date. The foregoing notwithstanding, until the Looney Note is repaid in full, cash interest on the Subordinated Notes must instead be paid by adding the amount of such interest to the outstanding principal amount of the Subordinated Notes as “PIK” interest. The principal and accrued but unpaid interest under the Subordinated Notes is convertible at the option of the holder, any time after amendment of the Company’s Certificate of Incorporation to increase the Company’s authorized common stock, into shares of the Company’s common stock at an initial conversion price of $0.07 per share. The conversion price is subject to full ratchet adjustment for certain price dilutive issuances of securities by the Company and proportional adjustment

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

for events such as stock splits, dividends, combinations and the like. Beginning after the first two years of the term of the Subordinated Notes, the Company can force the Subordinated Notes to convert to common stock if certain customary equity conditions have been satisfied and the volume weighted average price of the common stock is $0.25 or greater for 30 consecutive trading days.

The Subordinated Notes are secured by substantially all of the assets of the Company pursuant to a Security Agreement dated December 23, 2010 and July 1, 2011, as applicable, between the Company and Costa Brava as representative of the Subordinated Note holders, but the liens securing the Subordinated Notes are subordinate to the liens securing the indebtedness of the Company to Summit Financial Resources, L.P. under that certain Financing Agreement dated as of June 16, 2009 and the liens securing the indebtedness of the Company under the Senior Subordinated Notes, and subordinate in right of payment to the Looney Note.

The Subordinated Notes restrict the Company from (A) directly or indirectly, incurring or guaranteeing, assuming or suffering to exist any indebtedness, other than (i) the Subordinated Notes, (ii) certain permitted indebtedness (including the Senior Subordinated Notes) and (iii) the Looney Note; (B) allowing or suffering to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries other than (i) existing liens securing the Looney Note and (ii) certain permitted liens (including liens securing the Senior Subordinated Notes); and (C) during an event of default, directly or indirectly, redeeming, defeasing, repurchasing, repaying or making any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any indebtedness expressly subordinate to the Subordinated Notes.

The Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration.

As a result of the issuances of Subordinated Notes discussed above, the conversion of Bridge Notes to Subordinated Notes discussed below and the application of PIK interest, the aggregate principal balance of the Subordinated Notes at October 2, 2011, exclusive of the effect of debt discounts, was $16,122,200. The balance of the Subordinated Notes, net of unamortized discounts comprised of derivative liability, at October 2, 2011 was $3,944,800. The debt discounts will be amortized over the term of the Subordinated Notes, unless such amortization is accelerated due to earlier conversion of the Subordinated Notes pursuant to their terms. The Company paid a total of $1,000,000 in cash commissions to an investment banker for services related to issuance of the Subordinated Notes, $682,000 of which was recorded as a deferred financing cost and the balance recorded as an offset to equity.

Conversion of Bridge Notes into Subordinated Notes

As discussed above, the Company had previously sold Bridge Notes to investors in an aggregate principal amount of $3,000,000, the terms of which permit the Bridge Note Holders to convert up to and including the aggregate outstanding principal amount of such Bridge Notes and any accrued interest thereon (the amount converted, the “Conversion Amount”) into the same securities issued in, and upon the same terms and conditions of, the Institutional Financing (the “Bridge Note Conversion”). Pursuant to the terms of the Bridge Private Placement, in December 2010, holders of Bridge Notes with a principal balance of $1,208,200 (including accrued interest of $9,600) converted their Bridge Notes into securities issued in the Institutional Financing. Of the Bridge Notes converted in December 2010, Costa Brava and Griffin were holders of Bridge Notes with an aggregate principal balance of $581,300 (including accrued interest of $2,700). Under the terms of the Purchase Agreement, the Bridge Notes converted in December 2010 were converted into 5,488,800 shares of common stock valued at $384,200 and Subordinated Notes with a principal balance of $824,000. In January 2011, under the terms of the Purchase Agreement, holders of Bridge Notes with a principal balance of $250,600 (including accrued interest of $4,200) also converted their Bridge Notes into 1,138,400 shares of common stock valued at

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

$79,700 and Subordinated Notes with a principal balance of $170,900. In April 2011, under the terms of the Purchase Agreement, holders of Bridge Notes with a principal balance of $119,500 (including accrued interest of $4,500) also converted their Bridge Notes into 543,000 shares of common stock valued at $38,000 and Subordinated Notes with a principal balance of $81,500. As a result of the Bridge Note conversions in December 2010, January 2011 and April 2011, the unconverted Bridge Notes aggregate principal balance, including PIK interest, at their maturity date of May 31, 2011 was $1,511,500, which was paid in full by the Company in cash. The conversions of Bridge Notes to common stock in Fiscal 2011 resulted in the elimination of $69,100 of derivative liability, which was recorded as an increase to paid-in capital during the period.

Conversion Features of the Bridge Notes and the Subordinated Notes.

The conversion features of the Subordinated Notes, and the Bridge Notes while they were outstanding, contain provisions that adjust the conversion price in the event of certain dilutive issuances of securities. Accordingly, the Company considered such conversion features to be derivatives and recorded their fair value of $6,867,100 at the date of issuance as a liability and as a discount to the underlying notes. At October 2, 2011, the derivative liability of the Bridge Notes had been eliminated as a result of their conversion or repayment. The Company re-measured the fair value of the derivative liability of the Subordinated Notes to be $13,352,800 as of October 2, 2011.

The following outlines the significant assumptions the Company used to estimate the fair value information presented, with respect to derivative liabilities utilizing the Binomial Lattice pricing model at the date of issuance and October 2, 2011:

Risk free interest rate	1.55% - 2.15%
Expected volatility	75.5% - 79.4%
Expected dividends	None

Note 4 — Preferred Stock

Series A-1 Stock.

The Company’s Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) was issued to its then senior lenders, Longview and Alpha Capital Anstalt (“Alpha”) (collectively, the “Lenders”) during Fiscal 2008 in exchange for cancellation of approximately $1,188,500 of accrued and unpaid interest and approximately $2,811,500 of principal balance of debt owed by the Company to the Lenders. During Fiscal 2010, 99,915 shares of the Series A-1 Stock were converted by Longview and Alpha into 8,978,985 shares of the Company’s common stock, resulting in no shares of Series A-1 Stock remaining outstanding at October 3, 2010.

Series A-2 Stock.

In Fiscal 2009, the Company’s stockholders approved the creation and issuance of the Company’s Series A-2 10% Cumulative Convertible Preferred Stock (the “Series A-2 Stock”), and the Company issued an aggregate of 24,999 shares of the Series A-2 Stock to Longview and Alpha at a purchase price of $40 per share in exchange of all the remaining portion of certain debt of the Company held by them.

Each share of Series A-2 Stock was initially convertible at any time at the holder’s option into 100 shares of common stock at an initial conversion price of $0.40 per share of common stock. The conversion price of the Series A-2 Stock was subject to ratchet price dilution protection in the event the Company issued securities (other than certain excepted issuances) at a price below the then current conversion price, subject to the limitation of the authorized capital of the Company. The conversion price of the Series A-2 Stock also was subject to adjustment for stock splits, stock dividends, recapitalizations and the like. As a result of various issuances of common stock subsequent to the issuance of the Series A-2 Stock, by December 2010, the conversion price of

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

the Series A-2 Stock had been adjusted pursuant to its terms to $0.07 per share. The Series A-2 Stock was non-voting (except to the extent required by law), but ranked senior to the common stock, with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. The Series A-2 Stock was entitled to 10% cumulative dividends per annum, payable in arrears starting December 30, 2010, which could have increased to 20% during the existence of certain events of default. In April 2010, Longview waived entitlement to all accumulated, but undeclared and unpaid, dividends on the Series A-2 Stock held by Longview from the date of issuance of the Series A-2 Stock through July 15, 2010 in consideration for the issuance of the Waiver Securities. (See Note 2).

Absent the declaration of dividends, the cumulative feature the Series A-2 Stock did not result in an accrual of a liability, but did affect the net income (loss) applicable to common stockholders. (See Note 8). The Company has not recorded a liability for these dividends that have not been waived, since the Company is not legally able to declare or pay dividends on any classes of its stock until it meets certain financial conditions under Delaware law, which conditions it does not currently meet nor is able to estimate when, or if, it may meet in the future. The Series A-2 Stock was not redeemable by the holder thereof, but was callable at the election of the Company (provided an event of default had not occurred and was continuing) upon 30 days prior notice at a redemption price equal to their respective initial purchase price plus any accumulated but unpaid dividends. The Series A-2 Stock was subject to a blocker (the “Blocker”) that would prevent Longview’s common stock ownership at any given time from exceeding 4.99% of the Company’s outstanding common stock (which percentage could increase but never above 9.99%). The liquidation preference of the Series A-2 Stock consisted of its respective initial purchase price plus any accumulated, but unpaid dividends. At October 2, 2011 and October 3, 2010, the liquidation preference for the Series A-2 Stock was $0 and $333,300, respectively.

During Fiscal 2010, 16,668 shares of the Series A-2 Stock were converted by Longview and Alpha into 4,677,459 shares of the Company’s common stock. During Fiscal 2011, the remaining approximately 8,331 shares of the Series A-2 Stock were converted by Longview into 3,554,100 shares of common stock resulting in no shares of Series A-2 Stock remaining outstanding at October 2, 2011.

Series B Stock.

In Fiscal 2010, the Company sold and issued an aggregate of 3,490 preferred stock units (the “Preferred Stock Units”) at a purchase price of $700 per Preferred Stock Unit. The $2,443,000 aggregate purchase price for the Preferred Stock Units was paid in cash to the Company, from which fees and expenses of $393,500 were disbursed to the placement agent and its counsel, resulting in net proceeds of $2,049,500 to the Company. Each Preferred Stock Unit was comprised of one share of the Company’s newly-created Series B Convertible Preferred Stock (the “Series B Stock”), plus a five-year warrant to purchase 600 shares of the Company’s common stock at an exercise price of $0.55 per share. Each share of Series B Stock is convertible at any time at the holder’s option into 2,000 shares of common stock at a conversion price per share of common stock equal to $0.50. During Fiscal 2010, approximately 1,597 shares of the Series B Stock were converted into approximately 3,194,566 shares of the Company’s common stock. During Fiscal 2011, approximately 107 shares of Series B Stock were converted into approximately 214,300 shares of the Company’s common stock. As of October 2, 2011, an aggregate of approximately 1,786 shares of Series B Stock, convertible into approximately 3,571,100 shares of the Company’s common stock, remained outstanding.

The Series B Stock is non-voting, except to the extent required by law. With respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, the Series B Stock ranks senior to the common stock. The liquidation preference per share of Series B Stock equals its stated value, $1,000 per share. The Series B Stock is not entitled to any preferential cash dividends; however, the Series B Stock is entitled to receive, pari passu with the Company’s common stock, such dividends on the common stock as may be declared from time to time by the Company’s Board of Directors.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

The Company’s aggregate gross proceeds of $2,443,000 received from the sale of the Series B Stock was allocated to the individual components comprising the stock units on a relative fair value basis, resulting in approximately $424,000 of the proceeds allocated to the five-year warrant and approximately $2,019,000 allocated to the Series B Stock. In addition, because the effective conversion price of the Series B Stock was below the current trading price of the Company’s shares at the date of issuance, the Company recorded a BCF of approximately $1,471,000. Since the preferred shares contain no set redemption date and they are convertible from inception by the holder, the entire BCF amount was accreted as a preferred dividend as of the issuance date.

The Company used the Black-Scholes model to value the warrants issued to the placement agent and those issued to the Series B Stock investors discussed above using the following assumptions; volatility of 93.2%, stock price $0.50 per share, exercise price $0.55 per share, risk-free interest rate of 2.3% and an expected term of five years.

Series C Stock.

In Fiscal 2010, the Company issued 27,500 shares of the Company’s newly created Series C Stock to Longview to effectuate the requirement to issue Waiver Securities related to the Looney Settlement Agreement. During Fiscal 2010, the Company also issued the Contingent Securities to Longview, including an additional 10,000 shares of the Series C Stock, convertible into 1,000,000 shares of the Company’s common stock. (See Note 2.) Each share of Series C Stock was convertible at any time at the holder’s option into 100 shares of common stock at an initial conversion price per share of common stock equal to $0.30. The Series C Stock was non-voting, except to the extent required by law. With respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, the Series C Stock ranked senior to the common stock and junior to the Company’s Series A-2 Stock and Series B Stock. The liquidation preference per share of Series C Stock equaled its stated value, $30 per share. The Series C Stock was not entitled to any preferential cash dividends; however, the Series C Stock is entitled to receive on an as-converted basis, pari passu with the Company’s common stock, but after payment of dividends to the Series A-2 Stock and Series B Stock at the time outstanding, such dividends on the common stock as may have been declared from time to time by the Company’s Board of Directors. The Series C Stock was not redeemable by the holder thereof, but the Company had the right, upon 30 calendar days’ prior written notice, to redeem the Series C Stock at its stated value, $30 per share. The Series C Stock was also subject to a blocker that would prevent each holder’s common stock ownership at any given time from exceeding 4.99% of the Company’s outstanding common stock (which percentage could have increased but never above 9.99%).

In Fiscal 2011, 37,500 shares of Series C Stock were converted by Longview into 3,750,000 shares of the Company’s common stock, resulting in no shares of Series C Stock remaining outstanding at October 2, 2011.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 5 — Common Stock

Fiscal 2010 Issuances

During Fiscal 2010, the Company issued an aggregate of 23,840,900 shares of its common stock, net of the forfeiture of 14,000 shares of nonvested stock, in various transactions. Of these issuances, 3,618,000 shares were issued in cash transactions with an aggregate valuation of $601,500. The remaining 20,222,900 shares were issued in non-cash transactions with an aggregate valuation of $6,287,900, net of forfeitures. These transactions are separately discussed below.

Fiscal 2010 Cash Transactions

The 3,618,000 shares of common stock issued during Fiscal 2010 in cash transactions were issued in the following amounts:

(1) 3,469,500 shares were issued as a result of a private placement in which the Company sold and issued to 30 accredited investors (the “Common Stock Investors”) common stock units (the “Common Stock Units”) (the “Common Stock Private Placement”). The approximate $581,900 aggregate purchase price for these Common Stock Units was paid in cash to the Company. Each Common Stock Unit was comprised of (i) 100 shares of the Company’s Common Stock (the “Shares”) and (ii) a five-year warrant to purchase 20 shares of the Company’s Common Stock (the “Common Stock Investor Warrants”).

(2) 138,500 shares were issued to an accredited investor in a private transaction. The $18,000 aggregate purchase price for these shares was paid in cash to the Company.

(3) 10,000 shares were issued as a result of the exercise of options for a purchase price of $1,600.

Fiscal 2010 Non-Cash Transactions

The 20,222,900 shares of common stock issued during Fiscal 2010 in non-cash transactions were issued in the following amounts:

(1) an aggregate of 8,979,000 shares of common stock of the Company were issued in various transactions in exchange for conversion and cancellation of $2,997,500 of the stated value of the Company’s Series A-1 Stock.

(2) an aggregate of 4,677,400 shares of common stock of the Company were issued in various transactions in exchange for conversion and cancellation of $666,700 of the stated value of the Company’s Series A-2 Stock.

(3) an aggregate of 3,194,600 shares of common stock of the Company were issued in various transactions in exchange for conversion and cancellation of $1,597,300 of the stated value of the Company’s Series B Stock.

(4) 2,673,800 shares of common stock of the Company were issued to effectuate $750,000 of non-cash contributions by the Company to the Company’s employee retirement plan, the Cash or Deferred & Stock Bonus Plan (“ESBP”), for Fiscal 2010, all of which has been recognized as expense in Fiscal 2010.

(5) 693,600 shares of common stock of the Company were issued to pay interest in the amount of $277,400 on the Company’s Debentures pursuant their terms. (See Note 4).

(6) after giving effect to the forfeiture of 14,000 shares of nonvested stock, there was a net increase of 4,500 shares and a net expense decrease of $1,000 associated with issuance of common stock to employees as compensation for services rendered.

The value of all of the non-cash issuances of common stock was based on the last reported closing sales price of the Company’s common stock as reported by the Nasdaq Capital Market prior to the various issuances or entering into the contractual obligations for such issuances.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Fiscal 2011 Issuances

During Fiscal 2011, the Company issued an aggregate of 80,160,400 shares of its common stock, net of the forfeiture of 10,200 shares of nonvested stock, in various transactions. Of these issuances, 51,808,600 shares were issued in cash transactions with an aggregate valuation of $3,628,400. The remaining 28,351,800 shares were issued in non-cash transactions with an aggregate valuation of $3,943,900, net of forfeitures. These transactions are separately discussed below.

Fiscal 2011 Cash Transactions

The 51,808,600 shares of common stock issued during Fiscal 2011 in cash transactions were issued in the following amounts:

(1) 51,788,600 shares were issued to Costa Brava and Griffin as a result of the Institutional Financing in December 2010. (See Note 3). The approximate $3,625,200, or $0.07 per share, aggregate purchase price for these shares was paid in cash to the Company.

(2) 20,000 shares were issued pursuant to exercise of an employee stock option for an aggregate $3,200, or $0.16 per share, cash purchase price.

Fiscal 2011 Non-Cash Transactions

The 28,351,800 shares of common stock issued during Fiscal 2011 in non-cash transactions were issued in the following amounts:

(1) an aggregate of 5,758,100 shares, valued at $750,000, was issued to the Bridge Note Holders pursuant to the Bridge Private Placement (see Note 2).

(2) an aggregate of 7,170,100 shares, valued at $501,900, was issued to certain Bridge Note Holders for conversion of the aggregate outstanding principal amount of the Bridge Notes and any accrued interest thereon held by said Bridge Note Holders into the same securities issued in, and upon the same terms and conditions of, the Institutional Financing (see Note 2).

(3) an aggregate of 3,554,100 shares was issued in various transactions in exchange for conversion and cancellation of $333,200 of the stated value of the Company’s Series A-2 Stock (see Note 4).

(4) an aggregate of 214,300 shares was issued in various transactions in exchange for conversion and cancellation of $107,200 of the stated value of the Company’s Series B Stock (see Note 4).

(5) an aggregate of 3,750,000 shares was issued in various transactions in exchange for conversion and cancellation of $1,125,000 of the stated value of the Company’s Series C Stock (see Note 4).

(6) an aggregate of 682,300 shares was issued to pay interest in the amount of $272,900 on the Company’s Debentures pursuant to their terms (see Note 4).

(7) 221,000 shares were issued pursuant to cashless exercise of warrants (see Note 6).

(8) 6,666,700 shares of common stock of the Company were issued to effectuate $800,000 of non-cash contributions by the Company to the Company’s employee retirement plan, the ESBP, for Fiscal 2011.

(9) after giving effect to the forfeiture of 10,200 shares of nonvested stock, there was a net increase of 335,200 shares and a net expense increase of $38,200 associated with issuance of common stock to employees and directors as compensation for services rendered.

The value of all of the non-cash issuances of common stock was based on the last reported closing sales price of the Company’s common stock as reported by the Over-the-Counter Bulletin Board prior to the various issuances or entering into the contractual obligations for such issuances.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 6 — Common Stock Warrants

In Fiscal 2010, the Company issued a five-year warrant to purchase 907,400 shares of common stock at an exercise price of $0.55 per share to its investment banking firm as partial consideration for services rendered in the private placement of the Series B preferred stock unit financing. (See Note 4). As an element of that financing, the Company issued five-year warrants to the investors, valued at $424,000 pursuant to the Black-Scholes model, to purchase an aggregate of 2,094,000 shares of common stock at an exercise price of $0.55 per share. In Fiscal 2010, the Company also issued a five-year warrant to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.44 per share to its investment banking firm for a one-year extension of an agreement with said firm to assist the Company to raise additional capital and to provide financial advisory services. The estimated fair value of this warrant, $119,000, was amortized over the 12-month term of the extension.

As a result of the closing of the Series B preferred stock financing and the warrant issued to the investment banking firm in connection with the agreement extension discussed above, warrants to purchase 762,000 shares of common stock at $3.18 per share were automatically adjusted to purchase 1,477,500 shares at $1.64 per share effective December 27, 2009, which warrants subsequently expired on December 30, 2009.

In Fiscal 2010, the Company issued five-year warrants to purchase 986,700 shares of common stock at an exercise price of $0.40 per share to its investment banking firm as partial consideration for services rendered in the Debenture Private Placement. As an element of that financing, the Company issued five-year warrants to the investors to purchase an aggregate of 860,000 shares of common stock at an exercise price of $0.40 per share. (See Note 3). The Company used the Black-Scholes model to value the warrants issued to the investment banking firm and investors pursuant to the Debenture Private Placement using the following assumptions; volatility of 95.9%, stock price $0.30 per share, exercise price $0.40 per share, risk-free interest rate of 2.7%, and an expected term of five years.

In Fiscal 2010, the Company issued five-year warrants to purchase approximately 247,300 shares of common stock and 203,700 shares of common stock at exercise prices of $0.32 per share and $0.21 per share, respectively, to its investment banking firm as partial consideration for services rendered in the Common Stock Private Placement. (See Note 5). As an element of that financing, the Company issued five-year warrants to the Common Stock Investors to purchase an aggregate of approximately 380,400 shares of common stock and approximately 313,500 shares of common stock at exercise prices of $0.32 per share and $0.21 per share, respectively.

In Fiscal 2010, in satisfaction of certain requirements related to Longview’s consent to the Looney Settlement Agreement, the Company issued a two-year warrant to Longview to purchase 1,000,000 shares of the Company’s common stock at an exercise price per share of $0.30. (See Note 2). The Company used the Black-Scholes model to value the warrant issued to Longview using the following assumptions; volatility of 97.2%, stock price $0.30 per share, exercise price $0.30 per share, risk-free interest rate of 0.36%, and an expected term of two years. The Company recorded the resulting $150,000 expense for the issuance of this warrant in Fiscal 2010.

In Fiscal 2011, as a result of the Institutional Financing, and pursuant to existing price anti-dilution provisions, the exercise prices of the Class A Common Stock Purchase Warrants (the “Class A Warrants”) and the Class B Common Stock Purchase Warrant (the “Class B Warrant”) issued by the Company in December 2006 and August 2007, respectively, were automatically adjusted to $0.07 per share. The number of shares of common stock of the Company issuable upon exercise of the Class A Warrants and Class B Warrant did not change. In February 2011, Longview exercised its rights to purchase an aggregate of 308,900 shares of common stock on a cashless basis pursuant to its Class A Warrant and Class B Warrant resulting in the net issuance of 221,000 shares of common stock of the Company. As a result of Longview’s exercise, only a single Class A Warrant to purchase 41,100 shares of common of the Company held by another accredited investor remained outstanding at October 2, 2011. Other than this single Class A Warrant, none of the other warrants of the Company outstanding at October 2, 2011 contain price anti-dilution provisions.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

In Fiscal 2011, the Bridge Private Placement established an obligation for the Company to issue Bridge Agent Warrants, consisting of a warrant to purchase approximately 2,227,400 shares of common stock of the Company at an exercise price of $0.13 per share and a warrant to purchase approximately 155,000 shares of common stock of the Company at an exercise price of $0.135 per share, subject to the requirement that said warrants were not exercisable unless and until stockholder authority was obtained to increase the Company’s authorized shares of common stock to a number adequate to reserve for both any shares of common stock to be issued in connection with the Institutional Financing and the Bridge Agent Warrants, as well as any other known issuances of common stock for which the Company must reserve shares for issuance. Such stockholder authority was obtained in March 2011. The Company recorded the $190,600 expense of the Bridge Agent Warrants in Fiscal 2011 as a deferred financing cost to be amortized over the term of the Bridge Notes. The Company used the Black-Scholes model to value the Bridge Agent Warrants using the following assumptions; volatility of 74.82%, common stock price $0.13 per share, exercise price of $0.13, risk-free interest rate of 1.89% and an expected term of five years.

Outstanding Warrants

As of October 2, 2011, warrants to purchase a total of 10,115,800 shares of the Company’s common stock were outstanding, with a weighted average exercise price of $0.42 per share and exercise prices ranging from $0.07 per share to $13.00 per share, of which 1,041,100 warrants expire in fiscal 2012, 3,350,700 warrants expire in fiscal 2014, 3,341,600 warrants expire in fiscal 2015 and 2,382,400 warrants expire in fiscal 2016.

Note 7 — Stock Incentive Plans, Employee Retirement Plan and Deferred Compensation Plans

Stock Incentive Plans.    In June 2006, the Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, nonvested stock and nonvested stock units, performance awards of cash, stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan in June 2006, the Company’s 2003 Stock Incentive Plan (the “2003 Plan”), 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”), 2001 Stock Option Plan (the “2001 Plan”) and 2000 Non-Qualified Stock Option Plan (the “2000 Plan”) (collectively, the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants. As of October 2, 2011, options to purchase 2,500 shares of the Company’s common stock at an exercise price of $11.50 per share were outstanding and exercisable under the 2001 Plan, options to purchase 37,500 shares of the Company’s common stock were outstanding and exercisable under the 2001 Non-Qualified Option Plan, at exercise prices ranging from $8.60 to $13.50 per share, and options to purchase 237,600 shares of the Company’s common stock were outstanding and exercisable under the 2003 Plan at exercise prices ranging from $10.40 to $36.20 per share.

Pursuant to an amendment of the 2006 Plan by stockholders in March 2009, the number of shares of common stock reserved for issuance under the 2006 Plan shall automatically increase at the beginning of each subsequent fiscal year by the lesser of 1,250,000 shares or 5% of the common stock of the Company outstanding on the last day of the preceding fiscal year. As a result of that provision, the number of shares issuable under the 2006 Plan increased by 484,800 shares in Fiscal 2010 and by 1,250,000 shares in Fiscal 2011. The aggregate number of shares of common stock issuable under all stock-based awards that may be made under the 2006 Plan at October 2, 2011 is 517,100 shares. As of October 2, 2011, there were options to purchase 1,873,400 shares of the Company’s common stock outstanding under the 2006 Plan, at exercise prices ranging from $0.09 to $14.10 per share, of which options to purchase 700,600 shares were exercisable at October 2, 2011. As of October 2, 2011, 12,900 shares of nonvested stock were issued and outstanding pursuant to the 2006 Plan and 291,100 shares of vested stock were issued and outstanding pursuant to the 2006 Plan.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

In December 2010, in connection with the Institutional Financing, the Company’s Board adopted the Company’s 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) under which the Company’s eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act, may be granted non-incentive stock options. 18,500,000 shares of the Company’s common stock were reserved for issuance under the 2010 Plan, and options to purchase 18,500,000 shares of the Company’s common stock at an exercise price of $0.09 per share were issued to certain of the Company’s officers and directors in December 2010 pursuant to the 2010 Plan. No further grants may presently be made under the 2010 Plan.

In March 2011, the Company’s stockholders approved the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and reserved 46,500,000 shares of common stock of the Company for potential issuance pursuant to the 2011 Plan. The 2011 Plan is designed to promote the interests of the Company and its stockholders by serving as a comprehensive equity incentive program to attract and retain the services of individuals capable of assuring the future success of the Company and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The 2011 Plan permits grants of stock options (including both incentive and non-qualified stock options), stock-only appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards of cash, stock or property, other stock grants and other stock-based awards. As of October 2, 2011, there were options to purchase 37,332,500 shares of the Company’s common stock outstanding under the 2011 Plan, at exercise prices ranging from $0.095 to $0.15 per share, of which options to purchase 5,491,700 shares were exercisable at October 2, 2011. The aggregate number of shares of common stock issuable under all stock-based awards that may be made under the 2011 Plan at October 2, 2011 is 9,167,500 shares.

There were no options granted by any of the Company’s subsidiaries during Fiscal 2011 and Fiscal 2010.

The exercise prices of stock options granted during the two fiscal years ended October 2, 2011 were equal to the closing price of the Company’s common stock at the date of grant. The following table summarizes stock options outstanding as of October 2, 2011 as well as activity during the two-fiscal year period then ended:

	No. of Shares(1)	Weighted Average Exercise Price
Options outstanding at September 27, 2009	568,900	$17.78
Granted	833,000	0.16
Exercised	(10,000)	0.16
Forfeited	(18,000)	1.09

Options outstanding at October 3, 2010	1,373,900	$7.44
Granted	56,905,000	0.12
Exercised	(20,000)	0.16
Expired	(6,200)	181.49
Forfeited	(269,200)	2.69

Options outstanding at October 2, 2011	57,983,500	$0.26

Options exercisable at October 2, 2011	12,169,900	$0.79

(1)	Rounded to nearest one hundred (100).

For fiscal years 2011 and 2010, the weighted-average grant-date fair value of options granted was $0.08 for both fiscal years. At October 2, 2011, the aggregate intrinsic value of nonvested options outstanding and options exercisable was $71,300 and $26,300, respectively. For Fiscal 2011, one option was exercised with an intrinsic value of $100. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option, determined as of the date of the option exercise. At October 2, 2011, the weighted-average remaining contractual life of options outstanding and exercisable was 9.4 years and 9.1 years, respectively.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

A summary of outstanding options and exercisable options under the Company’s 2001, 2003, 2006, 2010 and 2011 Qualified and Non-Qualified Plans at October 2, 2011 is shown below.

	Outstanding Options				Exercisable Options
Range of Exercise Prices	Number(1)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number(1)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$ 0.09 - 0.16	57,456,300	9.4	$0.12	$97,500	11,646,700	$0.12	$26,250
0.35 - 1.70	127,000	2.7	0.42	—	123,000	0.42	—
8.60 - 14.10	200,800	4.2	12.73	—	200,800	12.73	—
15.60 - 22.50	61,100	3.5	21.37	—	61,100	21.37	—
25.00 - 36.20	138,300	3.0	31.54	—	138,300	31.54	—

	57,983,500				12,169,900

(1)	Rounded to nearest one hundred (100).

The aggregate intrinsic values set forth in the above table, which represent the total pre-tax intrinsic values, are based on the closing stock price of the Company’s common stock of $0.095 as of September 30, 2011, the last trading date prior to October 2, 2011, and assuming all the optionees had exercised their options as of that date.

The Boards of Directors of most of the Company’s subsidiaries have adopted, and the Company has approved, stock option plans. Under the subsidiary option plans, options may be granted to employees, non-employee directors and other individual service providers of the subsidiary or the Company. Options granted under the subsidiary option plans may be either incentive stock options or non-statutory stock options. As of October 2, 2011, the Company’s iNetWorks Corporation subsidiary had granted outstanding options to purchase an aggregate of 6,592,500 shares of its common stock, net of cancellations from terminations, all of which options were exercisable at October 2, 2011. None of the other subsidiaries of the Company had options outstanding at October 2, 2011.

Previously granted options to purchase 45,816,100 shares of the Company’s common stock with a weighted average exercise price of $0.12 per share and a weighted average fair value of $0.08 per share were nonvested as of October 2, 2011. Total stock-based compensation expense during Fiscal 2011 was approximately $1,219,200, of which $66,700 was charged to cost of revenues and $1,152,500 was charged to general and administrative expense. Total stock-based compensation expense during Fiscal 2010 was approximately $103,200, of which $37,400 was charged to cost of revenues and $65,800 was charged to general and administrative expense.

The total amount of compensation expense related to option awards not yet recognized at October 2, 2011 was $2,856,500. The amount of compensation expense related to such existing option awards expected to be recognized is as follows:

FY 2012	$1,059,600
FY 2013	1,112,300
FY 2014	670,700
FY 2015	12,900
FY 2016	1,000

Total	$2,856,500

However, such amounts do not include the cost of new options that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

In Fiscal 2011, the Company granted 31,100 shares of vested stock and 11,800 previously unvested shares vested, for an aggregate value of $31,600. In Fiscal 2010, the Company granted 1,800 shares of vested stock and 52,300 previously nonvested shares vested, for an aggregate value of $93,600.

The following table summarizes nonvested stock grants outstanding as of October 2, 2011 as well as activity during Fiscal 2010 and Fiscal 2011:

	Nonvested Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at September 27, 2009	90,300	$1.75
Granted	16,700	0.27
Vested	(52,300)	1.76
Forfeited	(14,000)	0.44

Outstanding at October 3, 2010	40,700	1.57
Granted	11,800	0.11
Vested	(29,400)	1.07
Forfeited	(10,200)	0.23

Outstanding at October 2, 2011	12,900	$2.42

The total amount of compensation expense related to nonvested stock grants not yet recognized at October 2, 2011 was $1,100 and the amount expected to be recognized as compensation expense is as follows:

FY 2012	$800
FY 2013	300

Total	$1,100

However, such amounts do not include the cost of new nonvested stock grants that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

Employee Stock Benefit Plan.    In fiscal 1982, the Company established an employee retirement plan, the ESBP, which is effective for fiscal year 1982 and thereafter. This plan provides for annual contributions to the Company’s Employee Stock Bonus Trust (“SBT”) to be determined by the Board of Directors and which will not exceed 15% of total payroll. At the discretion of the Trustee, the SBT will purchase common stock at fair market value or other interest-bearing securities or investments for the accounts of individual employees who, as of October 2, 2011, will gain a vested interest of 20% in their accounts after their first year of service, and 20% each year of service thereafter, until fully vested after five years of service. Employees who attain age 65 will be fully vested in contributions to their account regardless of years of service. Pursuant to the ESBP provision, vesting requirements are met as services are performed and fulfilled at each fiscal year end. That portion of cash or stock held in an employee’s account and not vested at termination of employment will be redistributed in accordance with a prearranged formula. Management believes that the contributions made by the Company to the SBT, to the extent they relate to U.S. Government cost-plus-fixed-fee contracts, will be reimbursable by the U.S. Government. In fiscal years 2011 and 2010, the Company’s aggregate contributions to the SBT were 6,666,700 and 2,673,800 shares of common stock, respectively, which had estimated market values of $800,000 and $750,000, respectively.

Deferred Compensation Plan.    In September 2002, the Company established a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with the Company. Annual contributions of common stock of the Company are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board of Directors did not authorize a contribution to the Non-Qualified Deferred Compensation Plan for Fiscal 2010 or Fiscal 2011. Participants’

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditors’ claims. Shares in this plan may be distributed to each plan beneficiary when they retire from service with the Company. At October 2, 2011, 57,600 shares of the Company’s common stock were in the Rabbi Trust.

Executive Salary Continuation Plan.    In February 1996, the Company established a deferred compensation plan (the “ESCP”) for select key employees of the Company. Benefits payable under the ESCP are established on the basis of years of service with the Company, age at retirement and base salary, subject to a maximum benefits limitation of $137,000 per year for any individual. The ESCP is an unfunded plan. The recorded liability for future expense under the ESCP is determined based on expected lifetime of participants using Social Security mortality tables and discount rates comparable to that of rates of return on high quality investments providing yields in amount and timing equivalent to expected benefit payments. At the end of each fiscal year, the Company determines the assumed discount rate to be used to discount the ESCP liability. The Company considered various sources in making this determination for Fiscal 2011, including the Citigroup Pension Liability Index, which at September 30, 2011 was 4.69%. Based on this review, the Company used a 4.69% discount rate for determining the ESCP liability at October 2, 2011. There are presently two retired executives of the Company who are receiving lifetime benefits aggregating $184,700 per annum under the ESCP. The current and long-term portions of the ESCP liability at October 2, 2011 are $184,700 and $1,005,400, respectively, for an aggregate liability of $1,190,100. The current and long-term portions of the ESCP liability at October 3, 2010 were $184,700 and $1,030,700, respectively, for an aggregate liability of $1,215,400.

Note 8 — Income (Loss) per Share

Since the Company had a net loss for both Fiscal 2010 and Fiscal 2011, basic and diluted net loss per common share for Fiscal 2010 and Fiscal 2011 is the same and is computed based solely on the weighted average number of shares of common stock outstanding for the respective fiscal year. In Fiscal 2010, application of the “if-converted” method to the Company’s convertible preferred stock and convertible debt resulted in said instruments being anti-dilutive and therefore not impacting the calculation of income per share.

Cumulative dividends on the Series A-2 Stock for Fiscal 2010, although not declared, constitute a preferential claim against future dividends, if any, and are treated as an incremental expense of continuing operations for purposes of determining basic and diluted net loss from continuing operations per common share. As of October 3, 2010, cumulative dividends on the Series A-2 Stock held by Longview through July 15, 2010 had been waived pursuant to the Looney Settlement Agreement. (See Note 2). In like manner, the BCF associated with the issuance of the Company’s Series B Stock in Fiscal 2010, although not recorded as an expense, is treated as a deemed dividend and, therefore, an incremental expense of continuing operations for purposes of determining basic and diluted net loss from continuing operations per common share.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the computation of basic and diluted loss per common share:

	Fiscal Years Ended
	October 2, 2011	October 3, 2010
Basic and Diluted Net Loss Numerator:
Net loss attributable to Irvine Sensors Corporation	$(15,762,800)	$(11,155,800)
Undeclared cumulative dividends on Series A-2 Stock*	—	(19,700)
Deemed dividend for beneficial conversion feature related to Series B Stock	—	(1,471,000)

Adjusted basic and diluted net loss attributable to Irvine Sensors Corporation common stockholders	$(15,762,800)	$(12,646,500)

Basic and Diluted Net Loss Denominator:
Weighted average number of common shares outstanding	90,728,100	18,116,700

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)	$(0.70)

* Potential undeclared dividends accumulated prior to July 15, 2010 were waived in April 2010. (See Note 2).

Options, warrants and convertible instruments outstanding at October 2, 2011 and October 3, 2010 to purchase approximately 301,993,100 and 22,990,300 shares of the Company’s common stock, respectively, were not included in the above computation because they were anti-dilutive.

Note 9 — Minority Interest in Subsidiaries

Novalog did not grant any options to purchase shares of Novalog’s common stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were no options to purchase shares of common stock of Novalog outstanding. At October 2, 2011, the Company owned 96% of Novalog’s common stock.

MSI did not grant any options to purchase common shares of MSI stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were no options to purchase shares of common stock of MSI outstanding. At October 2, 2011, the Company owned 98% of MSI’s common stock. The Company has granted a perpetual non-exclusive license to a third party for technology developed by MSI. This license has not generated any material royalties to date.

RedHawk did not grant any options to purchase shares of RedHawk’s common stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were no options to purchase shares of common stock of RedHawk outstanding. At October 2, 2011, the Company owned 81% of RedHawk’s common stock.

iNetWorks did not grant any options to purchase shares of its common stock in Fiscal 2011 and Fiscal 2010. As of October 2, 2011, there were options to purchase 6,592,500 shares of iNetWorks common stock outstanding with a weighted average exercise price of $0.01 per share and a weighted average remaining life of 1.07 years. There is no public market for shares of iNetWorks common stock. At October 2, 2011, the Company owned 95% of iNetWorks’ common stock.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 10 — Composition of Certain Financial Statement Captions

Accounts receivable and unbilled revenues on uncompleted contracts are largely derived from the Company’s contracts with various U.S. Government agencies and contractors, as shown below.

	October 2, 2011	October 3, 2010
Accounts receivable and unbilled revenues on uncompleted contracts:
U.S. Government	$2,297,300	$997,800
Other customers	202,200	28,200

	2,499,500	1,026,000
Less allowance for doubtful accounts	(13,800)	(13,600)

	$2,485,700	$1,012,400

Unbilled amounts of $557,200 and $630,300 at October 2, 2011 and October 3, 2010, respectively, represent contract revenues for which billings have not been presented to customers at year-end. These amounts are billed in accordance with applicable contract terms, usually within 30 days. Included in these amounts are unbilled retentions of $557,200 and $392,700 at October 2, 2011 and October 3, 2010, respectively. The unbilled retentions are normally collected upon final audit of costs by the U.S. Government.

	October 2, 2011	October 3, 2010
Inventory:
Work in process	$148,900	$360,800
Raw materials	1,128,800	781,500
Finished goods	434,600	823,500

	1,712,300	1,965,800
Less reserve for obsolete inventory	(275,000)	(250,000)

	$1,437,300	$1,715,800

The Company uses the average cost method for valuation of its product inventory.

Title to all inventories remains with the Company. Inventoried materials and costs relate to: work orders from customers; the Company’s generic module parts and memory stacks; and capitalized material, labor and overhead costs expected to be recovered from probable new research and development contracts. Work in process includes amounts that may be sold as products or under contracts. Such inventoried costs are stated generally at the total of the direct production costs including overhead. Inventory valuations do not include general and administrative expenses. Inventories are reviewed quarterly to determine salability and obsolescence. The net book value of capitalized pre-contract costs, which gross costs are included in the caption “Work in process,” at October 2, 2011 and October 3, 2010 was $0 and $360,800, respectively.

The Company’s property and equipment at October 2, 2011 and October 3, 2010 is shown below.

	October 2, 2011	October 3, 2010
Property and equipment:
Engineering and production equipment	$19,770,400	$18,853,800
Furniture and fixtures	459,800	442,700
Construction in progress	—	203,700
Leasehold improvements	2,152,200	2,101,200
Software	2,434,600	2,409,700

	24,817,000	24,011,100
Less accumulated depreciation and amortization	(22,266,900)	(21,281,100)

	$2,550,100	$2,730,000

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Capitalized software is being amortized on a straight-line basis over its useful life of two to eight years. Capitalized costs of patents and trademarks include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their estimated useful or legal life, generally ten years. (See also Note 1).

The net book value of assets under capital leases at October 2, 2011 and October 3, 2010 was approximately $90,800 and $0, respectively, which amounts are net of accumulated depreciation of approximately $11,300 and $0, respectively.

The Company’s intangible assets are reported at cost less accumulated amortization and consist of patents and trademarks related to the Company’s various technologies. Net intangible assets at October 2, 2011 and October 3, 2010 are set forth below.

	October 2, 2011	October 3, 2010
Intangible assets, net:
Patents and trademarks	$19,500	$19,600
Less accumulated amortization	(9,100)	(7,200)

	$10,400	$12,400

The patent and trademark amortization expense for the fiscal years ended October 2, 2011 and October 3, 2010 was $2,000 and $2,000, respectively. The unamortized balance of intangible assets is estimated to be amortized as follows:

For the Fiscal Year	Estimated Amortization Expense Patents and Trademarks
2012	$1,800
2013	1,800
2014	1,800
2015	1,800
2016	1,800
Thereafter	1,400

The Company reviews its intangible assets for impairment when and if impairment indicators occur. At October 2, 2011, management believed no indications of impairment existed relative to the above listed intangible assets.

Accrued expenses as of October 2, 2011 and October 3, 2010 consisted of the following:

	October 2, 2011	October 3, 2010
Accrued expenses:
Salaries and wages	$196,000	$1,662,700
Vacation	487,700	550,000
Payroll taxes	88,100	98,300
Interest	11,500	1,131,400
Deferred compensation (current ESCP liability)	184,700	184,700
Professional fees	232,300	250,500
Other accrued expenses	216,500	220,100

	$1,416,800	$4,097,700

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 11 — Commitments and Contingencies

The Company leases certain facilities and equipment under cancelable and non-cancelable operating leases, with escalating rent provisions for facility leases. Future minimum payments under capital lease obligations and operating lease commitments for the next five years as of October 2, 2011 are as follows:

Fiscal Year	Capital Leases	Operating Leases
2012	$30,500	$1,242,000
2013	31,900	1,152,000
2014	31,900	21,000
2015	31,900	18,000
2016	19,000	—
Less amounts representing interest	(52,000)

Future minimum lease payments	$93,200	$2,433,000

Total rent expense for operating leases amounted to $884,000 and $842,000 for the fiscal years ended October 2, 2011 and October 3, 2010, respectively. Rent expense is recognized on a straight-line basis over the lease period. Deferred rent amounts are immaterial.

Litigation

In March 2009, FirstMark III, LP, formerly known as Pequot Private Equity Fund III, LP, and FirstMark III Offshore Partners, LP, formerly known as Pequot Offshore Private Equity Partners III, LP (collectively, “FirstMark”), filed a lawsuit in the state Supreme Court, State of New York, County of New York, against the Company. FirstMark alleged that the Company breached a settlement agreement dated December 29, 2006 with them that allegedly required the Company to make certain payments to FirstMark that were not made, in the principal amounts of approximately $539,400 and $230,000 plus interest thereon allegedly accruing at 18% from March 14, 2007 and May 31, 2007, respectively. At October 3, 2010, the Company had approximately $1,269,600 of expense accrued reflecting these alleged obligations, consisting of approximately $1,039,600 of accrued interest and $230,000 of accrued professional fees.

In December 2010, the Company entered into a Settlement Agreement and Release with FirstMark, pursuant to which the Company settled all claims between the Company and FirstMark, including those relating to the lawsuit discussed above. Pursuant to the Settlement Agreement and Release, the Company agreed to pay FirstMark a total sum of $1,235,000 in eighteen monthly payments commencing January 15, 2011. In the event that a monthly installment payment is not paid by the Company within 30 days of the date it is due, FirstMark may enter a Confession of Judgment in the amount of the total settlement less any payment made by the Company prior to such default. This lawsuit was dismissed with prejudice in December 2010. At October 2, 2011, the balance of this obligation was $615,000, which represents interest and professional fees expensed in prior fiscal years and is included in settlement agreement obligations in the accompanying condensed consolidated balance sheet.

The Company has been, and may from time to time, become a party to various other legal proceedings arising in the ordinary course of its business. The Company does not presently know of any such other matters, the disposition of which would be likely to have a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 12 — Income Taxes

The income tax provision is based upon management’s review of the Company’s estimated annual income tax rate, including state taxes. The income tax provision for Fiscal 2011 and Fiscal 2010 consists of state minimum taxes currently payable.

The provision for income taxes from continuing operations is comprised of:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Current federal	$(43,900)	$—
Current state	6,500	7,300
Deferred federal	—	—
Deferred state	—	—

Provision (benefit) for income tax expense	$(37,400)	$7,300

The provision (benefit) for income taxes from continuing operations differs from the amount computed by applying the statutory federal income tax rate to income (loss) before (provision) benefit for income taxes. The sources and tax effects of the differences are as follows:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Income tax provision (benefit) at the federal statutory rate of 34%	$(4,977,300)	$(3,807,700)
State income tax provision, net of federal benefit	2,100	4,800
Non-cash charges	353,800	—
Other	(15,700)	(50,000)
Valuation allowance changes affecting the provision for income taxes	4,599,900	3,860,200

	$(37,400)	$7,300

The tax effect of significant temporary items comprising the Company’s deferred taxes as of October 2, 2011 and October 3, 2010, are as follows:

	October 2, 2011	October 3, 2010
Current deferred tax assets:
Reserves not currently deductible	$523,900	$934,700
Current deferred tax liabilities:
Valuation allowance	(523,900)	(934,700)

Net current deferred tax assets (liabilities)	$—	$—

Non-current deferred tax assets:
Operating loss carryforwards	$11,567,800	$5,715,000
Non-current deferred tax liabilities:
Valuation allowance	(11,567,800)	(5,715,000)

Net non-current deferred tax asset (liability)	$—	$—

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

As of October 2, 2011 the Company has federal and California net operating loss (“NOL”) carryover of $27,200,000 and $26,600,000, respectively. As of October 3, 2010 the Company has federal and California NOL carryover of $13,100,000 and $12,500,000, respectively. As a result of the ownership change that occurred during the year ended September 27, 2009, the Company’s pre-September 27, 2009 NOLs are subject to annual IRC section 382 limitation of approximately $105,000 per annum. Various equity transactions have occurred since the ownership change in Fiscal 2009 that may have resulted in a subsequent section 382 limitation, which may further limit the use of the Company’s NOL’s.

Because realization of the tax benefit of deferred tax assets is uncertain, the Company has provided a 100% valuation allowance against such assets as of October 2, 2011 and October 3, 2010.

The Income Taxes topic of FASB ASC 740 (“ASC 740”) prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of ASC 740 became effective for the Company beginning October 1, 2007. The Company has evaluated the application of ASC 740 for the quarter ended December 30, 2007 and subsequent periods and has concluded that under its provisions no additional accrual for taxes, penalty or interest is required. Interest and penalties related to uncertain tax positions will be reflected in income tax expense.

Note 13 — Concentration of Revenues and Sources of Supply

In Fiscal 2011, direct contracts with various military services and branches of the U.S. Government accounted for approximately 23% of the Company’s total revenues and subcontracts with U.S. Government prime contractors accounted for approximately 76% of the Company’s total revenues. The remaining less than 1% of total revenues in Fiscal 2011 was derived from non-U.S. Government sources. During Fiscal 2011, of the revenues derived directly or indirectly from U.S. Government customers, Optics 1, Inc., a defense contractor, and the U.S. Air Force accounted for 59% and 10% of the Company’s total revenues, respectively. Loss of either of these customers would have a material adverse impact on the Company’s business, financial condition and results of operations. No other single U.S. Government or non-U.S. Government customer accounted for more than 10% of the Company’s total revenues in Fiscal 2011.

In Fiscal 2010, direct contracts with various military services and branches of the U.S. Government accounted for approximately 58% of the Company’s total revenues and subcontracts with U.S. Government prime contractors accounted for approximately 41% of the Company’s total revenues. The remaining approximately 1% of total revenues in Fiscal 2010 was derived from non-U.S. Government sources. During Fiscal 2010, of the revenues derived directly or indirectly from U.S. Government customers, certain classified agencies, the U. S. Army and Optics 1, Inc. accounted for 28%, 20% and 19% respectively, of the Company’s total revenues in Fiscal 2010. No other single U.S. Government or non-U.S. Government customer accounted for more than 10% of the Company’s total revenues in Fiscal 2010.

The Company primarily uses contract manufacturers to fabricate and assemble its stacked chip, microchip and sensor products. At current limited levels of sales, the Company typically uses a single contract manufacturer for such products and, as a result, is vulnerable to disruptions in supply. The Company also uses contract manufacturers for production of its visible camera products, except for final testing, which the Company performs itself. The Company currently assembles, calibrates and tests its thermal imaging and software products itself, given the relatively low volumes of these products. The Company’s various thermal and visible camera products presently rely on a limited number of suppliers of imaging chips that meet the quality and performance requirements of the Company’s products, which makes the Company vulnerable to potential disruptions in supply of such imaging chips.

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

Note 14 — Fair Value Measurements

The Company measures the fair value of applicable financial and non-financial assets and liabilities based on the following levels of inputs.

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

The hierarchy noted above requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. There were no transfers between Level 1, Level 2 and/or Level 3 during Fiscal 2011. Financial liabilities carried at fair value as of October 2, 2011 are classified below:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$13,352,800	$—	$13,352,800

Total	$—	$13,352,800	$—	$13,352,800

Note 15 — Subsequent Events

Asset Purchase Agreement

In October 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Vectronix Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business (the “Transaction”). The “Thermal Imaging Business” consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries prior to October 17, 2011.

Under the terms of the APA, (i) Purchaser has agreed to pay $10 million in cash to the Company for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Company, as described in the APA; and (ii) subject to the satisfaction of certain thresholds, Purchaser is also obligated to pay to the Company commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Purchaser or its commercial business units following the closing of this Transaction. The APA also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six-month anniversary of the closing of the Transaction, and the balance may be released on the first anniversary of the closing of the Transaction. In addition, the APA provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a subsidiary of the Purchaser as of the Closing (which was approximately $544,750 as of October 2, 2011).

The proposed Transaction has been approved by the Company’s Board of Directors and is subject to customary conditions to closing, including regulatory approvals and the approval of the Company’s stockholders. The APA may be terminated by either party to the APA if the Closing has not occurred (through no failure on the part of such party) by January 31, 2012, or by February 7, 2012 if the special stockholders meeting has not been held by January 27, 2012. The Company has scheduled a stockholders meeting in January 2012 to vote on approval of the Transaction. Certain stockholders of the Company holding in the aggregate approximately 49%

Irvine Sensors Corporation

Notes to Consolidated Financial Statements — (Continued)

of the Company’s outstanding shares of common stock, concurrently with the execution and delivery of the APA, entered into a Stockholder Voting and Support Agreement dated as of October 17, 2011 (the “Voting Agreement”), pursuant to which said stockholders agreed to vote in favor of the transactions contemplated by the APA, subject to the terms and conditions set forth in the Voting Agreement. Accordingly, management expects that the proposed Transaction will be approved by stockholders and, if regulatory approvals are obtained, that the proposed Transaction will close as early as January 2012.

Unaudited Pro Forma Financial Information.

To reflect the effects of the pending Transaction, an unaudited pro forma consolidated balance sheet has been prepared as of October 2, 2011 assuming that the sale of the Thermal Imaging Business had occurred as of such date. In addition, unaudited pro forma consolidated statements of operations for the 53-week period ended October 2, 2010 and the 52-week period ended October 2, 2011 have been prepared as if the Transaction had occurred on September 28, 2009. As used herein, the terms “ISC8”, “Irvine Sensors,” the “Company,” “we,” “us,” and “our” refer to Irvine Sensors Corporation and, where applicable, its consolidated subsidiaries.

The unaudited pro forma condensed consolidated financial statements furnished herein (the “Statements”):

•	include adjustments, described in the notes accompanying the Statements (the “Notes”), having a continuing impact on the consolidated company as a result of the Thermal Imaging Asset Sale;

•

have been prepared based on information currently available to the Company and preliminary allocations and estimates using assumptions that the Company’s management believes are reasonable. The final adjustments to the Company’s financial statements to report the Thermal Imaging Asset Sale will be completed if and when the Thermal Imaging Asset Sale is consummated and after the Company reviews all available data and completes its internal assessments.

•	do not purport to represent the actual results of continuing operations that would have occurred if the Thermal Imaging Asset Sale had taken place on September 28, 2009;

•	are not necessarily indicative of the results of operations that may be achieved in the future;

•

reflects in the unaudited pro forma consolidated statements of operations for the 53-week period ended October 2, 2010 the gain expected to be realized from the Thermal Imaging Asset Sale discussed in Note 3

The Statements and related Notes contained herein should be read in conjunction with our consolidated financial statements and related notes included in our Annual Reports on Form 10-K for the fiscal years ended October 3, 2010 and October 2, 2011.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

October 2, 2011

	As Reported	Less Thermal (1)		Pro Forma Adjustments(2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,734,600	$			$7,880,500	$10,615,100
Restricted cash	—				1,500,000	1,500,000
Accounts receivable, net of allowance for doubtful accounts of $13,800	1,928,500		1,365,800			562,700
Unbilled revenues on uncompleted contracts	557,200		30,700			526,500
Inventory, net	1,437,300		1,389,700			47,600
Prepaid expenses and other current assets	117,800					117,800

Total current assets	6,775,400		2,786,200		9,380,500	13,369,700
Property and equipment, net (including construction in process of $716,100)	2,550,100		1,312,200			1,237,900
Intangible assets, net	10,400					10,400
Deferred financing costs	1,052,300					1,052,300
Deposits	196,600					196,600

Total assets	$10,584,800		$4,098,400		$9,380,500	$15,866,900

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,535,600		$858,100	$		$677,500
Accrued expenses	1,416,800		341,600		(11,500)	1,063,700
Advance billings on uncompleted contracts	397,200					397,200
Deferred revenue	544,800		544,800			—
Secured promissory note, current portion	2,097,200				(2,097,200)	—
Senior subordinated secured promissory notes	4,257,600					4,257,600
Settlement agreements obligations, current portion	632,200					632,200
Capital lease obligations, current portion	13,800		17,200			(3,400)

Total current liabilities	10,895,200		1,761,700		(2,108,700)	7,024,800
Subordinated secured convertible promissory notes, net of discounts	4,991,900					4,991,900
Settlement agreement obligations, less current portion	18,700					18,700
Derivative liability	11,144,600					11,144,600
Executive Salary Continuation Plan liability	1,005,400					1,005,400
Capital lease obligations, less current portion	79,400		17,200			62,200

Total liabilities	28,135,200		1,778,900		(2,108,700)	24,247,600

Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 shares authorized:;	—		—		—	—
Series B — 1,800 shares issued and outstanding (1); liquidation preference of $1,785,600
Common stock, $0.01 par value, 500,000,000 shares authorized; 113,695,800 shares issued and outstanding(1)	1,137,000					1,137,000
Common stock held by Rabbi Trust	(1,020,700)					(1,020,700)
Deferred compensation liability	1,020,700					1,020,700
Paid-in capital	171,385,300					171,385,300
Accumulated deficit	(190,397,100)		2,319,500		11,489,200	(181,227,400)

Irvine Sensors Corporation stockholders’ deficit	(17,874,800)		2,319,500		11,489,200	(8,705,100)
Noncontrolling interest	324,400					324,400

Total stockholders’ deficit	(17,550,400)		2,319,500		11,489,200	(8,380,700)

Total liabilities and stockholders’ deficit	$10,584,800		$4,098,400		$9,380,500	$15,866,900

(1)	The number of shares of preferred stock and common stock issued and outstanding have been rounded to the nearest one hundred (100).

See Accompanying Notes.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

52-WEEK WEEK PERIOD ENDED OCTOBER 2, 2011

	As Reported	Less Thermal(a)	Pro Forma Adjustments	Pro Forma
Total revenues	$14,095,000	$8,916,700	—	$5,178,300
Costs and expenses
Cost of revenues	12,078,700	7,307,000		4,771,700
General and administrative expense	8,101,800	181,200	(7,900)	7,912,700
Research and development expense	3,679,300	507,700		3,171,600

Total costs and expenses	23,859,800	7,995,900	(7,900)	15,856,000

Income (loss) from operations	(9,764,800)	920,800	7,900	(10,677,700)
Interest expense	(7,544,700)		240,200	(7,304,500)
Change in fair value of derivative instruments	1,512,700			1,512,700
Other expense	(3,400)			(3,400)

Income (loss) from operations before benefit for income taxes	(15,800,200)	920,800	248,100	(16,472,900)
Benefit for income taxes	37,400			37,400

Net income (loss)	(15,762,800)	920,800	248,100	(16,435,500)
Less net income (loss) attributable to non-controlling interests in subsidiary	—	—	—	—

Net income (loss) attributable to Irvine Sensors Corporation	$(15,762,800)	$920,800	$248,100	$(16,435,500)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)			$(0.18)

Basic and diluted weighted average number of common shares outstanding	90,728,100			90,728,100

See Accompanying Notes.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

53-WEEK WEEK PERIOD ENDED OCTOBER 3, 2010

	As Reported	Less Thermal(a)	Pro Forma Adjustments	Pro Forma
Total revenues	$11,716,800	$3,305,200	—	$8,411,600
Costs and expenses
Cost of revenues	9,809,900	3,414,400		6,395,500
General and administrative expense	6,589,900	213,200	(329,000)	6,047,700
Research and development expense	2,639,000	510,700		2,128,300

Total costs and expenses	19,038,800	4,138,300	(329,000)	14,571,500
Gain on sale or disposal of assets	12,600			12,600

Loss from operations	(7,309,400)	(833,100)	329,000	(6,147,300)
Interest expense	(1,692,600)		118,500	(1,574,100)
Provision for litigation judgment	(20,200)			(20,200)
Litigation settlement expense	(2,270,200)			(2,270,200)
Change in fair value of derivative instruments	95,500			95,500
Other income	48,900			48,900

Loss from continuing operations before provision for income taxes and non-controlling interests	(11,148,500)	(833,100)	447,500	(9,867,900)
Provision for income taxes	(7,300)			(7,300)

Loss from continuing operations before non-controlling interests	(11,155,800)			(9,875,200)
Less net loss attributable to non-controlling interests in subsidiary	—	—	—	—
Net loss from continuing operations attributable to Irvine Sensors Corporation	(11,155,800)	(833,100)	447,500	(9,875,200)

Discontinued operations
Gain on sale of Thermal Imaging Business			9,500,000	9,500,000)

Net loss attributable to Irvine Sensors Corporation	$(11,155,800)	$(833,100)	$9,947,500	$(375,200)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.70)			$(0.00)

Basic and diluted weighted average number of common shares outstanding	18,116,700			18,116,700

See Accompanying Notes.

IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying Statements are:

•

based on the Company’s audited consolidated balance sheets as of October 2, 2011 and October 3, 2010 and the Company’s audited consolidated statements of operations for the 52-week period ended October 2, 2011 and the 53-week period ended October 3, 2010;

•	adjusted to give effect to the Thermal Imaging Asset Sale, described in Note 2 below;

•	using the pro forma adjustments identified in Note 3 below.

The unaudited pro forma consolidated balance sheet assumes that the sale of the Thermal Imaging Business (see Note 2) had occurred as of October 2, 2011, and the unaudited pro forma consolidated statements of operations assume the Thermal Imaging Asset Sale had occurred on September 28, 2009. These unaudited pro forma results of continuing operations are not necessarily indicative of results that would have occurred had the disposition actually occurred on September 28, 2009 or the results that may be attained in the future.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The information contained in these unaudited pro forma consolidated financial statements and notes should be read in conjunction with our consolidated financial statements and related notes included in our Annual Reports on Form 10-K for the fiscal years ended October 3, 2010 and October 2, 2011.

2. Thermal Imaging Asset Sale

In October 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Vectronix Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business (the “Thermal Imaging Asset Sale”). The “Thermal Imaging Business” (“Thermal”) consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries prior to October 17, 2011, as specified in the APA.

Under the terms of the APA, (i) Purchaser has agreed to pay $10 million in cash to the Company for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Company, as described in the APA; and (ii) subject to the satisfaction of certain thresholds, Purchaser is also obligated to pay to the Company commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Purchaser or its commercial business units following the closing of this transaction. The APA also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six-month anniversary of the closing of the transaction, and the balance may be released on the first anniversary of the closing of the transaction. In addition, the APA provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a subsidiary of the Purchaser as of the Closing (which was approximately $544,750 as of October 2, 2011).

If the Thermal Imaging Asset Sale is consummated, the Company will report the operating results of its Thermal Imaging Business as a discontinued operation and will reclassify its previously issued consolidated statements of operations to reflect that presentation.

IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS — (Continued)

3. Pro forma Adjustments

In the accompanying Statements the following unaudited pro forma adjustments have been made to the historical financial statements:

Balance Sheet

(1) To remove the assets and specified liabilities of the Thermal Imaging Business.

(2) Pro forma adjustment to cash consists of:

Net proceeds from the sale of the Thermal Imaging Division	$9,989,200(i)
Less repayment of Secured Promissory Note and related accrued interest	(2,108,700)(ii)

Total	$7,880,500

(i)	Net proceeds from the sale of the Thermal Imaging Division consists of:

Agreed upon sales price	$10,000,000
Estimated adjustments to sales price	1,989,200
Less cash in escrow	(1,500,000)
Less estimated costs of transaction	(500,000)

Total	$9,989,200

(ii)	The Company intends to use a portion of the net proceeds to repay the Secured Promissory Note and the related accrued interest immediately after the closing of the Thermal Imaging Asset Sale or other financing. The pro-forma adjustment reflects the estimated aggregate balance due on the Secured Promissory Note as October 2, 2011, not the lower balance that would be due on actual repayment of the Secured Promissory Note at some later date as a result of payments made subsequent to October 2, 2011.

Statements of Operations

(a) To remove from consolidated amounts the revenues, costs and expenses of the Thermal Imaging Business.

(b) Amount consists of direct labor specifically identified with the Thermal Imaging Business plus overhead costs allocated to the Thermal Imaging Business based on direct labor dollars.

(c) Represents the salary and related benefits for one employee who provides services specifically identified to the Thermal Imaging Business and costs specifically identified to the bidding of contracts specifically identified to the Thermal Imaging Business. The Company has not allocated any salaries or benefits of corporate executives, rent for corporate office, the costs of the investor relations department, the costs of the corporate accounting department or the cost of the information technology department to the Thermal Imaging Business as these costs are driven exclusively by corporate-level activities.

(d) Assumes the Company would have repaid the Secured Promissory Note immediately upon the closing of the sale of the Thermal Imaging Division. Accordingly, these adjustments relate to legal and interest expense related to the Secured Promissory Note.

(e) As of September 28, 2009, there were no material assets or liabilities of the Thermal Imaging Business. Accordingly, the sales price of $10 million would not be adjusted and the net gain on the sale would be computed by deducting the estimated transaction costs of $500,000 from the gross proceeds.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Irvine Sensors Corporation

Costa Mesa, California

We have audited the accompanying consolidated balance sheets of Irvine Sensors Corporation and subsidiaries as of October 2, 2011 and October 3, 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Irvine Sensors Corporation and subsidiaries as of October 2, 2011 and October 3, 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

/s/    Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

December 7, 2011

APPENDIX E

THERMAL IMAGING BUSINESS OF IRVINE SENSORS CORPORATION

See Accompanying Notes to Unaudited Financial Statements

THERMAL IMAGING BUSINESS OF IRVINE SENSORS CORPORATION

UNAUDITED BALANCE SHEETS

	October 2, 2011	October 3, 2010
Assets
Current assets:
Cash and cash equivalents	$–	$–
Accounts receivable	1,368,500	138,900
Unbilled revenues on uncompleted contracts	30,700	68,700
Inventory, net	1,389,700	1,661,200

Total current assets	2,786,200	1,868,800
Property and equipment, net	1,312,200	943,100

Total assets	$4,098,400	$2,811,900

Liabilities and Parent’s Equity (Deficit)
Current liabilities:
Accounts payable	$858,100	$856,200
Accrued expenses	341,600	356,700
Deferred revenue	544,800	1,515,400
Payable to Parent	2,299,285	911,100
Other	34,400	–

Total current liabilities	4,078,185	3,639,400

Parent’s Equity (Deficit) in Thermal Imaging Business	20,215	(827,500)

Total liabilities and Parent’s equity (deficit)	$4,098,400	$2,811,900

See Accompanying Notes to Unaudited Financial Statements

THERMAL IMAGING BUSINESS OF IRVINE SENSORS CORPORATION

UNAUDITED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	October 2, 2011	October 3, 2010
Total revenues	$8,916,700	$3,305,200

Costs and expenses:
Cost of revenues	7,307,000	3,414,400
General and administrative expense	181,200	213,200
Research and development expense	507,700	510,700

Total costs and expenses	7,995,900	4,138,300

Income (loss) from operations	920,800	(833,100)
Interest expense	–	–

Income (loss) from operations before provision for income taxes	920,800	(833,100)
Provision for income taxes	177,085	–

Net income (loss)	$743,715	$(833,100)

See Accompanying Notes to Unaudited Financial Statements

THERMAL IMAGING BUSINESS OF IRVINE SENSORS CORPORATION

UNAUDITED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	October 2, 2011	October 3, 2010
Cash flows from operating activities:
Net income (loss)	$743,715	$(833,100)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	168,961	30,302
Noncash stock-based compensation	(104,000)	(5,600)
(Increase) decrease in accounts receivable	(1,226,900)	(138,900)
(Increase) decrease in unbilled revenues on uncompleted contracts	38,000	(68,700)
(Increase) decrease in inventory	271,500	(1,661,200)
(Decrease) increase in accounts payable and accrued expenses	(13,200)	1,212,900
Increase in other liabilities	34,400	–
(Decrease) increase in deferred revenue	(970,600)	1,515,400

Net cash provided by (used in) operating activities	(850,124)	62,302

Cash flows from investing activities:
Property and equipment expenditures	(538,061)	(973,402)

Net cash used in investing activities	(538,061)	(973,402)

Cash flows from financing activities:
Payable to Parent	1,389,185	911,100

Net cash provided by financing activities	1,389,185	911,100

Net increase in cash and cash equivalents	–	–
Cash and cash equivalents – beginning of period	–	–

Cash and cash equivalents – end of period	$–	$–

Supplemental cash flow information:
Cash paid for interest	$–	$–

Cash paid for income taxes	$–	$–

See Accompanying Notes to Unaudited Financial Statements

THERMAL IMAGING BUSINESS OF IRVINE SENSORS CORPORATION

UNAUDITED STATEMENTS OF PARENT’S EQUITY (DEFICIT)

Balance – September 29, 2009	$–
Stock-based compensation	5,600
Net loss for the fiscal year ended October 3, 2010	(833,100)

Deficit – October 3, 2010	(827,500)
Stock-based compensation	104,000
Net loss for the fiscal year ended October 2, 2011	743,715

Equity – October 2, 2011	$20,215

See Accompanying Notes to Unaudited Financial Statements

THERMAL IMAGING BUSINESS OF IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

The Irvine Sensors Corporation (the “Company” or “Parent”) is actively engaged in the design, development, manufacture and sale of security products, particularly cyber security solutions for commercial and U.S. Government applications that utilize technologies that the Company has pioneered for three-dimensional stacking of semiconductors, anti-tamper systems, high-speed processor assemblies and miniaturized vision systems and sensors. The Company also performs customer-funded contract research and development related to these products, mostly for U.S. Government customers or prime contractors Most of the Company’s historical business relates to application of its technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms, which the Company believes offer volume, power, weight and operational advantages over competing packaging approaches, and which the Company believes allows it to offer higher-level products with unique operational features. The Company has introduced certain higher-level products in the fields of thermal imaging cores and high speed processing for cyber security that take advantage of the Company’s packaging technologies. The Company is currently placing particular emphasis on the development of cyber security products, such as high-speed processing boards and subsystems, intended for commercial and U.S. Government applications and, in April 2011, opened and commenced staffing a new office in Texas for such activity. In November 2011, the Company was rebranded and commenced doing business as “ISC8” to call attention to its cyber security commercialization activities.

The “Thermal Imaging Business” (“Thermal”) consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries.

Summary of Significant Accounting Policies

Fiscal Year. The Company’s fiscal year ends on the Sunday nearest September 30. “Fiscal 2011” ended October 2, 2011 and included 52 weeks. “Fiscal 2010” ended October 3, 2010 and included 53 weeks. The fiscal year ending September 30, 2012 (“Fiscal 2012”) will include 52 weeks.

Use of Estimates. The preparation of the financial statements in conformity with Generally Accepted Accounting Principles in the United States in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management prepares estimates for a number of factors, including stock-based compensation, deferred tax assets, inventory reserves and estimated costs to complete contracts. Thermal believes its estimates of inventory reserves and estimated costs to complete contracts, as further discussed below, to be the most sensitive estimates impacting financial position and results of operations in the near term.

Inventory Reserves. Each quarter, Thermal evaluates its inventories for excess quantities and obsolescence. Inventories that are considered obsolete are written off. Remaining inventory balances are adjusted to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on management’s assessment of current and expected orders from Thermal’s customers.

From time to time, Thermal capitalizes material, labor and overhead costs expected to be recovered from a probable new contract. Due to the uncertain timing of new or follow-on research and development contracts,

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Thermal maintains significant reserves for this inventory to avoid overstating its value. Thermal has adopted this practice because it is typically able to more fully recover such costs under the provisions of U.S. Government contracts by direct billing of inventory rather than by seeking recovery of such costs through permitted indirect rates.

Estimated Costs to Complete and Accrued Estimated Loss on Contracts. Thermal reviews and reports on the performance of its contracts and product orders against the respective resource plans for such contracts and orders. These reviews are summarized in the form of estimates of costs to complete (“ETCs”). ETCs include management’s current estimates of remaining amounts for direct labor, material, subcontract support and indirect costs based on each contract’s or product order’s completion status and either the current or re-planned future requirements under the contract or product order. If an ETC indicates a potential overrun against budgeted resources for a cost reimbursable contract or a fixed price level of effort contract, management generally seeks to revise the program plan in a manner consistent with customer objectives to eliminate such overrun and to secure necessary customer agreement to such revision. To mitigate the financial risk of such re-planning, the Company attempts to negotiate the deliverable requirements of its research and development contracts to allow as much flexibility as possible in technical outcomes.

If an ETC indicates a potential overrun against budgeted resources for a fixed price contract or a product order, management first seeks to evaluate lower cost solutions to achieve requirements of the fixed price contract or product order, and if such solutions do not appear practicable, makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither re-planning within budgets nor renegotiation appear probable, an accrual for contract overrun is recorded based on the most recent ETC of the particular program or product order.

Revenues. Thermal derives revenues from product sales and contract research and development. Revenues for contract research and development for Fiscal 2011 and Fiscal 2010 were not significant.

Revenues derived from product sales in Fiscal 2011 and Fiscal 2010 were primarily the result of shipments of sales of Thermal’s miniaturized infrared imaging cores. Production orders for Thermal’s products are generally priced in accordance with established price lists. Revenues are recorded when products are shipped, provided that the following conditions are met:

•	There are no unfulfilled contingencies associated with the sale;

•	Thermal has a sales contract or purchase order with the customer; and

•	Thermal is reasonably assured that the sales price can be collected.

The absence of any of these conditions, including the lack of shipment, would cause revenue recognition to be deferred. Terms are Freight on Board (“FOB”) shipping point.

Thermal provides a one-year warranty on sales of clip-on thermal imaging core products, and thus records reserves for returns under warranty for such products. Thermal does not offer contractual price protection on any of its products. Accordingly, Thermal does not presently maintain any reserves for returns for post-shipment price adjustments.

Thermal does not utilize distributors for the sale of its products nor does it enter into revenue transactions in which the customer has the right to return product. Accordingly, no provisions are made for sales returns or adjustments in the recognition of revenue.

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Thermal research and development contracts are usually cost reimbursement plus fixed fee, fixed price level of effort or occasionally firm fixed price. Thermal’s cost reimbursement plus fixed fee research and development contracts require Thermal’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized. Thermal’s fixed price level of effort research and development contracts require Thermal to deliver a specified number of labor hours in the performance of a statement of work. Thermal’s firm fixed price research and development contracts require Thermal to deliver specified items of work independent of resources utilized to achieve the required deliverables. Revenues for all types of research and development contracts are recognized as costs are incurred and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Costs and estimated earnings in excess of billings under U.S. Government research and development contracts are accounted for as unbilled revenues on uncompleted contracts, stated at estimated realizable value and are expected to be realized in cash within one year. Billings in excess of costs and estimated earnings under U.S. Government research and development contracts are accounted for as advanced billings on uncompleted contracts.

U.S. Government research and development contract costs, including indirect costs, are subject to audit and adjustment from time to time by negotiations between Thermal and U.S. Government representatives. The U.S. Government has not yet scheduled audit of Thermal’s indirect contract costs for Fiscal 2010 and Fiscal 2011. Research and development contract revenues have been recorded in amounts that are expected to be realized upon final determination of allowable direct and indirect costs for the affected contracts.

Accounts Receivable. Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Thermal’s allowance for doubtful accounts is management’s best estimate of losses resulting from the inability of the Company’s customers to make their required payments. Thermal maintains an allowance for doubtful accounts based on a variety of factors, including historical experience, length of time receivables are past due, current economic trends and changes in customer payment behavior. Also, Thermal records specific provisions for individual accounts when management becomes aware of a customer’s inability to meet its financial obligations to Thermal, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to a customer change, Thermal’s estimates of the recoverability of the receivables would be further adjusted, either upward or downward. No allowance for doubtful accounts was deemed necessary at October 2, 2011 and October 3, 2010, respectively.

Research and Development Costs. A portion of Thermal’s operations is comprised of customer-funded research and prototype development or related activities that are recorded as cost of contract revenues. Thermal also incurs costs for internal research and development of new concepts in products. Such non-customer sponsored research and development costs are charged to research and development expense as incurred.

Inventory. Product inventory is valued at the lower of cost or market. Cost of Thermal’s product inventory includes direct material and labor costs, as well as manufacturing overhead costs allocated based on direct labor dollars. Inventory cost is determined using the average cost method. Inventories are reviewed quarterly to determine salability and obsolescence. A reserve is established for slow moving and obsolete product inventory items.

Property and Equipment. Thermal capitalizes costs of additions to property and equipment, together with major renewals and betterments. Thermal takes several years to complete some in-house projects, which are

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classified as construction in progress and are not subject to depreciation until placed into service. Thermal capitalizes overhead costs for all in-house capital projects. Maintenance, repairs, and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation for such assets are removed from the accounts and any resulting gain or loss is recognized. Depreciation of property and equipment is provided over the estimated useful lives of the assets, primarily using the straight-line method. The useful lives of such assets are typically three to five years.

Accounting for Stock-Based Compensation. The Company accounts for stock-based compensation under Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation, which requires the fair value of all option grants or stock issuances made to employees or directors on or after the beginning of fiscal 2006, as well as a portion of the fair value of each option and stock grant made to employees or directors prior to that date which represents the nonvested portion of these share-based awards as of such implementation date, to be recognized as an expense. These amounts are expensed over the respective vesting periods of each award using the straight-line attribution method. The Company calculates stock option-based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model.

The Company has historically issued stock options and vested and nonvested stock grants to employees and outside directors whose only condition for vesting has been continued employment or service during the related vesting or restriction period. Typically, the vesting period for such stock option grants has been four years for non-officer employee awards, and either two-year or immediate vesting for officers and directors, although options have sometimes been granted with other vesting periods. In some fiscal years, the Company has also issued nonvested stock grants to new employees and outside directors, typically with vesting periods of three years.

During Fiscal 2011 and Fiscal 2010, the Company granted employees of the Thermal division options to purchase an aggregate of 2,407,500 and 2,100,000 shares of the Company’s common stock, respectively. The following assumptions were used for the valuation of the grants in Fiscal 2011 and Fiscal 2010.

	Fiscal 2011	Fiscal 2010
Risk free interest rate	1.89% – 2.91%	0.44%
Expected life	5.3 – 7.0 years	4.0 years
Expected volatility	70.6% – 74.8%	97.0%
Expected dividend yield	None	None

Expected life of options granted is computed using the mid-point between the vesting period and contractual life of the options granted (the “simplified method”). Expected volatilities are based on the historical volatility of the Company’s stock price and other factors.

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows. There are no tax benefits resulting from the exercise of stock options for Fiscal 2011 and Fiscal 2010.

Thermal recognizes compensation expense on a straight-line basis over the vesting period of the option after consideration of the estimated forfeiture rate, which was 7% during Fiscal 2011 and Fiscal 2010. At October 2, 2011 the total compensation costs related to nonvested option awards not yet recognized was $94,479 and the weighted-average remaining vesting period of nonvested options at October 2, 2011 was 1.5 years. Such amounts do not include the cost of new options that may be granted in future periods or any changes in the Company’s forfeiture rate.

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Tangible Long-Lived Assets. Thermal frequently monitors events or changes in circumstances that could indicate that the carrying amount of tangible long-lived assets to be held and used may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a tangible long-lived asset, the amount of impairment loss is the excess of net book value of the asset over its fair value. Tangible long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At October 2, 2011, management believed no indications of impairment existed.

Income Taxes. The Company provides for income taxes using the separate return method under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. To the extent net deferred tax assets are not realizable on a more likely than not basis, a valuation allowance is provided against such net deferred tax assets. An individual tax position has to meet for some or all of the benefits of that position to be recognized in Thermal’s financial statements. (See Note 5).

General and Administrative Expenses. Generally and administrative represents the salary and related benefits for one employee who provides services specifically identified to the Thermal Imaging Division and costs for the bidding of contracts specifically identified to the Thermal Imaging Business. The Company has not allocated any salaries or benefits of corporate executives, rent for corporate office, the costs of the investor relations department, the costs of the corporate accounting department or the cost of the information technology department to the Thermal Imaging Division as these costs are driven exclusively by corporate-level activities.

Cash and Cash Equivalents. For purposes of the unaudited Financial Statements, Thermal considers all demand deposits and certificates of deposit with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments. Financial instruments include cash and cash equivalents, accounts receivable and payable and other current liabilities. The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and payable and other current liabilities approximate fair value due to the short-term nature of these items.

Concentration of Credit Risk. Most of Thermal’s accounts receivable are derived from sales to U.S. Government agencies or U.S. Government prime contractors. Thermal does not believe that this concentration increases credit risks because of the financial strength of the payees. At times, Thermal has cash deposits at U.S. banks and financial institutions, which exceed federally insured limits. Thermal is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, Thermal does not anticipate such loss.

Subsequent Events. Management has evaluated events subsequent to October 2, 2011 through November 6, 2011, the date the accompanying unaudited financial statements were available for distribution for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

Note 2 – Stock Incentive Plans, Employee Retirement Plan and Deferred Compensation Plans

Stock Incentive Plans. In June 2006, the Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, nonvested stock and nonvested stock units, performance awards of cash,

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stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan in June 2006, the Company’s 2003 Stock Incentive Plan (the “2003 Plan”), 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”), 2001 Stock Option Plan (the “2001 Plan”) and 2000 Non-Qualified Stock Option Plan (the “2000 Plan”) collectively, the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants. As of October 2, 2011, options to purchase 2,500 shares of the Company’s common stock at an exercise price of $11.50 per share were outstanding and exercisable under the 2001 Plan, options to purchase 37,500 shares of the Company’s common stock were outstanding and exercisable under the 2001 Non-Qualified Option Plan, at exercise prices ranging from $8.60 to $13.50 per share, and options to purchase 237,600 shares of the Company’s common stock were outstanding and exercisable under the 2003 Plan at exercise prices ranging from $10.40 to $36.20 per share.

Pursuant to an amendment of the 2006 Plan by stockholders in March 2009, the number of shares of common stock reserved for issuance under the 2006 Plan shall automatically increase at the beginning of each subsequent fiscal year by the lesser of 1,250,000 shares or 5% of the common stock of the Company outstanding on the last day of the preceding fiscal year. As a result of that provision, the number of shares issuable under the 2006 Plan increased by 484,800 shares in Fiscal 2010 and by 1,250,000 shares in Fiscal 2011. The aggregate number of shares of common stock issuable under all stock-based awards that may be made under the 2006 Plan at October 2, 2011 is 517,100 shares. As of October 2, 2011, there were options to purchase 1,873,400 shares of the Company’s common stock outstanding under the 2006 Plan, at exercise prices ranging from $0.09 to $14.10 per share, of which options to purchase 700,600 shares were exercisable at October 2, 2011. As of October 2, 2011, 12,900 shares of nonvested stock were issued and outstanding pursuant to the 2006 Plan and 291,100 shares of vested stock were issued and outstanding pursuant to the 2006 Plan.

In December 2010, in connection entering into certain debt and equity financings (collectively referred to as the “Institutional Financing”), the Company’s Board adopted the Company’s 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) under which the Company’s eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act, may be granted non-incentive stock options. 18,500,000 shares of the Company’s common stock were reserved for issuance under the 2010 Plan, and options to purchase 18,500,000 shares of the Company’s common stock at an exercise price of $0.09 per share were issued to certain of the Company’s officers and directors in December 2010 pursuant to the 2010 Plan. No further grants may presently be made under the 2010 Plan.

In March 2011, the Company’s stockholders approved the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and reserved 46,500,000 shares of common stock of the Company for potential issuance pursuant to the 2011 Plan. The 2011 Plan is designed to promote the interests of the Company and its stockholders by serving as a comprehensive equity incentive program to attract and retain the services of individuals capable of assuring the future success of the Company and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The 2011 Plan permits grants of stock options (including both incentive and non-qualified stock options), stock-only appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards of cash, stock or property, other stock grants and other stock-based awards. As of October 2, 2011, there were options to purchase 4,507,500 shares of the Company’s common stock outstanding under the 2011 Plan granted to employees performing work exclusively for Thermal, at exercise prices ranging from $0.09 to $0.16 per share, of which options to purchase 909,200 shares were exercisable at October 2, 2011.

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NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

The exercise prices of stock options granted during the two fiscal years ended October 2, 2011 were equal to the closing price of the Company’s common stock at the date of grant. The following table summarizes stock options outstanding as of October 2, 2011 for employees performing work exclusively for Thermal as well as activity during the two-fiscal year period then ended:

	No. of Shares (1)	Weighted Average Exercise Price
Options outstanding at September 27, 2009	–	$–
Granted	135,000	0.16
Exercised	–	–
Forfeited	(7,500)	0.16

Options outstanding at October 3, 2010	127,500	0.16
Granted	4,407,500	0.124
Exercised	–	–
Expired	–	–
Forfeited	(27,500)	0.16

Options outstanding at October 2, 2011	4,507,500	$0.12

Options exercisable at
October 2, 2011	909,200	$0.12

(1)	Rounded to nearest one hundred (100).

For Fiscal 2011 and Fiscal 2010, the weighted-average grant-date fair value of options granted to employees performing work exclusively for Thermal was $0.08 and $0.08, respectively. At October 2, 2011, the aggregate intrinsic value of nonvested options outstanding and options exercisable held by employees performing work exclusively for Thermal was $10,000 and $0, respectively. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option, determined as of the date of the option exercise. The aggregate intrinsic values set forth above, which represent the total pre-tax intrinsic values, are based on the closing stock price of the Company’s common stock of $0.095 as of September 30, 2011, the last trading date prior to October 2, 2011, and assuming all of the optionees had exercised their options as of that date. At October 2, 2011, the weighted-average remaining contractual life of options outstanding and exercisable held by employees performing work exclusively for Thermal was 9.4 years and 9.4 years, respectively.

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Total stock-based compensation expense during Fiscal 2011 and Fiscal 2010 was approximately $104,000 and $5,600, respectively. However, such amounts do not include the cost of new options that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

Note 3 – Composition of Certain Financial Statement Captions

Accounts receivable and unbilled revenues on uncompleted contracts are largely derived from the Company’s contracts with various U.S. Government agencies and contractors, as shown below.

	October 2, 2011	October 3, 2010
Accounts receivable and unbilled revenues on uncompleted contracts:
U.S. Government	$–	$–
Other customers	1,399,200	207,600

	$1,399,200	$207,600

Unbilled amounts of $30,700 and $68,700 at October 2, 2011 and October 3, 2010, respectively, represent contract revenues for which billings have not been presented to customers at year-end. These amounts are billed in accordance with applicable contract terms, usually within 30 days.

	October 2, 2011	October 3, 2010
Inventory:
Work in process	$148,900	$360,800
Raw materials	931,200	601,900
Finished goods	434,600	823,500

	1,514,700	1,786,200
Less reserve for obsolete inventory	(125,000)	(125,000)

	$1,389,700	$1,661,200

The Company uses the average cost method for valuation of its product inventory.

Inventoried materials and costs relate to: work orders from customers; the Company’s generic module parts and memory stacks; and capitalized material, labor and overhead costs expected to be recovered from probable new research and development contracts. Work in process includes amounts that may be sold as products or under contracts. Such inventoried costs are stated generally at the total of the direct production costs including overhead. Inventory valuations do not include general and administrative expenses. Inventories are reviewed quarterly to determine salability and obsolescence.

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Thermal’s property and equipment at October 2, 2011 and October 3, 2010 is shown below.

	October 2, 2011	October 3, 2010
Property and equipment:
Engineering and production equipment	$4,120,600	$3,466,100
Construction in progress	—	110,800

Less accumulated depreciation and amortization	(2,808,400)	(2,633,800)

	$1,312,200	$943,100

Thermal’s accrued expenses as of October 2, 2011 and October 3, 2010 consisted of the following:

	October 2, 2011	October 3, 2010
Accrued expenses:	$37,300	242,500
Salaries and wages	105,300	93,500
Vacation	2,900	18,500
Other accrued expenses	196,100	2,200

	$341,600	$356,700

Note 4 – Debt Instruments

The Company has funded the operations of Thermal through non-interest bearing debt due on demand. Average balances due to the Parent in Fiscal 2011 and Fiscal 2010 were approximately $1,828,000 and $153,000, respectively.

In addition, during Fiscal 2011 and Fiscal 2010, there were no other financing arrangements between the Company and Thermal.

Note 5 – Income Taxes

The income tax provision is computed using the separate return method and based upon management’s review of the Company’s estimated annual income tax rate, including state taxes.

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The provision for income taxes from Thermal’s continuing operations is comprised of:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Current federal	$137,708	$–
Current state	39,377	–
Deferred federal	–	–
Deferred state	–	–

Provision for income tax expense	$177,085	$–

The provision (benefit) for income taxes from continuing operations differs from the amount computed by applying the statutory federal income tax rate to income (loss) before (provision) benefit for income taxes. The sources and tax effects of the differences are as follows:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Income tax provision (benefit) at the federal statutory rate of 34%	$313,072	$(283,254)
State income tax provision (benefit), net of federal benefit	55,248	(49,986)
Accrued expenses	5,134	121,278
Valuation allowance changes affecting the provision for income taxes	(196,359)	211,962

	$177,085	$–

The tax effect of significant temporary items comprising Thermal’s deferred taxes as of October 2, 2011 and October 3, 2010, is as follows:

	October 2, 2011	October 3, 2010
Current deferred tax assets:
Accrued liabilities not currently deductible	$136,640	$142,680
Current deferred tax liabilities:
Valuation allowance	(136,640)	(142,680)

Net current deferred tax assets (liabilities)	$–	$–

Non-current deferred tax assets:
Operating loss carryforwards	$–	$190,560
Non-current deferred tax liabilities:
Valuation allowance	–	(190,560)

Net non-current deferred tax asset (liability)	$–	$–

Because realization of the tax benefit of deferred tax assets is uncertain, Thermal has provided a valuation allowance against such assets as of October 2, 2011 and October 3, 2010.

The Income Taxes topic of Financial Accounting Standards Board (“FASB”) ASC 740 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, ASC 740 provides guidance on the derecognition,

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classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of ASC 740 became effective for the Company beginning October 1, 2007. Thermal has evaluated the application of ASC 740 for the quarter ended December 30, 2007 and subsequent periods and has concluded that under its provisions no additional accrual for taxes, penalty or interest is required. Interest and penalties related to uncertain tax positions will be reflected in income tax expense.

Note 6 – Subsequent Events

Asset Purchase Agreement

In October 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Vectronix Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business (the “Transaction”). The “Thermal Imaging Business” consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries prior to October 17, 2011.

Under the terms of the APA, (i) Purchaser has agreed to pay $10 million in cash to the Company for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Company, as described in the APA; and (ii) subject to the satisfaction of certain thresholds, Purchaser is also obligated to pay to the Company commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Purchaser or its commercial business units following the closing of this transaction. The APA also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six-month anniversary of the closing of the transaction, and the balance may be released on the first anniversary of the closing of the transaction. In addition, the APA provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a subsidiary of the Purchaser as of the Closing (which was approximately $544,750 as of October 2, 2011).

The proposed Transaction has been approved by the Company’s Board of Directors and is subject to customary conditions to closing, including regulatory approvals and the approval of the Company’s stockholders. The APA may be terminated by either party to the APA if the Closing has not occurred (through no failure on the part of such party) by January 31, 2012, or by February 7, 2012 if the special stockholders meeting has not been held by January 27, 2012. The Company has scheduled a special stockholders meeting to be held on January 19, 2012 to vote on approval of the Transaction. Certain stockholders of the Company holding in the aggregate approximately 49% of the Company’s outstanding shares of common stock, concurrently with the execution and delivery of the APA, entered into a Stockholder Voting and Support Agreement dated as of October 17, 2011 (the “Voting Agreement”), pursuant to which said stockholders agreed to vote in favor of the Transactions contemplated by the APA, subject to the terms and conditions set forth in the Voting Agreement. Accordingly, management expects that the proposed Transaction will be approved by stockholders and, if regulatory approvals are obtained, that the proposed Transaction will close as early as January 2012.

APPENDIX F

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

In October 2011, Irvine Sensors Corporation, a Delaware corporation doing business as ISC8 (the “Company”), entered into an Asset Purchase Agreement (the “APA”) with Vectronix Inc. (the “Purchaser”), pursuant to which the Purchaser agreed to acquire from the Company (the “Thermal Imaging Asset Sale”) substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business (“Thermal”). The following unaudited pro forma condensed consolidated financial statements give effect to the Thermal Imaging Asset Sale to Purchaser.

These pro forma unaudited condensed consolidated statements are derived from, and should be read in conjunction with (i) our audited consolidated financial statements for the years ended October 2, 2011 and October 3, 2010 and the notes thereto included in Appendix D to the proxy statement to which this Appendix F is attached; and (ii) our unaudited financial statements for the Thermal Imaging Business and the notes thereto included in Appendix E to this proxy statement.

To reflect the effects of the pending Transaction, an unaudited pro forma consolidated balance sheet has been prepared as of October 2, 2011 assuming that the sale of the Thermal Imaging Business had occurred as of such date. In addition, unaudited pro forma consolidated statements of operations for the 53-week period ended October 2, 2010 and the 52-week period ended October 2, 2011 have been prepared as if the Transaction had occurred on September 28, 2009. As used herein, the terms “ISC8”, “Irvine Sensors,” the “Company,” “we,” “us,” and “our” refer to Irvine Sensors Corporation and, where applicable, its consolidated subsidiaries.

The unaudited pro forma condensed consolidated financial statements furnished herein (the “Statements”):

•	include adjustments, described in the notes accompanying the Statements (the “Notes”), having a continuing impact on the consolidated company as a result of the Thermal Imaging Asset Sale;

•

have been prepared based on information currently available to the Company and preliminary allocations and estimates using assumptions that the Company’s management believes are reasonable. The final adjustments to the Company’s financial statements to report the Thermal Imaging Asset Sale will be completed if and when the Thermal Imaging Asset Sale is consummated and after the Company reviews all available data and completes its internal assessments.

•	do not purport to represent the actual results of continuing operations that would have occurred if the Thermal Imaging Asset Sale had taken place on September 28, 2009;

•	are not necessarily indicative of the results of operations that may be achieved in the future;

•

reflects in the unaudited pro forma consolidated statements of operations for the 53-week period ended October 2, 2010 the gain expected to be realized from the Thermal Imaging Asset Sale discussed in Note 3 to these Statements.

The unaudited pro forma consolidated financial information is presented for informational purposes only and is based upon estimates by our management, which are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma consolidated financial information is not intended to be indicative of actual results of operations or financial position that would have been achieved had the Transaction been completed as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

October 2, 2011

	As Reported	Less Thermal (1)		Pro Forma Adjustments(2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,734,600	$			$7,880,500	$10,615,100
Restricted cash	—				1,500,000	1,500,000
Accounts receivable, net of allowance for doubtful accounts of $13,800	1,928,500		1,365,800			562,700
Unbilled revenues on uncompleted contracts	557,200		30,700			526,500
Inventory, net	1,437,300		1,389,700			47,600
Prepaid expenses and other current assets	117,800					117,800

Total current assets	6,775,400		2,786,200		9,380,500	13,369,700
Property and equipment, net (including construction in process of $716,100)	2,550,100		1,312,200			1,237,900
Intangible assets, net	10,400					10,400
Deferred financing costs	1,052,300					1,052,300
Deposits	196,600					196,600

Total assets	$10,584,800		$4,098,400		$9,380,500	$15,866,900

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,535,600		$858,100	$		$677,500
Accrued expenses	1,416,800		341,600		(11,500)	1,063,700
Advance billings on uncompleted contracts	397,200					397,200
Deferred revenue	544,800		544,800			—
Secured promissory note, current portion	2,097,200				(2,097,200)	—
Senior subordinated secured promissory notes	4,257,600					4,257,600
Settlement agreements obligations, current portion	632,200					632,200
Capital lease obligations, current portion	13,800		17,200			(3,400)

Total current liabilities	10,895,200		1,761,700		(2,108,700)	7,024,800
Subordinated secured convertible promissory notes, net of discounts	4,991,900					4,991,900
Settlement agreement obligations, less current portion	18,700					18,700
Derivative liability	11,144,600					11,144,600
Executive Salary Continuation Plan liability	1,005,400					1,005,400
Capital lease obligations, less current portion	79,400		17,200			62,200

Total liabilities	28,135,200		1,778,900		(2,108,700)	24,247,600

Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 shares authorized;	—		—		—	—
Series B — 1,800 shares issued and outstanding(1); liquidation preference of $1,785,600
Common stock, $0.01 par value, 500,000,000 shares authorized; 113,695,800 shares issued and outstanding(1)	1,137,000					1,137,000
Common stock held by Rabbi Trust	(1,020,700)					(1,020,700)
Deferred compensation liability	1,020,700					1,020,700
Paid-in capital	171,385,300					171,385,300
Accumulated deficit	(190,397,100)		2,319,500		11,489,200	(181,227,400)

Irvine Sensors Corporation stockholders’ deficit	(17,874,800)		2,319,500		11,489,200	(8,705,100)
Noncontrolling interest	324,400					324,400

Total stockholders’ deficit	(17,550,400)		2,319,500		11,489,200	(8,380,700)

Total liabilities and stockholders’ deficit	$10,584,800		$4,098,400		$9,380,500	$15,866,900

(1)	The number of shares of preferred stock and common stock issued and outstanding have been rounded to the nearest one hundred (100).

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

52-WEEK WEEK PERIOD ENDED OCTOBER 2, 2011

	As Reported	Less Thermal(a)	Pro Forma Adjustments	Pro Forma
Total revenues	$14,095,000	$8,916,700	—	$5,178,300
Costs and expenses
Cost of revenues	12,078,700	7,307,000		4,771,700
General and administrative expense	8,101,800	181,200	(7,900)	7,912,700
Research and development expense	3,679,300	507,700		3,171,600

Total costs and expenses	23,859,800	7,995,900	(7,900)	15,856,000

Income (loss) from operations	(9,764,800)	920,800	7,900	(10,677,700)
Interest expense	(7,544,700)		240,200	(7,304,500)
Change in fair value of derivative instruments	1,512,700			1,512,700
Other expense	(3,400)			(3,400)

Income (loss) from operations before benefit for income taxes	(15,800,200)	920,800	248,100	(16,472,900)
Benefit for income taxes	37,400			37,400

Net income (loss)	(15,762,800)	920,800	248,100	(16,435,500)
Less net income (loss) attributable to non-controlling interests in subsidiary	—	—	—	—

Net income (loss) attributable to Irvine Sensors Corporation	$(15,762,800)	$920,800	$248,100	$(16,435,500)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.17)			$(0.18)

Basic and diluted weighted average number of common shares outstanding	90,728,100			90,728,100

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

53-WEEK WEEK PERIOD ENDED OCTOBER 3, 2010

	As Reported	Less Thermal(a)	Pro Forma Adjustments	Pro Forma
Total revenues	$11,716,800	$3,305,200	—	$8,411,600
Costs and expenses
Cost of revenues	9,809,900	3,414,400		6,395,500
General and administrative expense	6,589,900	213,200	(329,000)	6,047,700
Research and development expense	2,639,000	510,700		2,128,300

Total costs and expenses	19,038,800	4,138,300	(329,000)	14,571,500
Gain on sale or disposal of assets	12,600			12,600

Loss from operations	(7,309,400)	(833,100)	329,000	(6,147,300)
Interest expense	(1,692,600)		118,500	(1,574,100)
Provision for litigation judgment	(20,200)			(20,200)
Litigation settlement expense	(2,270,200)			(2,270,200)
Change in fair value of derivative instruments	95,500			95,500
Other income	48,900			48,900

Loss from continuing operations before provision for income taxes and non-controlling interests	(11,148,500)	(833,100)	447,500	(9,867,900)
Provision for income taxes	(7,300)			(7,300)

Loss from continuing operations before non-controlling interests	(11,155,800)			(9,875,200)
Less net loss attributable to non-controlling interests in subsidiary	—	—	—	—
Net loss from continuing operations attributable to Irvine Sensors Corporation	(11,155,800)	(833,100)	447,500	(9,875,200)

Discontinued operations
Gain on sale of Thermal Imaging Business			9,500,000	9,500,000)

Net loss attributable to Irvine Sensors Corporation	$(11,155,800)	$(833,100)	$9,947,500	$(375,200)

Basic and diluted net loss attributable to Irvine Sensors Corporation per common share	$(0.70)			$(0.00)

Basic and diluted weighted average number of common shares outstanding	18,116,700			18,116,700

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying Statements are:

•

based on the Company’s audited consolidated balance sheets as of October 2, 2011 and October 3, 2010 and the Company’s audited consolidated statements of operations for the 52-week period ended October 2, 2011 and the 53-week period ended October 3, 2010;

•	adjusted to give effect to the Thermal Imaging Asset Sale, described in Note 2 below;

•	using the pro forma adjustments identified in Note 3 below.

The unaudited pro forma consolidated balance sheet assumes that the sale of the Thermal Imaging Business (see Note 2) had occurred as of October 2, 2011, and the unaudited pro forma consolidated statements of operations assume the Thermal Imaging Asset Sale had occurred on September 28, 2009. These unaudited pro forma results of continuing operations are not necessarily indicative of results that would have occurred had the disposition actually occurred on September 28, 2009 or the results that may be attained in the future.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The information contained in these unaudited pro forma consolidated financial statements and notes should be read in conjunction with our consolidated financial statements and related notes included in our Annual Reports on Form 10-K for the fiscal years ended October 3, 2010 and October 2, 2011.

2. Thermal Imaging Asset Sale

In October 2011, the Company entered into the APA with Purchaser, pursuant to which the Purchaser agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Company’s Thermal Imaging Business. The “Thermal Imaging Business” (“Thermal”) consists of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Company and its subsidiaries prior to October 17, 2011, as specified in the APA.

Under the terms of the APA, (i) Purchaser has agreed to pay $10 million in cash to the Company for the purchased assets, subject to certain adjustments, and to assume certain liabilities of the Company, as described in the APA; and (ii) subject to the satisfaction of certain thresholds, Purchaser is also obligated to pay to the Company commissions on a semi-annual basis over the five year period for core engines and certain existing products sold by Purchaser or its commercial business units following the closing of this transaction. The APA also provides that $1.5 million of the upfront cash purchase price will be paid into escrow. Up to $300,000 of this amount may be released on the six-month anniversary of the closing of the transaction, and the balance may be released on the first anniversary of the closing of the transaction. In addition, the APA provides for the cancellation of the Company’s existing obligation to repay an outstanding advance to a subsidiary of the Purchaser as of the Closing (which was approximately $544,750 as of October 2, 2011).

If the Thermal Imaging Asset Sale is consummated, the Company will report the operating results of its Thermal Imaging Business as a discontinued operation and will reclassify its previously issued consolidated statements of operations to reflect that presentation.

IRVINE SENSORS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS — (Continued)

3. Pro Forma Adjustments

In the accompanying Statements the following unaudited pro forma adjustments have been made to the historical financial statements:

Balance Sheet

(1) To remove the assets and specified liabilities of the Thermal Imaging Business.

(2) Pro forma adjustment to cash consists of:

Net proceeds from the sale of the Thermal Imaging Division	$9,989,200(i)
Less repayment of Secured Promissory Note and related accrued interest	(2,108,700)(ii)

Total	$7,880,500

(i)	Net proceeds from the sale of the Thermal Imaging Division consists of:

Agreed upon sales price	$10,000,000
Estimated adjustments to sales price	1,989,200
Less cash in escrow	(1,500,000)
Less estimated costs of transaction	(500,000)

Total	$9,989,200

(ii)	The Company intends to use a portion of the net proceeds to repay the Secured Promissory Note and the related accrued interest immediately after the closing of the Thermal Imaging Asset Sale or other financing. The pro forma adjustment reflects the estimated aggregate balance due on the Secured Promissory Note as October 2, 2011, not the lower balance that would be due on actual repayment of the Secured Promissory Note at some later date as a result of payments made subsequent to October 2, 2011.

Statements of Operations

(a) To remove from consolidated amounts the revenues, costs and expenses of the Thermal Imaging Business.

(b) Amount consists of direct labor specifically identified with the Thermal Imaging Business plus overhead costs allocated to the Thermal Imaging Business based on direct labor dollars.

(c) Represents the salary and related benefits for one employee who provides services specifically identified to the Thermal Imaging Business and costs specifically identified to the bidding of contracts specifically identified to the Thermal Imaging Business. The Company has not allocated any salaries or benefits of corporate executives, rent for corporate office, the costs of the investor relations department, the costs of the corporate accounting department or the cost of the information technology department to the Thermal Imaging Business as these costs are driven exclusively by corporate-level activities.

(d) Assumes the Company would have repaid the Secured Promissory Note immediately upon the closing of the sale of the Thermal Imaging Division. Accordingly, these adjustments relate to legal and interest expense related to the Secured Promissory Note.

(e) As of September 28, 2009, there were no material assets or liabilities of the Thermal Imaging Business. Accordingly, the sales price of $10 million would not be adjusted and the net gain on the sale would be computed by deducting the estimated transaction costs of $500,000 from the gross proceeds.

APPENDIX G

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated December 7, 2011, with respect to the audited consolidated financial statements of Irvine Sensors Corporation for the fiscal years ended October 2, 2011 and October 3, 2010 included with this proxy statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

December 9, 2011

G-1

You can now access your Irvine Sensors Corporation account online.

Access your Irvine Sensors Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Irvine Sensors Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement and related proxy materials are available at: www.isc8.com/about-us/investors.html

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF IRVINE SENSORS CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Irvine Sensors Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 21, 2012, and hereby appoints Bill Joll and Dan Regalado, and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on January 19, 2012 at 2:00 P.M., Pacific Time, at the offices of Dorsey & Whitney LLP, located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, and at any adjournment or adjournments thereof, and to vote all shares of equity securities to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IRVINE SENSORS CORPORATION

FOLD AND DETACH HERE

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.	Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN

1.  To approve the sale of substantially all of the assets used or held for use in connection with, necessary for or relating to our Thermal Imaging Business pursuant to that certain Asset Purchase Agreement dated October 17, 2011 with Vectronix Inc.;

	☐	☐	☐

2. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock to 800,000,000	☐	☐	☐

3. To approve an amendment to our Certificate of Incorporation to change our name from “Irvine Sensors Corporation” to “ISC8 Inc.”	☐	☐	☐

4. To transact such other business as may properly come before the Special Meeting of Stockholders or any adjournment(s) or postponement(s) thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon and return promptly in the enclosed envelope. Joint owners should each sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date